Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260839

Prospectus Supplement No. 5

(to Prospectus dated May 12, 2023)

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities Exchange Commission on November 7, 2023 (except for the portions of such Current Report on Form 8-K that were furnished pursuant to Items 2.02 and 7.01 thereof, including Exhibits 99.1 and 99.2 thereto), which is set forth below.

This prospectus supplement is incomplete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Keep this prospectus supplement with the Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SEAT.” On November 6, 2023, the closing sale price of our Class A common stock was $6.25 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On November 6, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.04 per warrant.

Investing in our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in the amendments and supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 03, 2023

Vivid Seats Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40926	86-3355184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 E. Washington Street Suite 900
Chicago, Illinois		60602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 291-9966

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth under Item 2.01 of this report is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets

Agreement and Plan of Merger

On November 3, 2023, Vivid Seats Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VDC Holdco, LLC, a Delaware limited liability company (“VDC”), Viva Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub I”), Viva Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), the Unitholders named therein (the “Unitholders”) and the Unitholders’ Representative named therein. The Merger Agreement provides for the Company’s acquisition of VDC (the indirect parent company of Vegas.com, LLC) through a two-step merger, consisting of (i) Merger Sub I merging with and into VDC, with VDC continuing as the surviving company and becoming a wholly owned subsidiary of the Company, and (ii) VDC subsequently merging with and into Merger Sub II, with Merger Sub II continuing as the surviving company and as a wholly owned subsidiary of the Company (collectively, the “Acquisition”).

Also on November 3, 2023, upon the satisfaction or waiver of all the conditions set forth in the Merger Agreement, the Company completed the Acquisition.

The aggregate consideration paid by the Company pursuant to the Merger Agreement was approximately $243.8 million, which is subject to customary closing adjustments, comprised of approximately $153.6 million in cash and approximately 15.6 million shares of the Company’s Class A common stock (the “Class A Shares”) (calculated based on a price per Class A Share of $5.80, representing the average daily volume weighted price per Class A Share for each of the five consecutive trading days ending on November 2, 2023). The Company financed the cash portion of the consideration with cash on hand. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the Acquisition expired at 11:59 p.m. ET on October 18, 2023.

The Merger Agreement contains representations and warranties that the parties made to each other as of the date thereof (or other dates specified therein). The assertions in the representations and warranties were made for purposes of the contract among the parties, were solely for the benefit of the parties, are subject to important qualifications and limitations agreed upon by the parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing matters as facts) and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors and documents filed with the Securities and Exchange Commission (the “SEC”). The terms of the Merger Agreement may be also subject to waiver or modification. Investors should not rely on the representations and warranties, or any description thereof, as characterizations of the actual state of facts or condition of any party or matter.

Registration Rights and Lockup Agreement

In connection with the Merger Agreement, on November 3, 2023, the Company entered into a Registration Rights and Lockup Agreement (the “Registration Rights and Lockup Agreement”) with the Unitholders, pursuant to which 50% of the Class A Shares issued by the Company pursuant to the Merger Agreement (the “Locked Shares”) are subject to contractual restrictions on transfer. The Locked Shares will be released from such restrictions on November 3, 2024. The remaining 50% of the Class A Shares issued by the Company pursuant to the Merger Agreement (the “Unlocked Shares”) are not subject to contractual restrictions on transfer. Pursuant to the Registration Rights and Lockup Agreement, the Company agreed to file (i) a resale registration statement with respect to the Unlocked Shares within 30 days of completing the Acquisition, and to use reasonable best efforts to cause such registration statement to become effective as soon as practicable after filing, and (ii) such additional registration statements as may requested if any of the

Locked Shares cannot be sold without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), at the end of the lockup period.

The foregoing descriptions of the Merger Agreement and the Registration Rights and Lockup Agreement are summaries, are not complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 2.1 and 10.1 hereto, respectively, and are incorporated by reference herein.

Item 2.02. Results of Operations and Financial Condition

The information set forth under this Item 2.02, including Exhibit 99.1 hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 7, 2023, the Company issued a press release providing financial results for the third quarter ended September 30, 2023.

The press release, a copy of which is attached as Exhibit 99.1 hereto, includes "safe harbor" language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained in the press release are "forward-looking" rather than historic. The press release also states that these and other risks relating to the Company are set forth in the documents filed by the Company with the SEC.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth under Item 2.01 of this report is incorporated by reference into this Item 3.02. The 15,553,258 Class A Shares issued by the Company pursuant to the Merger Agreement were issued in a private transaction to a limited number of accredited investors in reliance on the exemption provided by Section 4(a)(2) and/or Rule 506 under the Securities Act.

Item 7.01. Regulation FD Disclosure

The information set forth under this Item 7.01, including Exhibit 99.2 hereto, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 7, 2023, the Company issued a press release relating to the Acquisition. The press release, a copy of which is attached as Exhibit 99.2 hereto, includes "safe harbor" language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained in the press release are "forward-looking" rather than historic. The press release also states that these and other risks relating to the Company are set forth in the documents filed by the Company with the SEC.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses or funds acquired

The financial statements required to be filed under this Item 9.01(a) will be filed by an amendment to this report no later than 71 days after the date on which this report is required to be filed.

(b) Pro forma financial information

The pro forma financial information required to be filed under this Item 9.01(b) will be filed by an amendment to this report no later than 71 days after the date on which this report is required to be filed.

(d) Exhibits

Exhibit No.	Description
2.1*

Agreement and Plan of Merger, dated November 3, 2023, among Vivid Seats Inc., Viva Merger Sub I, LLC, Viva Merger Sub II, LLC, VDC Holdco, LLC, the Unitholders named therein and the Unitholders’ Representative named therein

10.1	Registration Rights and Lockup Agreement, dated November 3, 2023, among Vivid Seats Inc. and the Holders named therein
99.1	Press release issued by Vivid Seats Inc., dated November 7, 2023
99.2	Press release issued by Vivid Seats Inc., dated November 7, 2023

*Certain exhibits and schedules have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company will provide a copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivid Seats Inc.

Date:	November 7, 2023	By:	/s/ Lawrence Fey
Lawrence Fey Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER by and among
Vivid Seats Inc., a Delaware corporation,
Viva Merger Sub I, LLC, a Delaware limited liability company, Viva Merger Sub II, LLC, a Delaware limited liability company,
Vdc Holdco, LLC, a Delaware limited liability company,
Michael Reichartz, Adam White, TZP Capital Partners III-A (Blocker), L.P. and TZP Capital Partners III, L.P., as the Unitholders, and Michael Reichartz, as the Unitholders’ Representative
Dated as of November 3, 2023

table of contents

Page

Article I The Acquisition		2
1.1	The Mergers	2
1.2	Closing Deliveries; Pre-Closing Payments	3
1.3	Effect on Company Units and the Limited Liability Company Membership Interests of Merger Subs	7
1.4	Payment and Exchange Procedures	8
1.5	No Further Ownership Rights in Company Units	9
1.6	Merger Consideration Adjustment	9
1.7	Tax Consequences	12
1.8	Withholding Rights	12
1.9	Taking of Necessary Action; Further Action	13
Article II Representations and Warranties of the Company		13
2.1	Organization, Power and Authority	13
2.2	Authorization	14
2.3	No Breach	14
2.4	Capitalization	14
2.5	Subsidiaries; Investments	16
2.6	Financial Statements	16
2.7	Absence of Certain Developments	18
2.8	Assets	21
2.9	Tax Matters	21
2.10	Contracts and Commitments	26
2.11	Intellectual Property	28
2.12	Privacy; IT Systems and Cyber Security	30
2.13	Litigation	32
2.14	Brokerage	32
2.15	Insurance	32
2.16	Labor Matters	33
2.17	Employee Benefits	34
2.18	Compliance with Law; Permits; Prohibited Payments	36
2.19	Affiliate Transactions	38
2.20	Material Sources	38
2.21	Real Property	38

i

2.22	Environmental	39
2.23	Books and Records	39
2.24	Suite License	40
Article III Representations and Warranties of The Unitholders		40
3.1	Authority; Organization	40
3.2	Consents and Approvals; No Violations	40
3.3	Title to the Company Units; Ownership of the Company	41
3.4	Litigation	41
3.5	Brokerage	41
3.6	Accredited Investor; Unitholder Sophistication	41
3.7	Ownership of Capital Stock	41
3.8	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	42
3.9	Acknowledgment by Unitholder	42
Article IV Representations and Warranties of Acquirer and Merger Subs		42
4.1	Organization	43
4.2	Authority	43
4.3	Capitalization	43
4.4	No Vote Required	43
4.5	Consents and Approvals; No Violations	43
4.6	Brokers	44
4.7	Solvency	44
4.8	Acquisition of Equity for Investment	44
4.9	Issuance of Shares	44
4.10	SEC Reports	44
4.11	Litigation	45
4.12	Merger Subs	46
4.13	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	46
4.14	Acknowledgment and Representations by Acquirer	46
Article V Covenants		47
5.1	Conduct of the Business of the Group Companies	47
5.2	Access to Information	48
5.3	Efforts To Consummate	49
5.4	Exclusive Dealing	49
5.5	Expenses	49

5.6	Intentionally Omitted	50
5.7	Indemnification; Directors’ and Officers’ Insurance	50
5.8	Documents and Information	51
5.9	Employee Benefits Matters	51
5.10	No Public Disclosure	52
5.11	Tax Matters	52
5.12	R&W Insurance Policy	54
5.13	Unitholder Release and Waiver; Termination of Existing Agreements	55
5.14	Unitholder Confidentiality and Restrictive Covenants	57
5.15	Contact with Customers, Suppliers and Other Business Relations	60
5.16	Financial Reporting	60
5.17	Notice of Certain Events	60
5.18	Obligations of Merger Subs	61
5.19	Stock Exchange Listing	61
5.20	No Acquirer Shareholder Approval	61
Article VI CONDITIONS TO CLOSING		61
6.1	Conditions to the Obligations of the Parties	61
6.2	Other Conditions to the Obligations of Acquirer	61
6.3	Other Conditions to the Obligations of the Company and the Unitholders	62
Article VII TERMINATION		62
7.1	Termination	62
7.2	Notice of Termination	63
7.3	Effect of Termination	63
Article VIII Indemnification		63
8.1	Indemnification	63
8.2	Indemnifiable Damage Threshold; Other Limitations	65
8.3	Period for Claims	67
8.4	Claims	67
8.5	Resolution of Objections to Claims; Payment of Claims	68
8.6	Third-Party Claims	69
8.7	Treatment of Indemnification Payments	69
Article IX Unitholders’ Representative		69
9.1	Unitholders’ Representative	69
Article X General Provisions		72

10.1	Survival of Representations, Warranties and Covenants	72
10.2	Entire Agreement	73
10.3	Assignment	73
10.4	Notices	73
10.5	Governing Law	75
10.6	Construction; Interpretation	75
10.7	Exhibits and Schedules	76
10.8	Time of the Essence; Computation of Time	76
10.9	Parties in Interest	76
10.10	Severability	76
10.11	Amendment	77
10.12	Waiver	77
10.13	Counterparts; Electronic Signatures	77
10.14	WAIVER OF JURY TRIAL	77
10.15	Jurisdiction and Venue; Consent to Service of Process	78
10.16	Remedies Cumulative; Specific Performance	78
10.17	Waivers	78
10.18	Limitation on Damages	79
10.19	Non-Recourse	79

Appendices
Appendix I Definitions
Exhibits

Exhibit A - Form of First Certificate of Merger

Exhibit B - Form of Second Certificate of Merger

Exhibit C - Form of Employment Agreement

Exhibit D - Form of Escrow Agreement

Exhibit E - Form of Registration Rights and Lock-up Agreement

Exhibit F - R&W Insurance Policy

Schedules
Schedule 1.2(a)(iv) Consents Schedule 1.2(a)(v) Affiliate Agreements Schedule 1.6(g) Accounting Principles Schedule 8.1(a)(vii) Special Indemnity Items

v

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 3, 2023 (the “Agreement Date”), by and among Vivid Seats Inc., a Delaware corporation (“Acquirer”), Viva Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquirer (“Merger Sub I”), Viva Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquirer (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), VDC Holdco, LLC, a Delaware limited liability company (the “Company”), Michael Reichartz (“Reichartz”), Adam White (“White”), TZP Capital Partners III-A (Blocker), L.P., a Delaware limited partnership (“Blocker”), and TZP Capital Partners III, L.P., a Delaware limited partnership (“TZP Fund”, and together with Blocker, “TZP”, and together with Blocker, Reichartz and White each, a “Unitholder” and collectively, the “Unitholders”), and Reichartz, in his capacity as the appointed representative of the Unitholders (the “Unitholders’ Representative”). Certain other terms used herein are defined in Appendix I.

Recitals

A.
Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), Acquirer, the Merger Subs and the Company intend that: (1) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving entity in the First Merger and a wholly owned subsidiary of Acquirer; and (2) immediately thereafter, the Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger and a wholly owned subsidiary of Acquirer.
B.
The Board of the Company (the “Board”), in its capacity as manager of the Company pursuant to the DLLCA, has carefully considered the terms of this Agreement and, by execution of unanimous written consent (the “Board Written Consent”): (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the First Merger (collectively, the “Transactions”), upon the terms set forth herein, advisable, fair to and in the best interests of the Company and the Unitholders; (2) approved this Agreement in accordance with applicable Law; and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Unitholders for consideration and recommending that all of the Unitholders adopt this Agreement and approve the Transactions, including the First Merger.
C.
The Unitholders collectively own beneficially and of record all of the issued and outstanding membership interests of the Company (collectively, the “Company Units”).
D.
The Unitholders have executed a written consent adopting this Agreement and approving the Transactions, including the First Merger, in accordance with the DLLCA and the Company LLC Agreement (the “Unitholder Written Consent”).
E.
The board of directors of Acquirer has approved this Agreement and the Transactions, including the Mergers and the issuance of shares of Acquirer Common Stock in connection therewith, upon the terms set forth herein.
F.
Acquirer, as the sole member of each of Merger Sub I and Merger Sub II, has approved this Agreement and the Mergers upon the terms set forth herein.

G.
Prior to the Closing Date, VDC-MGG Holdings, LLC shall file an IRS Form 8832 to be classified as an entity disregarded as separate from Company for U.S. federal, state and local Tax purposes with effect prior to the Closing Date (the “Disregarded Entity Election”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Article I

The Acquisition
1.1
The Mergers.
(a)
First Merger and Second Merger. Upon the terms set forth herein, at the Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will continue as the surviving entity in the First Merger (sometimes referred to herein as the “First Step Surviving Company”) and as a wholly owned subsidiary of Acquirer. Upon the terms set forth herein, at the Second Effective Time, the First Step Surviving Company shall be merged with and into Merger Sub II, and the separate existence of the First Step Surviving Company shall cease. Merger Sub II will continue as the surviving entity in the Second Merger (sometimes referred to herein as the “Final Surviving Entity”).
(b)
Effects of the Mergers. The Mergers shall have the effects set forth herein and in the applicable provisions of the DLLCA.
(c)
Closing. Upon the terms set forth herein, the consummation of the Transactions (the “Closing”) shall take place on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article VI (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing), by the exchange of signatures by electronic transmission, unless another time, date or place is agreed to in writing by Acquirer and the Unitholders’ Representative. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.” Unless otherwise expressly provided in this Agreement, for accounting and computational purposes, the Closing will be deemed to have occurred at 12:01 a.m. (Central Time) on the Closing Date.
(d)
Effective Time and Second Effective Time. A certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit A (the “First Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the First Certificate of Merger (the “Effective Time”). Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, a certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit B (the “Second Certificate of Merger”), shall be duly executed by Merger Sub II and delivered to the Secretary of State of the State of Delaware for filing. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer specifies in the Second Certificate of Merger (the “Second Effective Time”).
(e)
Organizational Documents; Directors and Officers.
(i)
Unless otherwise determined by Acquirer and the Company prior to the Effective Time, at the Effective Time:

(1)
the certificate of formation of the Company, as in effect immediately prior to the Effective Time, will remain unchanged and will be the certificate of formation of the First Step Surviving Company, until thereafter amended as provided by the DLLCA;
(2)
the limited liability company agreement of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated substantially in the form of the limited liability company agreement of Merger Sub I and shall be the limited liability company agreement of the First Step Surviving Company, until thereafter amended as provided by the DLLCA, the certificate of formation of the First Step Surviving Company and such limited liability company agreement; and
(3)
the officers of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the First Step Surviving Company until their respective successors are duly appointed.
(ii)
Unless otherwise determined by Acquirer and the Company prior to the Second Effective Time, at the Second Effective Time:
(1)
the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, will remain unchanged and will be the certificate of formation of the Final Surviving Entity, until thereafter amended as provided by the DLLCA;
(2)
the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, will remain unchanged and will be the limited liability company agreement of the Final Surviving Entity, until thereafter amended as provided by the DLLCA, the certificate of formation of the Final Surviving Entity and such limited liability company agreement; and
(3)
the officers of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Entity until their respective successors are duly appointed.
1.2
Closing Deliveries; Pre-Closing Payments.
(a)
Company and Unitholder Deliveries. At or prior to the Closing, the Company and the Unitholders shall deliver, or cause to be delivered, to Acquirer:
(i)
a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying: (A) the certificate of formation of the Company in effect as of the Closing; (B) the Company LLC Agreement as in effect as of the Closing; and (C) the Board Written Consent;
(ii)
the duly executed Unitholder Written Consent (which shall not have been amended, supplemented or modified since the Agreement Date) and a certificate dated as of the Closing Date and executed by the Unitholders certifying the Unitholder Written Consent;
(iii)
(1) a properly completed and duly executed IRS Form W-9 from each Unitholder dated within one (1) week prior to the Closing Date and (2) from each Person entitled to any Transaction Expenses, duly executed IRS Form(s) W-9 (and any attachments thereto) and/or W-8, as applicable, and each dated within one (1) week prior to the Closing Date, and written acknowledgments pursuant to which such Person acknowledges: (A) the total amount of

Transaction Expenses that has been incurred and remains payable to such Person (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated); and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company, the First Step Surviving Company, the Final Surviving Entity and/or any of their respective Affiliates;
(iv)
the consents, waivers and approvals, effective as of the Closing, under each Contract listed or described on Schedule 1.2(a)(iv) hereto;
(v)
termination agreements in form and substance reasonably acceptable to Acquirer, pursuant to which the Contracts identified on Schedule 1.2(a)(v) hereto will be terminated in all respects and any amounts owed thereunder will satisfied in full and released, in each case, duly executed by the parties to such Contracts;
(vi)
copies of the executed Board consent, waivers, and member consent related to the shareholder approval process under Section 280G of the Code;
(vii)
employment agreements, substantially in the form attached hereto as Exhibit C, effective as of the Closing, executed by each of Reichartz and White;
(viii)
the Escrow Agreement, duly executed by the Escrow Agent and the Unitholders’ Representative;
(ix)
the Registration Rights and the Lock-up Agreement, substantially in the form attached hereto as Exhibit E, duly executed by each Unitholder;
(x)
a resignation letter executed by each director and executive officer of the Company in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Effective Time;
(xi)
a certificate from the Secretary of State of the State of Delaware, dated within three (3) Business Days prior to the Closing Date, certifying that the Company is in good standing;
(xii)
the Spreadsheet completed to include all of the information specified in Section 2.4(c) and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete (the “Spreadsheet Certificate”);
(xiii)
the First Certificate of Merger, executed by the Company;
(xiv)
evidence that the D&O Tail Policy has been issued and is in full force and effect;
(xv)
a copy of the properly completed and duly executed Disregarded Entity Election form and evidence of the mailing of the same to the IRS prior to the Closing Date;
(xvi)
payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Closing Indebtedness (other than with respect to the BoA Agreement) (the “Pay-Off Letters”), which Pay-Off Letters provide for the release of all Liens relating to such Closing Indebtedness following satisfaction of the terms contained in such Pay-Off Letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Closing Indebtedness), and duly executed IRS Form(s) W-9 (and any attachments thereto) and/or W-8, as applicable, from each lender of such Closing Indebtedness (provided that the Pay-Off Letter with respect to the Credit Facilities shall provide for the cash collateralization of the standby letters of credit issued by First-Citizens Bank & Trust Company (successor by merger to CIT Bank, N.A.), which standby letters of credit shall remain in place following the Closing);
(xvii)
UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquirer that all Liens on the assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing; and
(xviii)
all minute books and equity record books of the Company, if not already located on the premises of the Company.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(a) shall not be deemed to be an agreement by Acquirer or the Merger Subs that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or the Merger Subs’ remedies hereunder if any of such agreements, instruments, certificates or documents are not true, correct or complete.

(b)
Acquirer Closing Payments and Deliveries.
(i)
At the Closing, Acquirer shall make, or cause to be made, the following payments (or, in the case of Section 1.2(b)(i)(2) and Section 1.2(b)(i)(6), shall make, or cause to be made, delivery of):
(1)
payment of the Closing Per Unit Cash Consideration to each Unitholder who is eligible to receive the Merger Consideration in accordance with Section 1.3(a), by wire transfer of immediately available funds to the accounts set forth in the Spreadsheet Certificate;
(2)
delivery of the shares of Acquirer Common Stock to be issued as Closing Per Unit Stock Consideration to each Unitholder who is eligible to receive the Merger Consideration in accordance with Section 1.3(a), by irrevocable instruction to Acquirer’s transfer agent to issue such shares in book-entry format on its records;
(3)
subject to Section 1.2(c), repayment, on behalf of the Company, of any remaining Closing Indebtedness (other than with respect to the BoA Agreement) outstanding as of the Closing to the holders of such Closing Indebtedness pursuant to, and in accordance with, the Pay-Off Letters received with respect thereto to the extent included in the calculation of the Estimated Merger Consideration, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;
(4)
payment, on behalf of the Company, of the Transaction Expenses that are incurred but unpaid as of the Closing to the extent included in the calculation of the Estimated Merger Consideration and for which duly executed IRS Form(s) W-9 (and any attachments thereto) and/or W-8, as applicable, and written acknowledgments as set forth in Section 1.2(a)(iii) have been delivered by the Company, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;
(5)
payment, on behalf of the Company, of the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;
(6)
payment, on behalf of the Unitholders, of the Unitholders’ Representative Expense Fund, by wire transfer of immediately available funds to the account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing;
(ii)
At or prior to the Closing, Acquirer shall deliver, or cause to be delivered, to the Unitholders’ Representative:
(1)
the Escrow Agreement, duly executed by Acquirer;
(2)
the Registration Rights and the Lock-up Agreement, duly executed by Acquirer;
(3)
a certified copy of the: (1) resolutions of the board of directors of Acquirer approving this Agreement and the Transactions, including the Mergers and the issuance of shares of Acquirer Common Stock in connection therewith; and (2) resolutions of Acquirer, as the sole member of each of the Merger Subs, approving this Agreement and the Mergers; and
(4)
a certificate from the Secretary of State of the State of Delaware, dated within three (3) Business Days prior to the Closing Date, certifying that Acquirer and each Merger Sub is in good standing.

Receipt by the Unitholders’ Representative of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b)(ii) shall not be deemed to be an agreement by the Company or the Unitholders that the information or statements contained therein are true, correct or complete, and shall not diminish the Unitholders’ and the Unitholders’ Representative’s remedies hereunder if any of such agreements, instruments, certificates or documents are not true, correct or complete.

(c)
Pre-Closing Payments. At or prior to the Closing, the Company shall: (i) repay, or cause to be repaid, in cash by wire transfer of immediately available funds, using Cash and Cash Equivalents to the greatest extent available, the amount of Closing Indebtedness outstanding under the Credit Facilities as provided in the Pay-off Letters and the amount of unpaid Transaction Expenses; and (ii) make, or cause to be made, a cash distribution to the Unitholders, using Cash and Cash Equivalents to the greatest extent available, following the payments set forth in clause (i) of this Section 1.2(c), by wire transfer of immediately available funds (the “Pre-Closing Dividend”).
1.3
Effect on Company Units and the Limited Liability Company Membership Interests of Merger Subs.
(a)
Treatment of Company Units. Upon the terms set forth herein, at the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto or any other Person, subject to Section 1.3(d), each Company Unit held by a Unitholder immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive: (i) a number of shares of Acquirer Common Stock equal to the Closing Per Unit Stock Consideration; (ii) an amount in cash equal to the

Closing Per Unit Cash Consideration; and (iii) a proportionate share (divided equally by each Outstanding Company Unit and paid or delivered to each Unitholder based on their respective Pro Rata Share) of any shares of Acquirer Common Stock to be delivered and payments to be made to the Unitholders following the Effective Time pursuant to this Agreement, including any payments pursuant to Section 1.6 or Article VIII, in each case, subject to, and in accordance with, Section 1.4.
(b)
Cancellation of Treasury Units. Any Company Units that are owned by the Company and not issued and outstanding as of the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)
Treatment of Merger Sub I Membership Interests. At the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto or any other Person, all of the limited liability company membership interests of Merger Sub I that are issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one-hundred percent (100%) of the limited liability company membership interests of the First Step Surviving Company.
(d)
Treatment of Merger Sub II Membership Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any other Person, all of the limited liability company membership interests of the First Step Surviving Company that are issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each limited liability company membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one limited liability company membership interest of the Final Surviving Entity. Such limited liability company membership interests shall be the only membership interests of the Final Surviving Entity that are issued and outstanding immediately after the Second Effective Time.
(e)
Rights Not Transferable. The rights of the Unitholders under this Agreement as of immediately prior to the Effective Time are personal to each such Unitholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution, without action taken by or on behalf of such Unitholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(f)
Fractional Shares. The number of shares of Acquirer Common Stock into which a Unitholder’s Company Units are converted pursuant to this Article I shall be rounded up to the nearest whole share, provided that the cash proceeds of the Merger Consideration to which such Company Units are entitled pursuant to this Article I shall be proportionately reduced by the value of such additional fractional shares.
1.4
Payment and Exchange Procedures.
(a)
Payment.
(i)
On the Closing Date, upon delivery to Acquirer of a copy of this Agreement duly executed by a Unitholder and delivery of each of the other items required to be delivered by the Company and the Unitholders to Acquirer at or prior to Closing pursuant to Section 1.2(a), such Unitholder shall be entitled to receive, at the Closing, the amount of cash or number of shares of Acquirer Common Stock that such Unitholder has the right to receive pursuant to Section 1.3 in respect of the Company Units owned by such Unitholder. Any shares of Acquirer Common Stock that are, and for the time period that they remain, subject to the Lock-Up Agreement shall be available for the settlement of any obligations of the Unitholders which have been finally determined pursuant to the provisions of Section 1.6 and Article VIII, in addition to bearing the legends set forth in Section 1.4(a)(ii). The Unitholders and the Company shall reasonably cooperate with Acquirer to promptly transfer back to Acquirer and thereby forfeit any shares of Acquirer Common Stock necessary to satisfy such obligations in accordance herewith, including by delivering any documentation reasonably requested by Acquirer in connection therewith.
(ii)
The shares of Acquirer Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The book-entry entitlements representing the shares of Acquirer Common Stock to be issued pursuant to Section 1.3 shall bear the following legend (along with any other legends that may be required under applicable Law):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR A VALID EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER BY AND AMONG VIVID SEATS INC., VIVA MERGER SUB I LLC, VIVA MERGER SUB II LLC AND THE OTHER PARTIES THERETO AND THE LOCK-UP AGREEMENT BETWEEN VIVID SEATS INC. AND THE OTHER PARTIES THERETO.”

It is Acquirer’s current policy not to issue stock certificates representing shares of its capital stock, and all new issuances of capital stock are reflected on Acquirer’s books and records in book entry only, with appropriate notations reflecting the applicable legends.

(b)
Transfers of Ownership. The consideration provided for herein shall only be delivered to the Unitholders and no Unitholder may transfer the right, title and interest in and to receive the consideration hereunder to any transferee of their Company Units or any other Person.
(c)
No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.5
No Further Ownership Rights in Company Units. The portion of the Merger Consideration paid in respect of Company Units in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Units, and there shall be no further registration of transfers on the records of the First Step Surviving Company of Company Units which were outstanding immediately prior to the Effective Time.
1.6
Merger Consideration Adjustment.

(a)
Estimated Merger Consideration. No later than two (2) Business Days prior to the Closing, the Company shall deliver to Acquirer (i) a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of the amounts of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Transaction Expenses, together with a calculation of the Merger Consideration based thereon (the “Estimated Merger Consideration”). All of the calculations and amounts set forth in the Estimated Merger Consideration calculation shall be deemed to be conclusive and binding on the parties hereto absent manifest error (provided that nothing in this Section 1.6(a) shall in any way limit the rights of the parties in connection with the final determination of the Merger Consideration in accordance with this Section 1.6). The Estimated Merger Consideration and the estimates and calculations contained therein shall be prepared in accordance with Section 1.6(g).
(b)
Proposed Closing Date Calculations. As soon as practicable, but no later than ninety (90) days after the Closing Date, Acquirer shall prepare and deliver to the Unitholders’ Representative proposed calculations of the amounts of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Transaction Expenses, together with a calculation of the Merger Consideration based thereon (such calculations, the “Proposed Closing Date Calculations”). The Proposed Closing Date Calculations shall be prepared in accordance with Section 1.6(g).
(c)
Merger Consideration Disputes. If the Unitholders’ Representative does not give written notice of any dispute (a “Merger Consideration Dispute Notice”) to Acquirer within thirty (30) days after receiving the Proposed Closing Date Calculations, Acquirer and the Unitholders agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Closing Working Capital, Closing Indebtedness, Transaction Expenses, Closing Cash and Merger Consideration, in each case, for purposes of determining the Adjustment Amount, which amounts shall be conclusive and biding on the parties hereto. Prior to the end of such thirty (30)-day period, the Unitholders’ Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Acquirer, in which case the Merger Consideration will be finally determined when such notice is given. If the Unitholders’ Representative delivers a Merger Consideration Dispute Notice to Acquirer within such thirty (30)-day period, Acquirer and the Unitholders’ Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date Acquirer receives the Merger Consideration Dispute Notice from the Unitholders’ Representative. Any Merger Consideration Dispute Notice shall be delivered to Acquirer together with any supporting documentation, information and calculations which the Unitholders’ Representative reasonably deems in good faith to be relevant. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Acquirer and the Unitholders’ Representative during such thirty (30)-day period of negotiations and any subsequent dispute arising therefrom. Any item set forth in the Proposed Closing Date Calculations that is not objected to in the Merger Consideration Dispute Notice shall be conclusive and binding on the parties hereto. If the Unitholders’ Representative and Acquirer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of RSM US LLP, or if such firm refuses such submission, the dispute resolution group of another nationally-recognized, independent accounting firm agreed upon by Acquirer and the Unitholders’ Representative (such accounting firm, the “Accounting Firm”).
(i)
The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (a) the definitions and other applicable provisions of this Agreement, (b) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and the Merger Consideration Dispute Notice) submitted by each of Acquirer and the Unitholders’ Representative to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall forward to the other party) and (c) one written response submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other party), and not on independent review, which such determination shall be conclusive and binding on the parties hereto absent fraud or manifest error, and Acquirer or the Unitholders’ Representative may seek to enforce such decision in a court of competent jurisdiction. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that at the Accounting Firm’s request, or as mutually agreed by Acquirer and the Unitholders’ Representative, Acquirer and the Unitholders’ Representative may meet with the Accounting Firm so long as representatives of both Acquirer and the Unitholders’ Representative are present. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 1.6(c)(i).
(ii)
The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Acquirer and the Unitholders’ Representative, and any associated engagement fees shall be initially borne fifty percent (50%) by the Unitholders’ Representative and fifty percent (50%) by Acquirer; provided that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Unitholders’ Representative, on the one hand, and Acquirer, on the other, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.6(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Closing Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses and Merger Consideration, in each case, for all purposes hereunder (including for purposes of determining the Adjustment Amount).
(d)
Financial Records. Acquirer shall, and shall cause the Group Companies to, make its financial books and records available to the Unitholders’ Representative and its accountants and other representatives at reasonable times upon reasonable advance written notice during the review by the Unitholders’ Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(e)
Dispute Resolution. Acquirer and the Unitholders agree that the procedures set forth in this Section 1.6 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit Acquirer or the Unitholders’ Representative from instituting litigation to enforce any final determination of the Merger Consideration pursuant to Section 1.6(c)(ii) in any court of competent jurisdiction in accordance with Section 10.15. The substance of any determination of the Accounting Firm shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties hereto to have any final determination of the Merger Consideration by the Accounting Firm proceed in an expeditious manner (and in any event within sixty (60) days following its engagement); provided that any deadline or time period contained herein may be extended or modified by the written agreement of Acquirer and the Unitholders’ Representative; and provided further that and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 1.6.

(f)
Adjustment to Estimated Merger Consideration.
(i)
If the Adjustment Amount is a positive amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, (A) Acquirer shall pay the Adjustment Amount to the Unitholders’ Representative (for further distribution to the Unitholders) by wire transfer or delivery of immediately available funds and (B) Acquirer and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Unitholders’ Representative (for further distribution to the Unitholders) the entirety of the Adjustment Escrow Amount.
(ii)
If the Adjustment Amount is a negative amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, (A) Acquirer and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Acquirer from the Adjustment Escrow Amount an amount equal to the absolute value of such Adjustment Amount. If the absolute value of the Adjustment Amount exceeds the Adjustment Escrow Amount, then, in addition to the disbursement set forth in clause (A) of the first sentence of this Section 1.6(f)(ii), the Unitholders shall (severally but not jointly in accordance with their respective Pro Rata Share), within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, pay to Acquirer an aggregate amount equal to the remaining deficit amount.
(iii)
Within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 1.6, Acquirer and the Unitholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver any Adjustment Escrow Amount not distributed to Acquirer pursuant to Section 1.6(f)(ii) to the Unitholders’ Representative (for further distribution to the Unitholders).
(iv)
Any amounts which become payable pursuant to this Section 1.6(f) will constitute an adjustment to the Merger Consideration for all purposes to the maximum extent permitted under applicable Law. Acquirer’s right to payment pursuant to this Section 1.6 will not be subject to any of the limitations set forth in Article VIII.
(g)
Accounting Procedures. The Estimated Closing Statement, the Proposed Closing Date Calculations, any determinations and calculations prepared or used by the Accounting Firm in its determination of the Merger Consideration and any estimates, determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the following: (i) GAAP; and (ii) to the extent not inconsistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the 2022 Audited Financial Statements; provided, however, that all estimates, determinations and calculations of Net Working Capital included in the Estimated Closing Statement, the Proposed Closing Date Calculations and any determinations and calculations prepared or used by the Accounting Firm in its determination of the Merger Consideration shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the accounting methods, policies, procedures, and categorizations set forth on Schedule 1.6(g) attached hereto, including the Example Statement of Net Working Capital included therein. Notwithstanding the foregoing, such statements, estimates, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; (iii) to the extent not inconsistent with the methodologies and practices described in first sentence of this Section 1.6(g), shall follow the defined terms contained in this Agreement.

1.7
Tax Consequences. The parties intend that, for U.S. federal Income Tax purposes, (i) the First Merger shall be treated as a fully taxable acquisition of the Company Units by Acquirer under Section 1001 of the Code and the Treasury Regulations promulgated thereunder, and (ii) the Second Merger shall be treated as a tax-free liquidation of the Company in a transaction to which Sections 332 and 337 of the Code and the Treasury Regulations promulgated thereunder apply. Each of the parties covenants and agrees that all Tax Returns shall be prepared and filed on a basis consistent with such foregoing intentions, and agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the foregoing provisions of this Section 1.7, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code). However, it is understood and agreed that no party hereto makes any representations or warranties to any other party hereto or to any other Person regarding the Tax treatment of the Mergers, or any of the Tax consequences to any party hereto or to any other Person of this Agreement, the Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Unitholders are relying solely on their own Tax advisors in connection with this Agreement, the Transactions and the other agreements contemplated by this Agreement.
1.8
Withholding Rights. Notwithstanding any other provision of this Agreement or of any other agreement to the contrary, any Person that is required by Law to deduct and withhold from any amounts payable to any Person pursuant to this Agreement, any other agreement entered into in connection with the Transactions, or any other agreement as a result of the Transactions, shall be entitled to deduct and withhold all such amounts as it is required to deduct and withhold in connection with the foregoing under or in respect of any provision of Law. Other than for deduction and withholding with respect to any payments to service providers that are treated as compensation or wages for applicable Tax purposes or with respect to any Person’s failure to comply with Section 1.2(a)(iii), if Acquirer reasonably determines that an amount is required to be deducted and withheld from any payment hereunder, Acquirer shall use its commercially reasonable efforts to (a) give written notice of its intent to deduct and withhold to the Person in respect of whom such deduction and withholding would apply at least three (3) days before making such deduction and withholding, (b) cooperate in good faith with such Person to reduce or eliminate the deduction and withholding of such amount (including cooperation in seeking refunds of any amounts withheld), if and as consistent with applicable Law, and (c) provide such Person a reasonable opportunity to provide forms or other documentation that would exempt such amounts from deduction and withholding. Any amounts so deducted and withheld and remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement, and each other applicable agreement, as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding and remittance.
1.9
Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Step Surviving Company and/or the Final Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the sole member and the officers of the First Step Surviving Company and the sole member and officers of the Final Surviving Entity are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement or the Ancillary Agreements.
Article II

Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Acquirer and the Merger Subs as follows:

2.1
Organization, Power and Authority.
(a)
Each Group Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Group Company is licensed or qualified to conduct its business as it is presently being conducted and is in good standing in every jurisdiction where the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority has not had and would not reasonably be expected to be material to any Group Company. Each jurisdiction in which a Group Company is qualified to do business is set forth on Schedule 2.1(a). Each Group Company possesses all requisite limited liability company power and authority necessary to own, operate and lease its properties and to carry on its businesses as presently conducted. Each Group Company possesses all requisite power and authority necessary to execute and deliver this Agreement and each Ancillary Document to which it is a party, to carry out the Transactions and to perform its obligations hereunder and thereunder. The copies of each Group Company’s Governing Documents which have been delivered to Acquirer pursuant to this Agreement reflect all amendments made thereto at any time prior to the Agreement Date and are true, complete and correct, and no amendments thereto are pending (except to the extent expressly contemplated by Section 1.1(e)). Complete and accurate copies of the minute books of each Group Company (containing the records of meetings of the equityholders, the managers and any committees of such Group Company) have been made available to Acquirer. The member schedule, or other equity ledger as applicable, of each Group Company is true, complete and correct and has been made available to Acquirer.
(b)
Except as set forth on Schedule 2.1(b) or in connection with the Disregarded Entity Election, no Group Company has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of such Group Company or the winding up or cessation of the business or affairs of such Group Company.
(c)
The Company has not engaged in any business activities and does not own any assets or property other than (i) ownership of Equity Interests of its Subsidiaries and (ii) activities and contractual rights incidental to maintenance of its corporate existence and other customary holding company activities.
2.2
Authorization.
(a)
The execution and delivery of this Agreement and each Ancillary Document to which a Group Company is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions (as applicable) have been duly authorized by all necessary action on the part of the respective Group Company, and no other Proceeding on the part of any Group Company is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements or to consummate the Transactions. Assuming that this Agreement and the Ancillary Documents to which a Group Company is a party have been duly authorized, executed and delivered by each other party thereto, this Agreement and such Ancillary Documents, when executed and delivered by such Group Company, as applicable, in accordance with the terms thereof, shall each constitute a valid, legal and binding agreement of such Group Company, enforceable against such Group Company in accordance with their respective terms, subject to the Enforceability Exceptions.
(b)
The Board Written Consent and the Unitholder Written Consent have been duly adopted by all members of the Board (acting in their capacity as manager of the Company pursuant to the DLLCA) and all Unitholders, respectively, have not been subsequently rescinded or modified in any way and are the only votes or consents necessary to adopt this Agreement and approve the Mergers under the DLLCA and the Company’s Governing Documents, including the Company’s certificate of formation and the Company LLC Agreement. The Board Written Consent and the Unitholder Written Consent are the

only votes or consents required by or on behalf of the Company to approve and adopt this Agreement and the Ancillary Documents and to approve and consummate the Transactions, including the Mergers.
2.3
No Breach. Except as set forth on Schedule 2.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by any Group Company or the consummation by any Group Company of the Transactions, including the Mergers. Except as set forth on Schedule 2.3, the execution, delivery and performance by each Group Company of this Agreement and the Ancillary Documents to which a Group Company is a party, the fulfillment of and compliance with the respective terms hereof and thereof by such Group Company and the consummation by such Group Company of the Transactions, including the Mergers, will not: (i) in any respect, conflict with or result in a breach of the terms, conditions or provisions of; (ii) in any respect, constitute a default under (whether with or without the passage of time, the giving of notice or both); (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Equity Interests or assets of any Group Company pursuant to; (iv) give any third party the right to modify, terminate or accelerate any obligation under; (v) result in a violation of; (vi) require any consent, approval, Permit, Order, authorization, registration or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to or (vii) trigger, in whole or in part, any change of control, acceleration or similar payment or increased cost of a Group Company pursuant to, in each case, any of the following: (A) the Governing Documents of any Group Company; (B) any Law to which any Group Company or any of its assets is subject or by which any Group Company or any of its assets is bound; or (C) any Contract to which any Group Company is party to or by which any Group Company or any of its assets is bound, except, in the case of clause (C), as would not reasonably be expected to be material to any Group Company.
2.4
Capitalization.
(a)
The: (i) authorized Equity Interests; and (ii) issued and outstanding Equity Interests of each Group Company and the record and beneficial holder and owner thereof are set forth on Schedule 2.4(a). There are no issued and outstanding Preferred Units (as defined in the Company LLC Agreement) of the Company. The Equity Interests of each Group Company set forth on Schedule 2.4(a) constitute all of the issued and outstanding Equity Interests of such Group Company, are duly authorized, validly issued and non-assessable and have been issued free and clear and are free and clear of any Liens (other than restrictions imposed under federal and state securities laws) or preemptive rights, “put” or “call” rights or similar rights. All Equity Interests of each Group Company were issued, awarded and/or entered into in compliance with all Laws and all requirements set forth in the Governing Documents of the Group Companies and any applicable Contracts to which any Group Company is a party or by which any Group Company’s assets are bound (including any preemptive rights, “put” or “call” rights or similar rights). Except as set forth on Schedule 2.4(a), no Group Company has any outstanding or authorized: (i) securities or rights convertible or exchangeable for or exercisable into any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests; or (ii) stock appreciation rights or phantom interests or similar plans or rights regarding any of its Equity Interests. There are no: (A) outstanding obligations of any Group Company (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Interests or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any Equity Interest or any warrants, options or other rights to acquire its Equity Interests; or (B) voting trusts, proxies or other agreements of any kind among any of such Group Company’s equityholders or beneficial owners or to which any Group Company is a party with respect to the purchase, voting, sale or transfer of any Group Company’s Equity Interests. No former equity owner of any Group Company and no former holder of any right to acquire any interest in any Group Company (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against any Group Company. There are no declared or accrued unpaid distributions with respect to any Company Units and no Group Company is a party to any Contract which obligates such Group

Company to make any payment (including any dividend or distribution) in respect of any Equity Interest of any Group Company. All distributions, repurchases and redemptions of the Equity Interests of any Group Company were undertaken in compliance with the Group Companies’ Governing Documents then in effect, any Contract to which any Group Company then was a party and in compliance with applicable Laws.
(b)
There are no outstanding bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter of which the holders of such Group Company’s Equity Interests may vote.
(c)
The Company has provided to Acquirer a spreadsheet (the “Spreadsheet”) setting forth all of the following information, as of immediately prior to the Closing: (i) the names of all of the holders of Company Units and their respective addresses, e-mail addresses and, where available, taxpayer identification numbers, nationalities and entity types (if applicable); (ii) the number and type of Company Units held by each such Person; (iii) the Company’s calculation of the aggregate cash amounts and the number of shares of Acquirer Common Stock payable and issuable, respectively, to each such Person pursuant to Section 1.4 and the total amount of Taxes to be withheld or deducted therefrom (provided, however, that it is understood and agreed that no party hereto makes any representations or warranties to any other party hereto or to any other Person regarding the proper amount of Tax that should be withheld or deducted with respect to any payment, that the Company is providing such withholding or deduction amounts in good faith, and Acquirer acknowledges that Acquirer, the Merger Subs, and their respective Affiliates are relying solely on their own Tax advisors in connection with such determination); and (iv) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer. As of the Closing: (i) the number of Company Units set forth in the Spreadsheet as being owned by a Person constitutes the entire interest of such Person in the issued and outstanding Equity Interests of the Company; (ii) no Person not disclosed in the Spreadsheet is a record or beneficial holder of, or has a right to acquire from the Company, any Equity Interests of the Company; and (iii) the Company Units disclosed in the Spreadsheet are free and clear of any Liens (other than restrictions imposed under federal and state securities laws).
2.5
Subsidiaries; Investments. Except as set forth on Schedule 2.5: (a) no Group Company has made, or holds the right to make, an investment in or loan to any other Person; (b) the operations of the Business are not conducted through any Person other than the Group Companies; (c) there are no entities that have been merged into or that otherwise are predecessors to any Group Company; and (d) except for another Group Company, no Group Company has ever had any Subsidiaries. None of the Unitholders nor any of their Affiliates (other than the Group Companies): (i) hold any tangible personal property, Intellectual Property Rights or any other properties or assets (tangible or intangible); or (ii) have any operations, in each case, that are used in, held for use in, or related to, the Business.
2.6
Financial Statements.
(a)
Attached hereto as Schedule 2.6(a) are the following financial statements (collectively, the “Financial Statements”): (i) the audited, consolidated balance sheet of the Group Companies as of December 31, 2021, and the related audited, consolidated statements of income (operations), members’ deficit and cash flows of the Group Companies for the year then ended; (ii) the audited, consolidated balance sheet of the Group Companies as of December 31, 2022, and the related audited, consolidated statements of income (operations), members’ equity and cash flows of the Group Companies for the year then ended (collectively, the “2022 Audited Financial Statements”); and (iii) the unaudited, consolidated balance sheet of the Group Companies as of September 30, 2023 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”) and the related unaudited, consolidated statements of income (operations), members’ equity and cash flows of the Group Companies for the nine months then ended (collectively, the “Latest Financial Statements”).
(b)
The Financial Statements: (i) have been prepared from, and are in accordance with, the books and records of the Group Companies (which are correct and complete in all material respects); (ii) fairly present, in all material respects, the financial position and condition of the Group Companies and the Business as of the dates thereof and the operating results and cash flows of the Group Companies and the Business for the periods then ended, in each case, on a consolidated basis; and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, with respect to the Latest Financial Statements, for the absence of footnotes and supplementary information and subject to normal and recurring year-end adjustments (which would not be material, either individually or in the aggregate). Each Group Company has established and maintains a system of internal controls over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of such Group Company’s assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that such Group Company’s receipts and expenditures are being made only in accordance with appropriate authorizations of such Group Company’s management and board of managers or other governing body; and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of such Group Company’s assets. No Group Company or, to the Company’s knowledge, any current or former accountant or internal or external auditor, employee, consultant, director, agent or representative of a Group Company has received or otherwise had or obtained knowledge of any weaknesses in internal accounting or other controls or any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of any Group Company or their internal accounting controls or any material inaccuracy in the financial statements of the Company. No Group Company or, to the Company’s knowledge, any current or former accountant or internal or external auditor, employee, consultant, director, agent or representative of a Group Company, has identified or been made aware of any fraud, whether or not material, that involves a Group Company’s management or other current or former employees, consultants or directors of a Group Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies, or any claim or allegation regarding any of the foregoing. All reserves that are set forth in or reflected in the Latest Balance Sheet have been established in accordance with GAAP and are adequate.
(c)
Except as set forth on Schedule 2.6(c), the Group Companies have no Liability (including any off-balance sheet Liabilities or obligations) other than: (a) Liabilities set forth on the face of the Latest Balance Sheet; (b) Liabilities which have arisen after the Latest Balance Sheet Date in the ordinary course of business consistent with GAAP (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation, lawsuit or other Proceeding or violation of or non-compliance with any Permit or Law and none of which is material, either individually or in the aggregate); and (c) Liabilities relating to the performance under Contracts that have not yet been fully performed. Except for Liabilities reflected in the Financial Statements, the Group Companies do not have any off-balance sheet Liabilities or obligations of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any Group Company.
(d)
Except as set forth on Schedule 2.6(d), the Group Companies do not have any outstanding Indebtedness. Schedule 2.6(d) lists all Indebtedness of the Group Companies as of the Closing, including any Indebtedness that is to be paid in full at the Closing, and lists the holder of such Indebtedness and the current principal amount of, and the amounts of any prepayment premiums and penalties of, such Indebtedness, as applicable.
(e)
Schedule 2.6(e) sets forth all outstanding guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of any Group Company in connection with any customer, partner, vendor or supplier Contracts, proposals, Permits, or otherwise (each, a “Payment Security”), including for each Payment Security: (i) the name of the beneficiary or oblige; (ii) the name of the applicant; (iii) the name of issuer or surety; (iv) the amount and period covered thereby; (v) the purpose of such Payment Security; (vi) the amount currently drawn under such Payment Security; and (vii) a description of any material claims made thereunder. The Payment Securities listed on Schedule 2.6(e) are of the type and in the amounts sufficient to conduct the Business and for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which any Group Company is bound. Except as set forth on Schedule 2.6(e), no Group Company has any commitment or requirement, pursuant to Contract or otherwise, to obtain or issue a Payment Security that has not yet been obtained or issued. The Group Companies are in material compliance with all terms and conditions of each Payment Security.
(f)
Except as set forth on Schedule 2.6(f), all of the accounts receivable, whether billed or unbilled, of the Group Companies arose in the ordinary course of business consistent with past practice, are carried at values determined in accordance with GAAP, to the Company’s knowledge, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and, to the Company’s knowledge, are the result of bona fide, arms’ length transactions in the ordinary course of business, are collectible except to the extent of reserves therefor set forth in the Latest Balance Sheet or, for accounts receivable which have arisen after the Latest Balance Sheet Date, as reflected on the Books and Records of the Group Companies (which accounts receivable are recorded in accordance with GAAP). No Person has any Lien on any accounts receivable of the Group Companies and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Group Companies other than: (i) immaterial deductions or discounts; or (ii) deductions or discounts made in the ordinary course of business consistent with past practice. All corresponding accounts receivable reserves were and are adequate and consistent with the reserves previously maintained by the Company in the ordinary course of business and determined in accordance with GAAP.
2.7
Absence of Certain Developments. Since December 31, 2022: (i) there has occurred no fact, event or circumstance which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the Group Companies have operated in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2022, except as set forth in Schedule 2.7, no Group Company has:
(a)
authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any Equity Interests or any securities or rights convertible, exchangeable or exercisable into any Equity Interests;
(b)
(i) incurred, assumed or guaranteed any Indebtedness for borrowed money, except as set forth on Schedule 2.6(d), (ii) issued or obtained any Payment Security by or on behalf of any Group Company, except as set forth on Schedule 2.6(e), or (iii) made any investment in or capital contribution to, including by acquiring any Equity Interest in, any Person, except as set forth on Schedule 2.5;
(c)
discharged or satisfied any Lien or paid any material obligation or Liability, other than Liabilities paid in the ordinary course of business consistent with past practice;

(d)
declared, set aside or made any payment, dividend or distribution of cash, equity or other property with respect to its Equity Interests or otherwise to its equityholders or any of their Affiliates or purchased, redeemed or otherwise acquired any of its Equity Interests (including any warrants, options or other rights to acquire its Equity Interests), except as contemplated by Section 1.2(c);
(e)
mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;
(f)
sold, assigned, transferred, leased, licensed or permitted the loss, lapse or abandonment of, or failed to maintain, enforce and protect any of, its material assets, tangible or intangible, except in the ordinary course of business consistent with past practice;
(g)
(i) increased, or promised to increase, the compensation or benefits payable or to become payable by the Group Companies to any current or former employee, officer, director, independent contractor or service provider (or group thereof) of the Group Companies, except for increases in compensation in the ordinary course of business consistent with past practice; (ii) amended or terminated any existing, or adopted or entered into any new, compensation or benefit plan, program, policy, agreement or arrangement; (iii) increased the coverage or benefits available under any employee benefit plan, program, policy, agreement or arrangement, or paid any benefit not required by any such plan, program, policy, agreement or arrangement; (iv) accelerated or committed to accelerate the timing of vesting, payment or funding of any compensation or benefits; or (v) granted, announced or agreed to pay any cash incentive, equity or equity-based awards, severance, change in control, retention, separation, commission, benefit or other direct or indirect compensation to any current or former employee, officer, director, independent contractor or service provider of the Group Companies;
(h)
implemented or announced any employee layoffs that could implicate the WARN Act;
(i)
hired, engaged or terminated (with or without cause) any employee, officer, director, independent contractor or service provider of the Group Companies with an annual compensation in excess of $150,000;
(j)
waived or released any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee, officer, director or independent contractor;
(k)
(i) negotiated, modified, extended, or entered into any collective bargaining agreement or other Contract with any labor union or labor organization (each, a “CBA”); or (ii) recognized or certified any labor union, labor organization, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;
(l)
incurred or committed to incur any capital expenditures (or any obligations or liabilities in connection therewith) in excess of $100,000 individually, or $250,000 in the aggregate, or delayed or postponed the making of any capital expenditure or the repair or maintenance of any material assets of the Group Companies;
(m)
(i) suffered any theft, damage, destruction or casualty loss exceeding $100,000 in the aggregate, whether or not covered by insurance; (ii) experienced any material changes in the amount and scope of insurance coverage; (iii) terminated, canceled, amended, modified or failed to renew any insurance coverage policy that is not promptly replaced by a comparable amount of insurance coverage; (iv) suffered any material destruction of its books and records; (v) made any claim under any insurance policy; or (vi) received any proceeds from any insurance policy;

(n)
made any material change in the policies of the Group Companies, or cancelled or waived any material right with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables (including debts or claims against any Affiliate of the Group Companies or any Unitholder or any of their respective Affiliates), including any acceleration of the collection of accounts receivable or deferral of the payment of accounts payable;
(o)
made any material change in its cash management practices or in any method of accounting or accounting policies, or made any write down in the value of its inventory that is material and out of the ordinary course of business;
(p)
other than compensation paid in the ordinary course of business, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement between a Group Company, on the one hand, and any Affiliate, any Unitholder or any of their respective Affiliates, on the other hand;
(q)
amended its Governing Documents;
(r)
entered into any new line of business;
(s)
entered into any Contract to: (i) acquire (whether by merger, consolidation, purchase of Equity Interests, purchase of assets or otherwise) the Equity Interests or a portion of the assets of any other Person or any other business; (ii) dispose, transfer or sell (whether by merger, consolidation, sale or other transfer of Equity Interests, sale, disposal or transfer of assets or otherwise) the Equity Interests or a portion of the assets of any Group Company; or (iii) loan or advance, or guarantee for the benefit of, or make any investments in any Person;
(t)
adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(u)
entered into, amended, modified, terminated or cancelled any Material Contract or any contract which would have been required to be listed on Schedule 2.10 had such contract had not been terminated or cancelled (other than renewals entered into in the ordinary course of business consistent with past practice);
(v)
canceled, delayed or postponed the payment of accounts payable or any other Liability;
(w)
made any material change in the manner in which the Group Companies extends discounts or credits to vendors or customers;
(x)
changed accounting methods or practices (including any change in depreciation or amortization policies) or revalued any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and notice of which has been provided to Acquirer;
(y)
(i) made or changed any election in respect of Taxes (including, with respect to the Company, any election to be treated as anything other than a corporation for U.S. federal and applicable state and local Income Tax purposes or for any of its Subsidiaries to be treated as anything other than a disregarded entity), but in all events excluding the Disregarded Entity Election, (ii) adopted or changed any annual accounting period, (iii) adopted or changed any accounting method in respect of Taxes, (iv) filed any federal, state, local or foreign Income Tax Return or any other material Tax Return, (v) filed any amendment to a federal, state, local or foreign Income Tax Return or any other material Tax Return, (vi) entered into any Tax sharing, Tax indemnity or similar agreement, or assumed any Liability for the Taxes of any other Person (whether by Contract or otherwise), in each case, other than pursuant to commercial agreements entered into in the ordinary course of business of the applicable Group Company, the principal purpose of which is not related to Taxes, (vii) entered into any closing agreement with respect to Taxes, (viii) settled any claim or assessment in respect of Taxes, (ix) surrendered any right to claim a refund of Taxes, (x) failed to pay any Tax when due and payable (including estimated Taxes), (xi) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (xii) taken any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates (including, after the Closing, any of the Group Companies) for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
(z)
transferred or licensed from any Person any rights to any Intellectual Property Rights, or transferred or licensed to any Person any rights to any Company Intellectual Property Rights, or transferred or provided a copy of any Source Code or Object Code to any Person (including any current or former employee, consultant, contractor or commercial partner of the Company) (other than providing access to Source Code or Object Code to current employees and consultants of the Company involved in the development of the Group Companies Products or Software on a need to know basis and providing customer access to the Group Companies Products and Software, in each case in the ordinary course of business consistent with past practice);
(aa)
taken any action regarding a patent, patent application or other Intellectual Property Right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice; or
(bb)
agreed, whether orally or in writing, to do any of the foregoing.
2.8
Assets. The Group Companies own good, valid and marketable title to all properties and assets, whether tangible or intangible, that they purport to own (including all of the properties and assets shown on the Latest Balance Sheet), free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and (ii) Permitted Liens. The Group Companies own, or have a valid leasehold interest in, or have valid license to use, all of the assets, properties and rights, whether tangible or intangible, necessary to conduct and operate the Business and to continue to conduct and operate the Business and to sell and otherwise enjoy full rights to exploitation of their assets, properties and all products and services that are provided in connection therewith, in each case without the need of Acquirer to acquire or license any other asset, property or right (including Intellectual Property Rights), and such assets, properties and rights constitute all of the assets, properties and rights: (i) held by the Group Companies during the periods covered by the Financial Statements; or (ii) used in the Business. The Group Companies, as lessee, have the right under valid leases to use, possess and control all personal property used (and not owned) by the Group Companies as now used, possessed and controlled by the Group Companies. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
2.9
Tax Matters.

(a)
Each Group Company has properly completed and timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by it prior to the Closing Date (taking into account all valid extensions of time to file initial Tax Returns), has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were true, correct and complete when filed and have been prepared in compliance with applicable Law. There are no Liens (other than statutory Liens for Taxes that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP) against any of the assets or properties of any of the Group Companies or upon any Equity Interest of any Group Company, in each case, resulting from any claim for Taxes.
(b)
The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Group Companies filed with respect to the Group Companies for taxable periods ended on or after January 1, 2020.
(c)
The Latest Balance Sheet reflects in accordance with GAAP all Liabilities for unpaid Taxes of the Group Companies for periods (or portions of periods) through the Latest Balance Sheet Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income). No Group Company has any Liability for unpaid Taxes accruing after the Latest Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Latest Balance Sheet Date. No Group Company has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that is not included in the calculation of Closing Working Capital.
(d)
There is no (i) past or pending audit of, or Tax controversy with respect to, any Taxes or Tax Return of any of the Group Companies that has been or is being conducted by a Tax Authority that has not been closed or otherwise resolved, (ii) other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) extension of any statute of limitations on the assessment of any Taxes granted by any Group Company currently in effect and (iv) agreement to any extension of time for filing any Tax Return that has not been filed (excluding all valid extensions of time to file initial Tax Returns). No claim has ever been made in writing by any Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction. No power of attorney granted by or with respect to any Group Company with respect to Taxes is currently in force.
(e)
No Group Company has been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Law as a result of transactions, events or accounting methods employed prior to the Mergers.
(f)
No Group Company is party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement, and no Group Company has any Liability or potential Liability to another party under any such agreement (other than a party that is a member of an affiliated group, as defined in Section 1504 of the Code, of which the Company is the common parent), in each case, other than pursuant to commercial agreements entered into in the ordinary course of business of the applicable Group Company, the principal purpose of which is not related to Taxes.
(g)
Each Group Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of applicable state, local or foreign Law.
(h)
No Group Company has consummated or participated in, and no Group Company is currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Section

6662 of the Code or the Treasury Regulations promulgated thereunder. No Group Company has participated in, nor is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b) of the Treasury Regulations, or any transaction requiring disclosure under a corresponding or similar provision of applicable state, local, or foreign Law.
(i)
No Group Company nor any predecessor thereof is or has ever been a member of a consolidated, combined, unitary or aggregate group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which was a Group Company).
(j)
No Group Company has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by operation of applicable Law, by Contract or otherwise (other than a Person that is a member of an affiliated group, as defined in Section 1504 of the Code, of which the Company is the common parent).
(k)
Except as set forth in Schedule 2.9(k), no Group Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of (i) the use of an incorrect method of accounting, or a change in method of accounting, for a Taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law) or any other similar or comparable agreement with a Governmental Entity executed on or prior to the Closing Date, (iii) intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing, (v) election under Section 108(i) of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law) made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the Treasury Regulations and IRS Revenue Procedure 2004-34), (vii) cash method of accounting or long-term contract method of accounting utilized by it on or prior to the Closing Date, or the receipt of prepaid amounts, (viii) the application of Section 263A of the Code (or any corresponding or similar provision of applicable state, local, or foreign Law), or (ix) the deduction of accrued but unpaid expenses. No Group Company has made any election under Section 965(h) of the Code.
(l)
Except as set forth in Schedule 2.9(l) and as a result of the Transactions contemplated by this Agreement, none of the Tax attributes (including net operating loss carry-forwards and general business Tax credits) of any Group Company is limited by Section 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of applicable state, local or foreign Law).
(m)
No Group Company has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(n)
No Group Company is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal Income Tax purposes.
(o)
No Group Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(p)
Each Group Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

(q)
Each Group Company has provided to Acquirer all documentation relating to any applicable Tax holidays or incentive; each Group Company is in compliance with the requirements for any applicable Tax holiday or incentive; and no Tax holiday or incentive will be jeopardized by the Transactions.
(r)
No Group Company is, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and each Group Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.
(s)
No Group Company has distributed Equity Interests of another Person, or has had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(t)
Each Group Company has (i) complied with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any applicable foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state Income Taxes, the Federal Insurance Contributions Act, Medicare, the Federal Unemployment Tax Act, and relevant state income and employment Tax withholding Laws, (iii) timely filed all withholding Tax Returns and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Laws, for all periods through and including the Closing Date, and (iv) charged, collected and paid all Taxes required to be charged, collected and paid, including sales, use, ad valorem, value added, and excise Taxes. Each Group Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Laws. No Person is required to withhold any amounts on payments provided for under this Agreement nor on any amounts on payments provided for in any other agreement applicable to, or entered into in connection with, the Transactions.
(u)
Since its date of formation, the Company is and has always been taxable as a C corporation for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat the Company as anything other than a C corporation for such purposes. Until the effective date set forth in the Disregarded Entity Election, VDC-MGG Holdings, LLC was taxable since the date of its formation as a C corporation for U.S. federal and applicable state and local Income Tax purposes. At all times from the date of its formation until September 24, 2015, Vegas.com, LLC was treated as a partnership for U.S. federal and applicable state and local Income Tax purposes and beginning September 25, 2015, Vegas.com, LLC is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes. At all times from the date of its formation until September 24, 2015, LV.com, LLC was treated as a partnership for U.S. federal and applicable state and local Income Tax purposes and beginning September 25, 2015, LV.com, LLC is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes. At all times from the date of its formation until September 24, 2015, Casino Travel & Tours, LLC was treated as a partnership for U.S. federal and applicable state and local Income Tax purposes and beginning September 25, 2015, Casino Travel & Tours, LLC is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes.

(v)
Other than as expressly set forth in Section 2.9(u), each of the Subsidiaries of the Company is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat any Subsidiary as anything other than a disregarded entity for such purposes.
(w)
No Group Company is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations promulgated under Section 367 of the Code.
(x)
Each Group Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Units that were initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Unitholder of any portion of the Merger Consideration payable pursuant to Section 1.3 will result in compensation or other income to any Unitholder with respect to which Acquirer or any Group Company would be required to deduct or withhold any Taxes.
(y)
Each nonqualified deferred compensation plan to which any Group Company is a party complies with the requirements of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No compensation has been or would reasonably be expected to be includable in the gross income of any current or former employee or other service provider of any Group Company as a result of the operation of Section 409A of the Code. No amounts paid or payable by any Group Company are subject to any Tax or penalty imposed under Section 457A of the Code. No Group Company is under any obligation to gross up or reimburse any Taxes to any Person, including with respect to any Tax-related payments under Section 409A of the Code.
(z)
Each Group Company is in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Group Company. The prices for any property or services (or for the use of any property) provided by or to each Group Company are arm’s length prices for purposes of all applicable transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.
(aa)
No independent contractor was or will be considered an employee of any Group Company by an applicable Tax Authority. Each Group Company has classified in accordance with applicable Law and solely for Tax purposes those individuals performing services as common law employees, leased employees, independent contractors or agents of such Group Company.
(bb)
Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of applicable state, local or foreign Law).
(cc)
Except as set forth in Schedule 2.9(cc), since January 1, 2020, no Group Company has (i) taken any action related to the COVID-19 pandemic with respect to their employees or other service providers, including implementing workforce reductions, terminations, furloughs or changes to compensation, benefits or working schedules, or changes to Company Employee Plans, or (ii) applied for or received loans, deferred Taxes, or claimed any Tax credits under any applicable Law (including the CARES Act), regulation, Order or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic, and none of the foregoing actions are reasonably anticipated.

(dd)
Each Group Company is in compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. No Group Company holds any property or owes any amount that is presumed abandoned under the Laws of any jurisdiction.
(ee)
All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of each Group Company, have been timely filed and all such forms were true, correct and complete when filed.
(ff)
Each Group Company has collected, and has on file, and will have on file as of the Closing Date, certificates of resale for all customers from which such Group Company does not collect sales Taxes.
2.10
Contracts and Commitments.
(a)
Except as set forth on Schedule 2.10(a), no Group Company is a party to or bound by (whether written or oral) any:
(i)
Contract involving aggregate consideration from the Group Companies (or any individual Group Company) in excess of $100,000 in any fiscal year;
(ii)
Contract involving aggregate consideration to the Group Companies (or any individual Group Company) in excess of $100,000 in any fiscal year;
(iii)
pension, profit sharing, stock option, employee Equity Interest purchase or other plan, program, policy, agreement or arrangement providing for deferred or other compensation to employees;
(iv)
CBA;
(v)
settlement, conciliation, or similar agreement or Contract with respect to any Proceeding;
(vi)
Contract with any Governmental Entity, government prime contractor, or higher-tier government subcontractor;
(vii)
(A) Contract for the employment or engagement of any individual employee, officer, director, independent contractor or consultant at an annual compensation in excess of $150,000; (B) Contract to provide severance, change in control or retention payments or similar benefits upon any termination of employment or other engagement or upon the consummation of the Transactions; or (C) Contract with any staffing agency, labor agency, or similar provider of contingent workers;
(viii)
Contract relating to Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any material asset or group of assets of a Group Company;
(ix)
Contract under which any Group Company is: (A) lessee of or holds or operates any personal property that is owned by any other party; or (B) lessor of or permits any third party to hold or operate any personal property that is owned or controlled by a Group Company;
(x)
(A) Lease; or (B) Contract under which any Group Company is lessor of or permits any third party to hold or operate any Leased Real Property;

(xi)
surety bond, performance bond or similar instrument, or any indemnity or other agreement or Contract governing any surety bond, performance bond or similar instrument;
(xii)
Contract with respect to any Payment Security;
(xiii)
IP License Contract, other than any IP License Contract for which (x) a license of Intellectual Property Rights is not the primary purpose of such Contract, (y) the licensed Intellectual Property Rights are not material to the Business and (z) such Contract is otherwise listed in Schedule 2.10(a);
(xiv)
power of attorney or other similar agreement or grant of agency;
(xv)
Contract concerning non-competition or that otherwise limits the Group Companies from freely engaging in any business or competing anywhere in the world (including any agreement with provisions regarding non-solicitation of employees, co-existence agreements, and settlement agreements) or any material agreement concerning confidentiality;
(xvi)
Contract that contains any “most favored nation”, exclusivity, total requirements, or “take or pay” provisions, or any preferred provider or minimum commitment terms in favor of the counterparty;
(xvii)
Contract which involves the sale, issuance, redemption, repurchase or registration of the Equity Interests of the Group Companies or of any other Person (other than the Transactions);
(xviii)
Contract with any Material Source;
(xix)
Contract granting to any Person an option or a first refusal or similar preferential right to purchase or acquire any asset of the Group Companies;
(xx)
Contract that provides for the indemnification by any Group Company of any Person (including indemnification Contracts entered into with directors and officers) or the assumption of any Tax or environmental Liability of any Person (other than Contracts entered into in the ordinary course of business consistent with past practice the primary purpose of which is not the assumption of any Tax or environmental Liability);
(xxi)
Contract providing for the sale, placement or marketing of insurance by any Group Company (or by an agent on behalf of any Group Company);
(xxii)
Contract that involves the sharing of profits with, or the payment of royalties or referral fees to, any other Person;
(xxiii)
Contract required to be set forth on Schedule 2.19;
(xxiv)
Contract related to the: (i) ownership of, investments in or loans and advances to any Person, including investments in joint ventures, partnerships and minority equity investments; (ii) acquisition, directly or indirectly (by merger or otherwise) of any business, material assets (tangible or intangible), real property or Equity Interests of any other Person; (iii) sale or disposition, directly or indirectly (by merger or otherwise) of any business, material assets (tangible or intangible), real property or Equity Interests of any Group Company or any other Person; or (iv) any commitment or arrangement to enter into any of the foregoing.

(b)
All of the Contracts set forth or required to be set forth on Schedule 2.10 (collectively, the “Material Contracts”) are in written form, in full force and effect and are valid, binding and enforceable in accordance with their respective terms except as the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity, whether considered in a Proceeding at Law or in equity (collectively, the “Enforceability Exceptions”). Each Material Contract shall be in full force and effect without penalty in accordance with its terms upon consummation of the Transactions and shall continue to be in full force and effect on identical terms immediately following the Closing. No Group Company is in default under or in breach of, or in receipt of any claim of default or breach under, any Material Contract and, to the knowledge of the Company, the other parties thereto are not in default or breach, in any material respect, thereunder. No event has occurred which (with the passage of time or the giving of notice or both or any other event or condition) would reasonably be expected to: (i) result in a default or breach in any material respect by the Group Companies or, to the knowledge of the Company, any other party under any Material Contract; or (ii) give any third party the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract; (C) accelerate the maturity or performance of any obligation of any Group Company under any Material Contract; or (D) cancel, terminate or modify any Material Contract. No Group Company has received any written (or, to the knowledge of the Company, oral) notice that (and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in) any other party to a Material Contract intends not to renew, or to breach, cancel, terminate or materially renegotiate the existing terms of, any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Acquirer.
2.11
Intellectual Property.
(a)
Schedule 2.11(a) contains a true and complete list of all: (i) registered, patented or applied for Intellectual Property Rights (including internet domain names) owned by the Group Companies (the “Registered Company Intellectual Property”); (ii) pending patent applications and applications for registration or patent of Intellectual Property Rights owned by the Group Companies; (iii) material proprietary Software owned by the Group Companies; (iv) trade or corporate names used by the Group Companies in connection with the Business; and (v) material unregistered trademarks owned by the Group Companies. All of the Registered Company Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the U.S. Patent and Trademark Office, the U.S. Copyright Office or other applicable filing office, domestic or foreign, to the extent necessary or desirable to ensure full protection under applicable Law, and all such registrations, filings, issuances and other actions remain in full force and effect. All renewal, maintenance, filings and other fees with respect to the Registered Company Intellectual Property have been made and paid, all other required maintenance actions have been taken.
(b)
Except as set forth on Schedule 2.11(b), the Group Companies exclusively own and possess all right, title and interest in and to, or have a valid and enforceable right to use pursuant to a license set forth on Schedule 2.11(b), free and clear of all Liens other than Permitted Liens, all Company Intellectual Property Rights, including all Intellectual Property Rights necessary for, or used in, the operation of the Business (provided that Schedule 2.11(b) does not identify any Contract for which (x) a license of Company Intellectual Property Rights is not the primary purpose of such Contract and (y) the licensed Company Intellectual Property Rights are not material to the Business). The Company Intellectual Property Rights are valid, subsisting and enforceable without any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except as set forth on Schedule 2.11(b), there are no written or oral threatened claims against the Group Companies that were made within the past five (5) years, or are presently pending or threatened (whether orally or in writing), contesting the validity, use, ownership, enforceability or registrability of any of the Company

Intellectual Property Rights, and there is no reasonable basis for any such claim. Each item of intellectual property owned, licensed, or used by the Group Companies immediately prior to the Closing Date will be owned, licensed, or available for use by the Group Companies immediately subsequent to the Closing Date on substantially similar terms and conditions as owned, licensed, or used by the Group Companies immediately prior to the Closing Date.
(c)
Except as set forth on Schedule 2.11(c): (i) no Group Companies has infringed, misappropriated or otherwise conflicted with, and the operation of the Business does not infringe, misappropriate or conflict with, any Intellectual Property Rights of any other Person, and no Group Company has received any written threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any other Person); and (ii) no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights. The Transactions will not impair: (A) the right, title, or interest of the Group Companies in and to the Company Intellectual Property Rights; or (B) the ownership or use of the Systems by the Group Companies. The Company Intellectual Property Rights and the Systems shall be owned or available for use by the Group Companies immediately after the Closing on terms and conditions identical to those under which the Group Companies owned or used the Company Intellectual Property Rights and the Systems immediately prior to the Closing. The Company Intellectual Property Rights are not subject to any outstanding consent, settlement, decree, Order, injunction, judgment or ruling restricting the use or ownership thereof.
(d)
All current and former employees, consultants and contractors of the Group Companies who participated in the creation or contributed to the conception or development of intellectual property relating to the business of the Group Companies either: (i) were employees of the Group Companies at the time of rendering such services and such services were within the scope of their employment; or (ii) have validly assigned such intellectual property to the Group Companies in writing and waived all moral rights in favor of the Group Companies. No current or former director, manager, officer, shareholder, member, partner, employee, consultant, contractor, agent or other representative or Affiliate of the Group Companies owns or claims, nor is there any basis for any such Person to claim, any rights in (nor has any of them made application for) any intellectual property owned or used by the Group Companies. The Group Companies have taken commercially reasonable measures to protect and preserve their rights in the Company Intellectual Property Rights and the confidentiality of all material trade secrets, and any other material proprietary or confidential information (and any information intended to be a material trade secret, or other material proprietary or confidential information) owned or held by the Group Companies and only disclosed any such material trade secrets or any other material proprietary or confidential information pursuant to the terms of a written agreement that requires the Person receiving such material trade secrets or other material proprietary or confidential information to reasonably protect and not disclose such material trade secrets or information.
(e)
The Group Companies have complied in all material respects with the terms of all licenses under which any Open Source Materials are licensed to the Group Companies. None of the products developed, sold, licensed or distributed by the Group Companies, including Software (the “Group Companies Products”), include, incorporate, use, are dependent upon or link to any Open Source Materials in a manner that would: (i) obligate the Group Companies: to (A) publish, convey, distribute, release or make publicly available any proprietary Source Code or proprietary Object Code for any Software of the Group Companies; or (B) require any proprietary Source Code or proprietary Object Code for any Software of the Group Companies to be licensed by the Group Companies for the purpose of making derivative works or modifications; or (ii) prohibit or limit: (A) the Group Companies’ receipt of consideration in connection with licensing or distribution of any of the Group Companies Products; or (B) the imposition of any contractual restrictions on the rights of any licensee or customer of the Group Companies to modify, decompile or reverse-engineer any of the Group Companies Products. The Group Companies maintain an ongoing tracking system to ensure compliance with Open Source Licenses.

(f)
The Source Code for all Software developed by or for the Group Companies contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software developed by or for the Group Companies. No Source Code for any Software owned by the Group Companies has been delivered, licensed or made available to any: (A) escrow agent; or (B) other Person who is not, as of the Agreement Date, an employee of or contractor working for a member of the Group Companies that has executed a contract providing for the non-disclosure by such Person of any trade secrets or other confidential information of the Group Companies. Except as set forth on Schedule 2.11(f), no Group Company has a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the Source Code for any Software owned by the Group Companies to any escrow agent or other Person. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the Source Code for any Software owned by the Group Companies to any Person, and the Group Companies have not agreed or undertaken, or in any way promised, to provide such Source Code to any such Person. The Group Companies are in actual possession of and have exclusive control over a complete and correct copy of the Source Code for all Software developed by or for the Group Companies.
(g)
There are no material problems or defects in any Software of the Group Companies that prevent any such Software from operating substantially as described in its related documentation or specifications, or as otherwise warranted to any third party. None of the Software owned by the Group Companies: (i) contains any bug, defect or error that disrupts, disables, harms, or otherwise adversely affects the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any product or system containing or used in conjunction with such Software. The Group Companies have provided to Acquirer and its representatives a complete and accurate list of all bugs, defects and errors in each version and component of each Software.
(h)
The Group Companies have maintained, protected, and enforced the Company Intellectual Property Rights, including the secrecy, confidentiality and value of their trade secrets and other confidential information.
2.12
Privacy; IT Systems and Cyber Security.
(a)
Except as set forth on Schedule 2.12, the Systems are sufficient for the needs of the Business. Except as set forth on Schedule 2.12, since January 1, 2018, there have been no bugs in, or failures, breakdowns, continued substandard performance, or other adverse events of any such Systems which has caused or could reasonably be expected to result in the material disruption or interruption in or to the use of such Systems by the Group Companies or the conduct of the Business. The Group Companies have at all times: (i) maintained commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, act in compliance, in all material respects, therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis; and (ii) implemented reasonable organizational, physical, administrative, and technical safeguards, including those required by Data Security Requirements, that are consistent with: (A) standards prudent in the industry in which the Group Companies operate; (B) any existing contractual commitment made by the Group Companies that is applicable to Personal Information; (C) any written policy adopted by the Group Companies, including the Group Companies’ privacy policy published or otherwise made publicly available by the Group Companies; and (D) the Group Companies information security program.

(b)
The Group Companies have: (i) regularly conducted vulnerability and penetration testing, risk assessments, and external audits of, and regularly track security incidents related to, the Systems through their own qualified personnel or through a qualified third party (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews performed during the last three years; and (iv) timely installed software security patches and other fixes to remediate identified technical information security vulnerabilities.
(c)
The Group Companies have purchased a sufficient number of license seats (and scope of rights) for all third-party Software that is used or held for use in the conduct of the Business, and have complied in all material respects with the terms and conditions of the agreements corresponding to such Software.
(d)
The Group Companies have at all times: (i) complied with all applicable Data Security Requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Group Companies of Personal Information or User Data from the European Economic Area, the United Kingdom, or Switzerland, to any jurisdiction in respect of which the European Commission has not issued an adequacy decision) of Personal Information (including employee data) or User Data; and (ii) complied with all of the Group Companies’ policies regarding privacy and data security, including: (A) all privacy policies and similar disclosures published on the Company Websites or otherwise communicated in writing to employees of the Group Companies, users of any Company Website, and other third parties; (B) any notice to or consent from the provider or subject of Personal Information or User Data; (C) any contractual commitment made by the Group Companies with respect to such Personal Information and User Data; and (D) any privacy policy otherwise made available by the Group Companies to the Persons to whom the Personal Information or User Data relates.
(e)
Except for disclosures of information required or permitted by applicable Data Security Requirements, described in the Group Companies’ privacy policies, authorized by the provider of the Personal Information or User Data, or permitted by the Group Companies’ contracts with customers and suppliers (so long as such permission complies with Data Security Requirements), the Group Companies have not shared, sold, rented, or otherwise made available, and are not sharing, selling, renting, or otherwise making available, to third parties any Personal Information or User Data.
(f)
The Group Companies have not transferred any Personal information and/or User Data across any international borders except in compliance with applicable Data Security Requirements. The transfer of Personal Information and User Data in connection with the Transactions will not violate any applicable Data Security Requirements or the privacy policies of the Group Companies as they currently exist or as they existed at any time during which any of the Personal Information or User Data was collected or obtained. The Group Companies are not subject to any contractual requirements or other Laws that, following the Closing, would prohibit the Group Companies from receiving or using Personal Information or User Data in the manner in which the Group Companies received and used such Personal Information or User Data prior to the Closing.
(g)
All consents required by Data Security Requirements for the use of cookies or similar technology to collect information from the terminal equipment of any Person by or on behalf of the Group Companies have been obtained in accordance with such Data Security Requirements and all information required to be disclosed in order to use such technology in accordance with Data Security Requirements has been disclosed in all material respects prior to the technology entering the terminal equipment.
(h)
To the knowledge of the Company, there has been no actual or alleged unauthorized use, access, intrusion, theft, failure, breakdown, or breach of security of: (i) any of the Systems; or (ii) any

Personal Information, User Data, payment card information, confidential or proprietary data, or any other information collected, maintained, or stored by or on behalf of the Group Companies (or any loss, destruction, compromise, or unauthorized disclosure thereof).
(i)
No Group Company has received, or been subject to, any written notice, complaint, investigation, inquiry or enforcement Proceedings from any Person, alleging non-compliance with the Data Security Requirements or claiming compensation in respect thereof, and no such complaint, investigation, inquiry or Proceeding has been threatened in writing or orally or is pending.
2.13
Litigation. Except as set forth on Schedule 2.13, since January 1, 2018, there have not been any, and there currently are no Proceedings: (a) pending, threatened in writing or, to the knowledge of the Company, threatened orally against: (i) any Group Company; or (ii) any of their respective directors, officers, managers, employees, agents or Affiliates (each in their capacity as such) affecting or relating to such Group Company’s business or assets or the Transactions; or (b) pending or threatened, whether in writing or orally, by the Group Companies against any third party. To the Companies’ knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding. The Group Companies are not subject to any judgment, Order or decree of any Governmental Entity and there are no unsatisfied judgments, penalties or awards against or affecting any Group Company or any of their respective directors, officers, managers, employees, agents or Affiliates (each in their capacity as such) or any of its properties or assets.
2.14
Brokerage. Except for fees and expenses of J.P. Morgan Securities LLC related to the Transactions, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any Contract or other agreement or understanding to which any Group Company is a party or to which any Group Company is subject for which the Group Companies (after the Closing) or Acquirer would become obligated.
2.15
Insurance. Schedule 2.15 contains a description of each insurance policy maintained by or on behalf of the Group Companies with respect to their properties, assets, businesses, operations, employees, officers, managers and directors. True and complete copies of such insurance policies have been made available to Acquirer (collectively, the “Insurance Policies” and each, an “Insurance Policy”). Each Insurance Policy is in full force and effect, all premiums due and payable have been paid, and no written notice, or, to the knowledge of the Company, oral notice of default, cancellation, termination or nonrenewal has been received by the Group Companies with respect to any Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Group Companies. The scope and amount of the Insurance Policies are, and have been since January 1, 2018, customary and reasonable for the business of the Group Companies as presently and previously conducted and are sufficient for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which it is bound. And coverage under the Insurance Policies has been continuously maintained. There is no claim pending, threatened in writing or, to the knowledge of the Company, threatened orally which could reasonably be expected to materially exhaust the coverage limits under or otherwise adversely affect any Insurance Policy. The Group Companies are not in default in any material respect with respect to their obligations under any Insurance Policy maintained by or on behalf of the Group Companies, and no Group Company has ever been denied insurance coverage. There are currently no pending claims under any Insurance Policies as to which the respective insurer has denied or disputed coverage or reserved rights. The Group Companies have no self-insurance or co-insurance program.
2.16
Labor Matters.
(a)
Schedule 2.16(a) contains a true, complete and correct list of: (i) the employees, officers and directors of the Group Companies; (ii) the job title and date of hire for each such Person; (iii)

the rate of all current compensation payable by the Group Companies to each such Person, including eligibility for any bonus, commission or other contingent or deferred compensation; (iv) whether each such Person is classified as exempt or non-exempt under the federal Fair Labor Standards Act; (v) whether such Person is on a work visa; and (vi) whether such Person is on a leave of absence (and, if so, short- or long-term).
(b)
Except as disclosed on Schedule 2.16(b), with respect to each Group Company: (i) there is no CBA to which any Group Company is party to or bound by, and no employees of any Group Company are represented by a labor union or other labor organization with respect to their employment; (ii) since January 1, 2018, no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification Proceedings presently pending or threatened (whether in writing or orally) to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and to the knowledge of the Company, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company; (iii) since January 1, 2018, there has been no actual, threatened in writing or, to the knowledge of the Company, orally threatened material labor grievances, material labor arbitrations, nor any strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Group Companies, and no such matters are currently pending or threatened (whether orally or in writing); (iv) there is no material employment or labor-related Proceeding of any kind, pending or threatened (whether orally or in writing) in any forum, relating to an alleged violation or breach by a Group Company (or its respective officers or directors) of any Law or Contract; (v) no Group Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act; and (vi) each Group Company has since January 1, 2018 materially complied, and is currently in material compliance, with all applicable Laws relating to labor, employment and employment practices, including discrimination in employment, harassment in employment, workers’ compensation, terms and conditions of employment, worker safety, wages and hours (including wage payment and withholding of employment-related taxes), worker classification (including, the classification of independent contractors as well as eligibility of employees for overtime pay), civil rights, retaliation in employment, whistleblowing, disability rights or benefits, equal opportunity, collective bargaining, immigration, labor relations, unemployment insurance, paid time off and employee leave, affirmative action, occupational safety and health, employee layoffs and reductions in force (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. and any similar Laws (collectively, the “WARN Act”)), and the collection and remittance of social security and other payroll Taxes.
(c)
Except as would not result in material liability for the Group Companies, the Group Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, fees and other compensation that has come due and payable to its current and former employees and independent contractors or other service providers under applicable Law, Contract or Group Company policy. Since January 1, 2018, the Group Companies have not implemented any layoff of employees implicating the WARN Act, and no such layoffs are currently contemplated, planned or announced.
(d)
Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware since January 1, 2018. With respect to each such allegation with potential merit, the relevant Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Group Company reasonably expects any material liabilities with respect to any such allegations or is aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring the Group Companies into material disrepute. Since January 1, 2018, the Group Companies have not entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 2.16(d).

(e)
To the knowledge of the Company, no employee of any Group Company is in violation of any confidentiality, non-competition, proprietary rights, employment agreement, nondisclosure agreement, fiduciary duty, non-solicitation agreement, restrictive covenant or other such obligation or agreement between such employee and any other Person that would be material to the performance of such employee’s employment duties, if any, or the ability of the Group Companies to conduct the Business.
2.17
Employee Benefits.
(a)
Schedule 2.17(a) lists all: (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA; (ii) equity or equity-based, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, group legal, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, death benefit or accident insurance plans, programs or arrangements; (iii) bonus, pension, cash balance, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) employment, individual consulting, retention, stay, change of control, deferred compensation or executive compensation or severance agreements, in each case, written or otherwise, which are maintained, sponsored, contributed to by, or required to be contributed to by any Group Company or as to which any unsatisfied obligation or liability (fixed or contingent, known or unknown, direct or indirect) of any Group Company remain, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of any Group Company (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”). The Company has provided to Acquirer a true, correct and complete copy of each Company Employee Plan and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, the two most recent actuarial, audit and financial reports and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years.
(b)
Any Company Employee Plan intended to be Tax-qualified under Section 401(a) of the Code or other applicable Law is so qualified and has obtained from the IRS a favorable determination or opinion letter upon which it may rely as to its qualified status under the Code. The Company has provided to Acquirer a true, correct and complete copy of the most recent favorable IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to adversely affect the Tax-qualified status of any such Company Employee Plan.
(c)
Each Company Employee Plan has been maintained and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company and each ERISA Affiliate has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. All contributions, payments and premiums (including employee salary reduction contributions) related to any Company Employee Plan have been made on or before their due dates or, to the extent not yet due, have been properly accrued on the Financial Statements in accordance with the terms of the Company Employee Plan and all applicable laws and accounting standards.
(d)
No Company Employee Plan promises or provides medical or other welfare coverages or benefits for periods after termination of employment or service to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.
(e)
There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA) with respect to any Company Employee Plan. None of the Company or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan.
(f)
Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.
(g)
No suit, administrative proceeding, action, litigation or claim has been brought, is threatened in writing or, to the knowledge of the Company, orally threatened, against or with respect to any Company Employee Plan, including any audit or inquiry by the IRS or the U.S. Department of Labor. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, and (ii) no Lien has been imposed under the Code, ERISA or any other applicable Law, and (iii) the Group Companies have not made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the U.S. Department of Labor Delinquent Filer Program or any other voluntary correction program.
(h)
No Company Employee Plan is, and none of the Company or any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has at any time maintained, established, sponsored, participated in, or contributed to, or has any obligation or Liability with respect to, any (i) pension plan (within the meaning of Section 3(2) of ERISA) or other plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) “multiple employer plan” as such term is defined in Section 413(c) of the Code. Without limiting the foregoing, none of the Company or any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
(i)
No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.
(j)
Each Group Company has, and has at all relevant times, properly classified employees, independent contractors and other service providers for Tax purposes and for purposes of participation, eligibility and benefit accrual under the Company Employee Plans.
(k)
None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation (including any equity or equity-based award), (iv) result in the forgiveness in whole or in part of any outstanding loans made by a Group Company to any Person or (v) limit any Group Company’s ability to terminate any Company Employee Plan.
2.18
Compliance with Law; Permits; Prohibited Payments.
(a)
Since January 1, 2018, the Group Companies have complied with, and are currently in compliance with, in all material respects, all applicable Laws and Data Security Requirements and no Proceeding has been filed, commenced, threatened in writing or, to the knowledge of the Company, orally threatened against (i) any Group Company, any Unitholder or any of their respective Affiliates or (ii) the Group Companies or their respective directors, officers, managers, employees or agents (each in their capacity as such), in each case, alleging a violation of any applicable Laws or Data Security Requirements. Since January 1, 2018, no Group Company has received written notice, or, to the knowledge of the Company, oral notice of any penalty assessment or other Proceeding by any Governmental Entity or of any other allegation that the Group Companies (including any agent or other parties acting on behalf of the Business) have violated any applicable Law.
(b)
The Group Companies and all employees thereof required to hold a Permit in connection with the Business hold all Permits required for the conduct of the Business, and Schedule 2.18(b) sets forth a list of all of Permits held by the Group Companies and any employees thereof required to hold a Permit in connection with the Business (including any Insurance Licenses), including the names of such Permits and their respective dates of issuance and expiration (collectively, the “Business Permits”). All fees and charges with respect to the Business Permits have been paid in full. No written notices, or, to the knowledge of the Company, oral notices have been received by the Group Companies or any employee thereof who holds a Business Permit: (i) alleging the failure to hold any Permit required for the conduct of the Business; (ii) any actual or possible violation of any Business Permit; or (iii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Business Permit, and to the knowledge of the Company, no such notice is forthcoming. The Group Companies are in compliance, in all material respects, with all terms and conditions of all Business Permits and none of the Business Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Business Permit held by the Group Companies or any employee thereof who holds a Business Permit. Since January 1, 2018, each of the Group Companies has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity.
(c)
Each Group Company and each employee or other representative thereof possess all certificates of authority, licenses, registrations, permits, authorization or other Permit to transact insurance agency, producer, agent, title or brokerage business (an “Insurance License”) in each jurisdiction in which such Person is required to possess an Insurance License pursuant to applicable Law or Contract in connection with the Business. All such Insurance Licenses are set forth on Schedule 2.18(c), including the names of such Insurance Licenses, the holder of each such Insurance License, and the insurance carriers, agencies or other insurance companies such Person can sell, solicit or negotiate insurance on behalf of, or has otherwise received an appointment from. No Group Company has been party to the placement, directly or indirectly (including through an agent), of insurance or reinsurance which is: (i) unlawful; or (ii) a fictitious or sham transaction. In the placement of insurance, no Group Company has breached any duty owed to its clients or its insurance or reinsurance companies, including the duty to make full disclosure of material facts. The insurance policies produced by the Business were marketed and sold in accordance with all applicable Law, validly issued to the owners of such policies and all applicable premiums were timely remitted to the insurers.
(d)
Neither the Group Companies nor any officer, director, managers, employee thereof nor any agent or other third parties acting on behalf of the Business or the Group Companies has: (i) violated any Anti-Corruption Law; (ii) directly or indirectly: (A) made or agreed to make any contribution, payment or gift to any official, employee or agent (in each case, whether of a Governmental Entity, private entity or otherwise) where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any Governmental Entity; (B) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records for any reason in violation of applicable Laws; or (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office. No Group Company nor any of their respective directors, officers, managers, employees, agents or other third parties (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or Proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.
(e)
Except as set forth on Schedule 2.18(e), no Group Company applied for or received a PPP Loan, Payroll Support, the employee retention tax credit or other loans, grants or similar financial assistance associated with the CARES Act or other government stimulus programs (collectively, the “CARES Act Programs”). All statements, representations and documentation submitted by the Group Companies, their Affiliates and their respective officers, directors, representatives and agents to apply for or obtain any CARES Act Program or to apply for any subsequent draws or requests for financial assistance under any CARES Act Program, and all statements, representations and certifications made in the CARES Act Programs applications and any and all related documentation and any subsequent draws or requests for financial assistance, were true and accurate in all material respects when made, including with respect to eligibility to receive benefits or assistance under such CARES Act Programs or any subsequent draws or requests for financial assistance thereunder. The Group Companies used funds from the applicable CARES Act Programs solely for the allowable uses set forth in applications, documentations and agreements executed or delivered in connection therewith, the CARES Act and any other applicable Law. The Group Companies have: (i) maintained all required records in connection with all CARES Act Programs and any subsequent draw applications or requests for financial assistance under such CARES Act Programs; and (ii) made available to Acquirer copies of the Group Companies’ applications for forgiveness under any CARES Act Program, all supporting documentation required in connection with forgiveness under any CARES Act Program, copies of all applications and other material correspondence related to any CARES Act Program, and any subsequent draw applications or requests for financial assistance thereunder. The Group Companies have complied in all material respects with all CARES Act Programs, the CARES Act and applicable Laws and regulatory and procedural guidance or requirements implemented in response to COVID-19.
2.19
Affiliate Transactions. Except as set forth on Schedule 2.19, no director, manager, officer, Unitholder, Affiliate of any Unitholder or Affiliate of any Group Company or, to the Company’s knowledge, any other employees of the Group Companies or any of the immediate family members of any of the foregoing: (a) is a party to any Contract or transaction with any Group Company; (b) since January 1, 2019, was a party to any Contract or transaction with any Group Company; (c) has any interest in any property or asset (including Intellectual Property Rights) used or held for use by any Group Company; (d) since January 1, 2019, had any interest in any property or asset (including Intellectual Property Rights) used or held for use by any Group Company; (e) provides services with respect to the operation of the Business (except, in the case of services provided in the ordinary course of business by employees of the Group Companies); (f) since January 1, 2019, has provided services with respect to the operation of the Business (except, in the case of services provided by employees of the Group Companies in the ordinary course); or (g) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for, any customer, supplier or other material business relation of, or competitor of, the Group Companies (except with respect to any interest in less than 2% of the securities of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange).
2.20
Material Sources. Schedule 2.20 sets forth a consolidated list for the Group Companies of the top twenty (20) vendors, suppliers, partners and business relations of the Group Companies by dollar volume of purchases for each of: (i) the nine months ended on the Latest Balance Sheet Date; (ii) the year ended on December 31, 2022; and (iii) the year ended on December 31, 2021 (each, a “Material Source”) and sets forth the dollar amount of purchases for each Material Source for each such period. Since January 1, 2019, the Group Companies have not received any written notice or, to the knowledge of the Company, oral notice from any Material Source and, to the knowledge of the Company, no facts or circumstances exist to the effect that any such Material Source has stopped or may stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to the supply of products or services to the Group Companies or the Business (whether as a result of the consummation of the Transactions or otherwise). There are no material disputes currently, nor have there been any material disputes since January 1, 2019, between the Group Companies and any Material Source. The Group Companies have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Group Companies will not continue to have such access on commercially reasonable terms.
2.21
Real Property.
(a)
No Group Company (i) currently owns or has ever owned any real property, (ii) is in negotiations or under contract to acquire any real property and (iii) currently has a right of first refusal or right of first offer in connection with any real property.
(b)
Schedule 2.21(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including for each such Lease, the date of such Lease and any amendment(s) or modification(s) thereto, the name of the parties, the monthly rent, and the termination date). The Group Companies have a good and valid leasehold interest in and to all of the Leased Real Property. None of the Leases have been amended or modified in any respect, except to the extent that such amendment(s) or modification(s) are set forth on Schedule 2.21(b) and have been delivered or made available to Acquirer. Each Lease: (i) is legal, valid, binding, and in full force and effect; (ii) is enforceable by and against the Group Companies in accordance with its terms, subject to the Enforceability Exceptions; and (iii) has been authorized and/or consented to by any Person or Governmental Entity whose authorization or consent may be required in connection therewith. The Group Companies have not received any written or oral notice of default and there exists no default or breach by any party to any Lease, nor any facts or circumstances existing which, with the delivery of notice or passage of time or both, would constitute a default or breach. The Group Companies have made available to Acquirer true, complete and correct copies of all the Leases, and, in the case of any oral Lease, a written summary of the material terms of such Lease, including all amendment(s), modification(s), sublease(s) and extension(s) thereto. With respect to each Lease: (i) the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any respect, and, to the knowledge of the Company, there are no material disputes with the applicable landlord under such Lease; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) the Group Companies do not owe, nor will they owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) the Group Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Group Company; and (vi) the Group Companies have not subleased any portion of the Leased Real Property or granted any other interest in the Leased Real Property to any other Person. Each parcel of Leased Real Property is fully licensed, permitted and authorized for the operation of the business conducted thereon by the applicable Group Company under all applicable Laws relating to the conduct of such business thereon (including, without limitation, all zoning restrictions, land use requirements and private use restrictions). Each parcel of Leased Real Property is in good condition and usable for its current uses and, assuming no changes in applicable Law or private restrictions following the Closing, can be used by Acquirer after the Closing for such uses without violating any applicable Law or private restriction, and such uses are legal conforming uses. There are no mechanics’ liens affecting any parcel of Leased Real Property and no work has been performed thereon at the request of any Group Company within the last one-hundred twenty (120) days for which a mechanic’s lien could be filed other than any that qualify as a Permitted Lien. There are no outstanding capital improvements or landlord repairs in connection with the Leased Real Property.
(c)
The Leased Real Property constitutes all of the real property currently owned, leased, occupied or otherwise utilized in connection with the Business. Except as set forth on Schedule 2.21(c), the Group Companies have not leased any real property other than the Leased Real Property. Except as set forth on Schedule 2.21(c), to the knowledge of the Company, other than the Group Companies and any future lessees, there are no Persons in possession or who have any current or future right to occupy any of the Leased Real Property.
2.22
Environmental. The Group Companies and their predecessors have at all times been in compliance with all Environmental Laws, which compliance includes the possession of all Permits and other governmental authorizations required under Environmental Law and compliance with the terms and conditions thereof. The Group Companies have not received any written notice or other written communication, whether from a Governmental Entity, citizens groups, employee or otherwise, that alleges that any Group Company is not in compliance with any Environmental Law, and there are no circumstances that may reasonably be expected to prevent or interfere with the compliance by the Group Companies with any current Environmental Law in the future or result in material Liability.
2.23
Books and Records.
(a)
The Group Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Group Companies (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Group Companies. No Group Company has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the Books and Records of the Group Companies will be in the possession of the Company.
(b)
Schedule 2.23(b) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Group Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
2.24
Suite License. The Company has paid the annual License Fee (as defined in the Owner’s Suite License Agreement), and there are no other costs or expenses outstanding, under the Owner’s Suite License Agreement with respect to the 2023-2024 NFL season.
Article III

Representations and Warranties of The Unitholders

Subject to the disclosures set forth in the Company Disclosure Letter, each Unitholder, severally and not jointly, hereby represents and warrants to Acquirer and the Merger Subs as follows:

3.1
Authority; Organization; Authorization. Such Unitholder has all requisite entity or individual power and authority necessary to execute and deliver this Agreement and each Ancillary Document to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the Transactions and, if an entity, to own, operate and lease its properties and carry on its business as presently conducted. The execution and delivery of this Agreement and each Ancillary Document to which such Unitholder is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, including the Mergers, have been duly authorized by all necessary action on the part of such Unitholder, and no other Proceeding on the part of such Unitholder is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Documents or to consummate the Transactions. If such Unitholder is an entity, such Unitholder is: (a) duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation; and (b) duly licensed or qualified to conduct its business as a foreign entity under the Laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on such Unitholder’s ability to consummate the Transactions or otherwise prevent or materially delay the Closing. Assuming that this Agreement and the Ancillary Documents to which such Unitholder is a party have been duly authorized, executed and delivered by each other party thereto, this Agreement and such Ancillary Documents, when executed and delivered by such Unitholder in accordance with the terms thereof, shall each constitute a valid, legal and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to the Enforceability Exceptions.
3.2
Consents and Approvals; No Violations. Except as set forth on Schedule 3.2, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by such Unitholder or the consummation by such Unitholder of the Transactions, including the Mergers, except for those the failure of which to obtain or make would be expected to have a material adverse effect on such Unitholder’s ability to consummate the Transactions or otherwise prevent or materially delay the Closing. The execution, delivery and performance by such Unitholder of this Agreement and the Ancillary Documents to which such Unitholder is a party, the fulfillment of and compliance with the respective terms hereof and thereof by such Unitholder and the consummation by such Unitholder of the Transactions, including the Mergers, will not: (a) in any respect, conflict with or result in any breach of the terms, conditions or provisions of such Unitholder’s Governing Documents; (b) result in a violation of any Order or Law applicable to such Unitholder or any of its properties or assets; or (c) in any respect, result in a violation or breach of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give any third party the right to modify, terminate or accelerate any obligation under, any of the terms, conditions or provisions of any Contract to which such Unitholder is a party or by which such Unitholder or any of its assets is bound, except, in the case of clauses (b) and (c) above, as would not reasonably be expected to have a material adverse effect on such Unitholder’s ability to consummate the Transactions, including the Mergers, or otherwise prevent or materially delay the Closing.
3.3
Title to the Company Units; Ownership of the Company. Such Unitholder owns of record and beneficially all of the Company Units set forth opposite such Unitholder’s name on Schedule 3.3 and in the Spreadsheet, and such Unitholder has good, valid and marketable title to the Company Units, free and clear of all Liens (other than restrictions imposed under federal and state securities laws). Such Unitholder has the right, authority and power to surrender, and effective upon the Closing hereby does surrender, such Unitholder’s Company Units to Acquirer. Such Unitholder has not granted any options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of such Unitholder’s Company Units, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase such Unitholder’s Company Units.
3.4
Litigation. There is no Proceeding pending, threatened in writing or, to such Unitholder’s actual knowledge, threatened orally against such Unitholder which, in any case, would: (a) prevent or materially delay the Transactions or the Closing; or (b) otherwise prevent or materially delay performance by such Unitholder of any of its obligations under this Agreement or the Ancillary Documents. Such Unitholder is not subject to any outstanding Order that would reasonably be expected to: (a) prevent or materially delay the Transactions or the Closing; or (b) otherwise prevent or materially delay performance by such Unitholder of any of its obligations under this Agreement or the Ancillary Documents.
3.5
Brokerage. Except for fees and expenses of J.P. Morgan Securities LLC related to the Transactions, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any Contract or other agreement or understanding to which such Unitholder is a party or to which such Unitholder is subject for which the Group Companies (after the Closing) or Acquirer would become obligated.
3.6
Accredited Investor; Unitholder Sophistication. Such Unitholder (a) is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act; (b) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the acquisition of the shares of Acquirer Common Stock pursuant to the Transactions, including the Mergers, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to acquire shares of Acquirer Common Stock pursuant to this Agreement and the Transactions; (c) acknowledges access to, and the opportunity to review, the filings made by Acquirer with the SEC and available on the SEC’s EDGAR system; and (d) understands that the shares of Acquirer Common Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that such shares may not be offered, resold, transferred, pledged or otherwise disposed of by such Unitholder absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements thereof and will bear legends (or restrictive notations on book-entry shares) to this effect.
3.7
Ownership of Capital Stock. Such Unitholder and its Affiliates do not beneficially own any shares of capital stock of Acquirer.
3.8
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III AND IN ANY ANCILLARY DOCUMENT DELIVERED BY SUCH UNITHOLDER, SUCH UNITHOLDER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ITS BUSINESSES OR ASSETS, AND SUCH UNITHOLDER SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES; AND NO OTHER WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE, CONTRACT, OR OTHERWISE, SHALL APPLY. SUCH UNITHOLDER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ACQUIRER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).
3.9
Acknowledgment by Unitholder. Such Unitholder acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Acquirer Common Stock and the business, assets and liabilities of Acquirer and the Merger

Subs and (ii) has been furnished with or given full access to such information about Acquirer and the Merger Subs and their respective businesses and operations as it has requested. In entering into this Agreement, such Unitholder has relied solely upon its own investigation and analysis and the representations and warranties of Acquirer and the Merger Subs set forth in this Agreement and the Ancillary Documents, and such Unitholder acknowledges that, other than as set forth in this Agreement or in any Ancillary Document, neither Acquirer nor the Merger Subs make or have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to such Unitholder or any of its agents, representatives or Affiliates prior to the execution of this Agreement or with respect to any financial information of Acquirer or the Merger Subs heretofore or hereafter delivered to or made available to such Unitholder or any of its agents, representatives or Affiliates, and such Unitholder expressly disclaims reliance thereon. Without limiting the generality of the foregoing, such Unitholder acknowledges and agrees that neither Acquirer, the Merger Subs nor any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials made available to such Unitholder relating to the Acquirer Common Stock or the business, assets or liabilities of Acquirer or the Merger Subs, and no statement contained in any such materials shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by such Unitholder in executing, delivering and performing this Agreement and the Transactions. Except as expressly set forth in the representations and warranties of Acquirer and the Merger Subs in this Agreement and the Ancillary Documents, it is understood that any financial information or any materials or presentations made available to such Unitholder and its representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of Acquirer or either Merger Sub, and are not and shall not be deemed to be relied upon by such Unitholder in executing, delivering and performing this Agreement and the Transactions.
Article IV

Representations and Warranties of Acquirer and Merger Subs

Except as disclosed in the Acquirer SEC Reports filed prior to the Agreement Date and where it is reasonably apparent on the face of such disclosure to be applicable to the representations and warranties set forth in this Article IV, Acquirer and each Merger Sub hereby represent and warrant to the Company and the Unitholders as follows:

4.1
Organization. Acquirer is a corporation and each Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority necessary to carry on its businesses as presently conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions.
4.2
Authority. Each of Acquirer and the Merger Subs has all requisite power and authority necessary to execute and deliver this Agreement and each Ancillary Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Document to which Acquirer or the Merger Subs is a party and the performance by Acquirer or the Merger Subs of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Acquirer and the Merger Subs, and no other Proceeding on the part of Acquirer or the Merger Subs is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Documents or to consummate the Transactions. Acquirer, as the sole equityholder of each Merger Sub, has adopted and approved this Agreement and the Transactions on behalf of each Merger Sub. Assuming that this Agreement and the Ancillary Documents to which Acquirer or the Merger Subs is a party have been duly authorized, executed and delivered by each other party thereto, this Agreement and such Ancillary Documents, when executed and delivered by Acquirer and the Merger Subs, as applicable, shall each constitute a valid, legal and binding agreement of Acquirer and the Merger Subs, enforceable against Acquirer and the Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.
4.3
Capitalization. As of September 30, 2023, the authorized equity interest of Acquirer consists of: (i) 500,000,000 shares of Acquirer Common Stock, of which 96,511,895 shares are issued and outstanding (net of treasury shares); (ii) 250,000,000 shares of Class B common stock, par value $0.0001 per share, of which 99,800,000 shares are issued and outstanding; and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. All outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the Agreement Date, there is no shareholder rights plan (or similar plan commonly referred to as a “poison pill”) under which Acquirer or any of its Affiliates is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of Acquirer Common Stock, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of Acquirer and its Affiliates have been issued and granted in compliance in all material respects with all (i) Laws relating to securities and (ii) requirements set forth in any applicable Contracts and/or Acquirer benefit plans.
4.4
No Vote Required. Assuming the accuracy of the representations and warranties of the Unitholders in Section 3.7, no member or shareholder vote of Acquirer is required to approve this Agreement or the other Ancillary Documents or to authorize the Merger Subs or consummate the Transactions.
4.5
Consents and Approvals; No Violations. No material notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Acquirer or the Merger Subs of this Agreement or the Ancillary Documents to which Acquirer or the Merger Subs is a party or the consummation by Acquirer or the Merger Subs of the Transactions, except for: (i) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the consummation of the Transactions or otherwise prevent or materially delay the Closing; and (ii) applicable requirements of federal securities Laws or state “blue sky” Laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Acquirer Common Stock issuable in connection with the Transactions. The execution, delivery and performance by Acquirer and the Merger Subs of this Agreement and the Ancillary Documents to which Acquirer or the Merger Subs is a party and the consummation by Acquirer and the Merger Subs of the Transactions will not: (a) conflict with or result in any breach of the terms, conditions or provisions of Acquirer’s or either Merger Sub’s Governing Documents; (b) result in a violation or breach of, or constitute (whether with or without the passage of time, the giving of notice or both) a default or give any third party the right to modify, terminate or accelerate any obligation under, any of the terms, conditions or provisions of any Contract to which Acquirer or the Merger Subs is a party or by which any of them or any of their respective assets is bound; or (c) result in a violation of any Order or Law applicable to Acquirer or either Merger Sub or any of their respective properties or assets, except in the case of clauses (b) and (c) above, as would not prevent or materially delay the Closing.
4.6
Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Acquirer, the Merger Subs or any of their Affiliates for which the Unitholders or any Group Company may become liable.
4.7
Solvency. Assuming that: (i) the representations and warranties of the Company and the Unitholders contained in this Agreement are true and correct in all respects; and (ii) the Group Companies are Solvent as of immediately prior to the Closing, then immediately after the Closing, and after giving effect to the Transactions, the Group Companies, on a consolidated basis, will be Solvent. Neither Acquirer nor either

Merger Sub is entering into this Agreement, the Ancillary Documents or the Transactions with the intent to hinder, defraud or deceive any current or future creditor of Acquirer, the Merger Subs or their Affiliates.
4.8
Acquisition of Equity for Investment. Acquirer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions. Acquirer agrees that the Company Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable U.S. prospectus and registration requirements, except pursuant to an exemption therefrom under applicable U.S. securities laws.
4.9
Issuance of Shares. The shares of Acquirer Common Stock issuable in the Mergers, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Unitholders herein, will be duly issued, fully paid and non-assessable.
4.10
SEC Reports.
(a)
The Acquirer SEC Reports are available on the website maintained by the SEC at http://www.sec.gov. All Acquirer SEC Reports required to have been filed by Acquirer with the SEC since December 31, 2020 have been so filed on a timely basis (other than that certain Annual Report on Form 10-K filed by Acquirer on March 7, 2023, as amended by that certain Amendment No. 1 on Form 10-K/A filed by Acquirer on May 9, 2023), including any certification or statement required by: (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); (ii) Section 906 of the Sarbanes-Oxley Act; and (iii) any other rule or regulation promulgated by the SEC or applicable to the Acquirer SEC Reports filed on or after December 31, 2020. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing or, in the case of any Acquirer SEC Report that is a registration statement or prospectus filed pursuant to the requirements of the Securities Act, as of the effective date of such Acquirer SEC Report): (A) each Acquirer SEC Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) no Acquirer SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)
Acquirer maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquirer maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to provide reasonable assurance that all material information relating to Acquirer is made known on a timely basis to the individuals responsible for the preparation of Acquirer’s filings with the SEC and other public disclosure documents of Acquirer, and otherwise ensure that information required to be disclosed by Acquirer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules.
(c)
The financial statements (including any related notes) of Acquirer contained in the Acquirer SEC Reports filed on or after December 31, 2020: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the applicable period covered (except (A) as may be indicated therein or in the notes thereto, (B) with respect to unaudited statements, as permitted by the SEC, and (C) in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto); and (iii) present fairly, in all material respects, the financial condition of Acquirer and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Acquirer and its Subsidiaries for the periods covered thereby.

(d)
None of Acquirer or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Acquirer or any of its Affiliates, on the one hand, and any unconsolidated Affiliate of Acquirer, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquirer or any of its Subsidiaries in the published financial statements of Acquirer contained in the Acquirer SEC Reports.
(e)
Since December 31, 2020 through the date hereof, none of Acquirer or any of its Subsidiaries, Acquirer’s independent accountants (to the knowledge of Acquirer), or the board of directors or audit committee of the board of directors of Acquirer or any of its Subsidiaries, or any officer of any of Acquirer or any of its Subsidiaries, has received any written notification of any: (A) “significant deficiency” in the internal controls over financial reporting of any of Acquirer or any of its Subsidiaries or “material weakness” in the internal controls over financial reporting of any of Acquirer or any of its Subsidiaries, which is reasonably likely to adversely affect Acquirer’s ability to record, process, summarize and report financial information; or (B) fraud, whether or not material, that involves management or other employees of any of Acquirer or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of Acquirer.
4.11
Litigation. Since January 1, 2018, there have not been any, and there currently are no material Proceedings: (a) pending, threatened in writing or, to the knowledge of Acquirer, threatened orally against Acquirer or any of its Affiliates or any of their respective directors, officers, managers, employees or agents (each in their capacity as such) affecting or relating to such Person’s business or assets or the Transactions; or (b) pending or threatened, whether in writing or orally, by Acquirer or any of its Affiliates against any third party. To Acquirer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding. Neither Acquirer nor any of its Affiliates is subject to any material judgment, Order or decree of any Governmental Entity and there are no unsatisfied judgments, penalties or awards against or affecting Acquirer or any of its Affiliates or any of their respective directors, officers, managers, employees or agents (each in their capacity as such) or any of their respective properties or assets.
4.12
Merger Subs. Acquirer is directly or indirectly the sole holder of all limited liability company interests in each of the Merger Subs. Since their respective dates of formation, each Merger Sub has not carried on any business nor conducted any operations other than in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary to the Transactions. Merger Sub II is and has always been a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made pursuant to Section 301.7701-3(c) of the Treasury Regulations to treat Merger Sub II as anything other than a disregarded entity for such purposes.
4.13
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ANY ANCILLARY DOCUMENT DELIVERED BY ACQUIRER OR THE MERGER SUBS, EACH OF ACQUIRER AND THE MERGER SUBS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE ACQUIRER COMMON STOCK, THE MERGERS OR THE TRANSACTION AND EACH OF ACQUIRER AND THE MERGER SUBS SPECIFICALLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES; AND NO OTHER WARRANTIES, WHETHER IN LAW OR EQUITY, UNDER STATUTE, CONTRACT, OR OTHERWISE, SHALL APPLY. EACH OF ACQUIRER AND THE MERGER SUBS HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE,

LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY GROUP COMPANY, THE UNITHOLDERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL INFORMATION).
4.14
Acknowledgment and Representations by Acquirer and Merger Subs. Each of Acquirer and the Merger Subs acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) has been furnished with or given full access to such information about the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, Acquirer and each Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of the Company and the Unitholders set forth in this Agreement and the Ancillary Documents, and Acquirer and each Merger Sub acknowledge that, other than as set forth in this Agreement or in any Ancillary Document, no Group Company or Unitholder makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Acquirer, the Merger Subs or any of their agents, representatives or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Acquirer or the Merger Subs or any of their agents, representatives or Affiliates, and Acquirer and each Merger Sub expressly disclaims reliance thereon. Without limiting the generality of the foregoing, Acquirer and each Merger Sub acknowledges and agrees that no Group Company nor any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Acquirer or the Merger Subs, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of the Group Companies or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquirer or the Merger Subs in executing delivering and performing this Agreement and the Transactions. Except as expressly set forth in the representations and warranties of the Company and the Unitholders in this Agreement and the Ancillary Documents, it is understood that any other cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Acquirer, the Merger Subs and their representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of the Company or the Unitholders, and are not and shall not be deemed to be relied upon by Acquirer or the Merger Subs in executing, delivering and performing this Agreement and the Transactions. Notwithstanding the foregoing, nothing herein shall limit or restrict the right of Acquirer to pursue claims for Fraud or any recoveries under the R&W Insurance Policy.
Article V

Covenants
5.1
Conduct of the Business of the Group Companies. Except as expressly contemplated by Schedule 5.1 or elsewhere in this Agreement, from and after the Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as consented to in writing by Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), (x) conduct its business in the ordinary course in substantially the same manner heretofore conducted and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Group Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Group Companies. Without limiting the generality of the immediately preceding sentence and except as set forth on Schedule 5.1, from and after the Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to:
(a)
preserve and maintain all of its Permits;
(b)
pay its debts, Taxes and other obligations when due;
(c)
maintain the properties and assets owned, operated or used by it in substantially the same condition as they were on the Agreement Date, subject to reasonable wear and tear, including without limitation taking commercially reasonable steps necessary to maintain Company Intellectual Property Rights and all registrations and applications therefor;
(d)
continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)
defend and protect its properties and assets from infringement or usurpation;
(f)
perform in all material respects all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(g)
maintain its Books and Records in accordance with past practice;
(h)
not take or permit any action that would abandon, allow to lapse or expire, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property Rights, or grant any right or license to any Company Intellectual Property Rights other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(i)
continue to employ all employees and not offer any employees severance agreements and/or compensation;
(j)
refrain from entering any new employment contracts with any employees;
(k)
refrain from negotiating or entering into any CBA or other Contract with any labor union or labor organization;
(l)
refrain from recognizing or certifying any labor union, labor organization, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;
(m)
comply in all material respects with all applicable Laws; and
(n)
not take or permit any action that would cause any of the changes, events or conditions described in Section 2.7 to occur.

In the event the Group Companies, or any representative on their behalf, seeks consent from Acquirer in writing to take any of the actions described above in clauses (a) through (i) pursuant to notice requirements in Section 8.4, and Acquirer does not object in writing within five (5) Business Days, Acquirer will be deemed to have consented to the taking of such action and the Group Companies may take such action without being in breach of this Section 5.1.

5.2
Access to Information.
(a)
From and after the Agreement Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, each Group Company shall (i) provide to Acquirer and its authorized representatives during normal business hours (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company) reasonable access to and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Group Companies; (ii) furnish Acquirer and its representatives with such financial, operating and other data and information related to the Group Companies as Acquirer or any of its representatives may reasonably request; and (iii) instruct the representatives of the Unitholders and the Company to cooperate with Acquirer in its investigation of the Company. No investigation by Acquirer or other information received by Acquirer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Unitholders or the Company in this Agreement. All of such information shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.
(b)
Notwithstanding anything to the contrary set forth in this Agreement, during the period from the Agreement Date hereof until the Closing, none of the Unitholders nor any of their Affiliates (including the Group Companies) shall be required to disclose to Acquirer or any of its representatives any information (i) to the extent related to the sale or divestiture process conducted by any Unitholder or its Affiliates for the Group Companies vis-à-vis any Person other than Acquirer and its Affiliates, or a Unitholder’s or its Affiliates’ (or their respective representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) if doing so would violate any Contract or Law to which a Unitholder or any of its Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure (or as much of its as possible) in a manner that does not result in a loss of attorney-client and work product privileges) or (iii) relating to Taxes or Tax Returns other than information relating to the Group Companies.
5.3
Efforts To Consummate. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.
5.4
Exclusive Dealing. During the period from the Agreement Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Group Companies shall not take, nor shall any of the Group Companies permit any of its respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate, facilitate or engage in (or continue to engage in) in discussions or negotiations with, or provide any information to or enter into any agreement or understanding (whether or not binding) with any Person (other than Acquirer and/or its respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any issuance or purchase of any of the Company’s equity securities or any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction, sale, lease, license, exchange or other disposition of assets outside of the ordinary course of business or similar transaction involving or relating to any Group Company, other than assets sold in the ordinary course of business consistent with past practice (each such acquisition transaction, an “Acquisition Transaction”), and the Unitholders, the Group Companies, and their respective Affiliates, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents, shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Transaction. Notwithstanding the foregoing, the Unitholders and the Group Companies may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Unitholders and the Group Companies are subject to an exclusivity agreement and are unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect. The Company shall promptly (and in any event within one (1) Business Day after receipt thereof by any Group Company or its representatives) advise Acquirer orally and in writing of any proposal regarding an Acquisition Transaction, any request for information with respect to any Acquisition Transaction, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Transaction and the identity of the Person making the same. The Unitholders and the Company agree that the rights and remedies for noncompliance with this Section 5.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquirer and that money damages would not provide an adequate remedy to Acquirer.
5.5
Expenses. Except as otherwise set forth herein (including Section 1.6(c)(ii) with respect to any fees and expenses of the Accounting Firm), all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense. Notwithstanding the foregoing: (i) the Unitholders, on the one hand, and Acquirer, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Escrow Agent; (ii) the Unitholders shall bear one-hundred percent (100%) of the cost of the D&O Tail Policy; (iii) Acquirer shall bear one-hundred percent (100%) of the premium cost of the R&W Insurance Policy; and (iv) Transfer Taxes shall be split as set forth in Section 5.11(c).
5.6
Intentionally Omitted.
5.7
Indemnification; Directors’ and Officers’ Insurance.
(a)
Acquirer agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers and officers of the Group Companies (each, a “D&O Indemnified Person”), as provided in such Group Company’s Governing Documents with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that the Group Companies on their own behalf will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Acquirer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers or officers of any Group Company, unless such modification is required by applicable Law.
(b)
At or prior to the Closing, the Company shall purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the

Group Companies’ directors’ and officers’ liability insurance policies as of the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies in effect immediately prior to the Closing (the “D&O Tail Policy”), and Acquirer shall cause the Company to maintain the D&O Tail Policy in effect, without any lapse in coverage, for a period of six (6) years following the Closing Date; provided that neither Acquirer, the Final Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of the D&O Tail Policy.
(c)
Acquirer agrees, and will cause the Group Companies, not to take any action following the Closing that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the D&O Indemnified Persons in this Section 5.7. If Acquirer, any Group Company or any of their respective successors or assigns shall: (i) merge or consolidate with or into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquirer or such Group Company shall assume all of the obligations set forth in this Section 5.7.
(d)
The D&O Indemnified Persons are intended to be third-party beneficiaries of this Section 5.7. This Section 5.7 shall survive the consummation of the Closing and shall be binding on all successors and assigns of Acquirer and the Group Companies.
5.8
Documents and Information. After the Closing Date, Acquirer shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, use commercially reasonable efforts to retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Unitholders’ Representative (at the Unitholders’ Representative’s sole cost and expense) during normal business hours of the Group Companies, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed prior to the seventh (7th) anniversary of the Closing Date by Acquirer or the Group Companies, without first advising the Unitholders in writing and giving the Unitholders a reasonable opportunity to obtain possession thereof (at the Unitholders’ sole cost and expense). Notwithstanding anything to the contrary set forth in this Agreement: (i) the Unitholders’ Representative will not have access to personnel records of any Group Company relating to individual performance or evaluation records, medical histories or other information that the disclosure of which, in such Group Company’s legal counsel’s good faith opinion, could reasonably be expected to subject any Group Company to risk of liability; and (ii) no Group Company will be required to disclose to the Unitholders’ Representative any information if doing so (x) would be a violation of any applicable Law or (y) such Group Company believes in good faith, based on the advice of its legal counsel, that providing such information could reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privilege).
5.9
Employee Benefits Matters.
(a)
During the period beginning on the Closing Date and ending no earlier than the first (1st) anniversary of the Closing Date, Acquirer shall provide each employee of any of the Group Companies as of the Closing Date (collectively, the “Company Employees”) with total compensation that is substantially comparable to that provided to each such Company Employee immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are substantially comparable in the aggregate to the Employee Benefit Plans and other benefit and compensation plans, programs, policies, agreements or arrangements maintained by the Group Companies as of immediately prior to the Closing Date. Acquirer further agrees that, from and after the Closing Date, Acquirer shall use commercially reasonable efforts to cause each Company Employee to be granted credit for all service with the Group Companies and any of their predecessors earned prior to the Closing Date for all purposes, including eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations, under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored or maintained by or may be established or maintained by Acquirer or a Group Company or any of their Affiliates on or after the Closing Date (the “New Plans”). In addition, Acquirer shall use commercially reasonable efforts to: (A) cause to be waived all pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any Employee Benefit Plan as of the Closing Date; and (B) cause any deductible, co-insurance and out-of-pocket expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying any applicable deductible, coinsurance and maximum out‑of‑pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing in this Agreement shall: (i) confer upon any Company Employee or any other Person any right to continue in the employ or service of Acquirer or any of its Affiliates (including, after the Closing Date, the Group Companies); (ii) be deemed or construed to establish, or to amend or otherwise modify, any Employee Benefit Plan or employee benefit plan of Acquirer, the Group Companies or any of their Affiliates; or (iii) create any third-party rights in any Company Employee (or any beneficiaries or dependents thereof).
(b)
Acquirer shall be solely responsible for any and all liabilities arising under the WARN Act resulting from its actions or inaction after the Closing.
5.10
No Public Disclosure.
(a)
No press release or public announcement related to this Agreement, the Mergers or the Transactions shall be issued or made by any Unitholder or, prior to the Closing, any Group Company (nor will any such Person permit any of its advisors or Affiliates to do any of the foregoing) without the prior approval of the Acquirer, unless, in the reasonable judgment of the Person seeking to disclose, such communication is required by applicable Law, in which case such Person shall use reasonable best efforts to allow the other parties hereto reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that nothing herein shall be deemed to limit or prohibit any Unitholder or its Affiliates from communicating and disclosing to their and their Affiliates’ investors and potential investors regarding this Agreement, the Ancillary Documents and the Transactions; provided, further, with respect to any communication or disclosure to any investors and potential investors of any Unitholder or its Affiliates, that such investors and potential investors are subject to confidentiality obligations substantially similar in all respects to those included in Section 5.14(a).
(b)
No press release or public announcement related to this Agreement, the Mergers or the Transactions shall be issued or made by Acquirer (nor will Acquirer permit any of its advisors or Affiliates to do any of the foregoing) unless prior to its issuance, distribution or publication Acquirer uses reasonable best efforts to allow Unitholders’ Representative reasonable time to review and comment on such press release or announcement, and Acquirer shall consider in good faith any comments made by Unitholders’ Representative thereto; provided, however, Acquirer shall not be required to provide Unitholders’ Representative an opportunity to review any communication or disclosure to its or its Affiliates’ investors and potential investors.
5.11
Tax Matters.
(a)
Each of Acquirer, the Unitholders’ Representative, the Unitholders, and each Group Company shall (and the Acquirer shall cause the Group Companies to) cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Proceeding and making employees, and representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Unitholders’ Representative, the Unitholders, and each Group Company shall (and the Acquirer shall cause the Group Companies to) retain all books and records with respect to Tax matters pertinent to each Group Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
(b)
The Unitholders shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns for the Group Companies for taxable periods ending on or before the Closing Date that are due on or before the Closing Date; provided that all such Tax Returns shall be prepared, to the maximum extent permissible under applicable Laws, on a basis consistent with existing past practices and accounting methods of the Group Companies and in no event shall any position taken on any such Tax Return be supportable at less than a “more likely than not” level of comfort. The Unitholders shall timely pay (or cause the Group Companies to timely pay) all Taxes shown as due and owing on such Tax Returns; provided that the amount payable pursuant to this sentence shall be reduced to the extent any such Taxes were specifically taken into account in connection with determining the Merger Consideration pursuant to Section 1.6, as finally determined.
(c)
Acquirer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Group Companies for taxable periods that begin before the Closing Date that are due after the Closing Date (each, a “Closing Date Tax Return”). At least thirty (30) days prior to the due date (including extensions) of any Closing Date Tax Return which contains Income Taxes for which the Unitholders may have an indemnification obligation, Acquirer shall provide a draft of such Closing Date Tax Return to the Unitholders’ Representative for the Unitholders’ Representative’s review and comment,. Acquirer shall consider (and shall cause the Group Companies to consider) in good faith any reasonable comments made by the Unitholders’ Representative in writing provided to Acquirer at least ten (10) days prior to the due date (including extensions) of the applicable Tax Return. The Unitholders jointly and severally shall pay to Acquirer (or the applicable Group Company as designated by Acquirer) any Pre-Closing Taxes due in connection with each Closing Date Tax Return at least five (5) days prior to the due date thereof; provided that the amount payable pursuant to this sentence shall be reduced to the extent any such Taxes were specifically taken into account as a reduction (but not below zero) in connection with determining the Merger Consideration pursuant to Section 1.6, as finally determined.
(d)
For purposes of this Agreement, with respect to Taxes (or refunds or credits in respect of Taxes) of a Person relating to a Straddle Period, the Parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (1) in the case of any Taxes other than Taxes based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (2) in the case of any Tax based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be determined as though the taxable year of such Person terminated at the end of the day on the Closing Date; provided that Income Tax deductions attributable to the Transaction Expenses (including, for this purpose, any other amounts that would be Transaction Expenses but for being paid prior to Closing), any other fees, costs, and expenses of any Group Company (solely to the extent such items are economically borne by the Unitholders) attributable to or arising out of the Transactions (including with respect to the payment of any Indebtedness) shall be allocated to the Pre-Closing Tax Period to the extent “more likely than not” so allocable under Income Tax law. No election shall be made, with respect to any Group Company to waive the carryback of any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period. No Party shall permit any election to be made under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Group Companies. To the extent permitted by applicable Law, Acquirer will take all commercially reasonable actions to cause the end of the taxable year for Income Tax purposes for the Group Companies that began on January 1, 2023 to occur on the Closing Date. To the extent permitted by applicable Law, unless otherwise requested in writing by the Unitholders’ Representative, the parties shall cause the Group Companies to make the election permitted in Revenue Ruling 2011-29, to treat seventy percent (70%) of any success-based fees that were paid or accrued by or on behalf of the Group Companies in or before 2023 as an amount that did not facilitate the Transactions and therefore as deductible in a Pre-Closing Tax Period for Income Tax purposes.
(e)
Unless otherwise required by Law, to the extent such action could reasonably be expected to result in an obligation of the Unitholders to pay any material Tax amount pursuant to applicable Law or to result in a material indemnity payment of the Unitholders pursuant to Article VIII, without the prior written consent of the Unitholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), Acquirer shall not (and Acquirer shall not permit any Group Company or Affiliate of Acquirer to) (i) amend a Tax Return of any Group Company for any taxable period ending on or before the Closing Date, (ii) initiate any voluntary disclosure, amnesty filing, or other similar filing in each case solely with respect to any Group Company with any Governmental Entity for any taxable period ending on or before the Closing Date, (iii) file any Tax Return for any Group Company for a Pre-Closing Tax Period in a jurisdiction where the applicable Group Company has not previously filed such Tax Return, or (iv) file, change, amend or revoke any Tax elections or accounting methods of any of the Group Companies solely with respect to a Pre-Closing Tax Period. The parties agree that no election will be made under Section 336 or 338 of the Code (or any comparable provision of foreign, state or local Law) in respect of the Transactions.
(f)
After the Closing Date, excluding any Acquirer Tax Refunds, the Unitholders shall be entitled to any Tax refunds or Overpayment Credits with respect to any Group Company with respect to any Pre-Closing Tax Period but only to the extent such Tax refunds (or Overpayment Credits) (1) are received (or, in the case of Overpayment Credits, utilized) by Acquirer, any Affiliate of Acquirer, or any member of the Group Companies (or any successor thereto) and (2) are attributable to (A) Taxes actually paid by, or on behalf of, any Group Company on or prior to the Closing Date, (B) Taxes to the extent included in the calculation of Closing Indebtedness, or (C) Taxes actually indemnified by the Unitholders via a payment by the Unitholders to Acquirer pursuant to the terms of this Agreement. Acquirer will pay over (or cause to be paid over) to the Unitholders’ Representative for the benefit of the Unitholders any such Tax refund promptly (but in all cases within fifteen (15) Business Days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within fifteen (15) Business Days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable); provided that any such payments to the Unitholders’ Representative for the benefit of the Unitholders shall be reduced by any Taxes (including withholding Taxes) and reasonable costs and expenses attributable to the receipt or delivery of such Tax refund (or application of Overpayment Credits). Should Acquirer, any Group Companies or any of their Affiliates be required by a Governmental Entity to return or pay over any such Tax refund or Overpayment Credit, the Unitholders jointly and severally shall pay over to Acquirer (or its designee) the full amount of any such Tax refund or Overpayment Credit required to be returned or paid over (along with any applicable interest, penalties or additions thereon) within five (5) Business Days of receipt of request for the same from Acquirer.
(g)
Any and all existing Tax sharing or similar agreements between the Company or any of the Group Companies, on the one hand, and any Affiliate of the Company other than one of the Group Companies, on the other hand (but excluding any written commercial agreement entered into in the ordinary course of business of the applicable Group Company the principal subject matter of which is not Taxes), shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date.
(h)
All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes), if any, incurred in connection with this Agreement and the Transactions (“Transfer Taxes”), and any penalties and interest with respect to the Transfer Taxes, in each case shall be paid fifty percent (50%) by the Unitholders, on the one hand, and fifty percent (50%) by Acquirer, on the other hand. Acquirer will duly and timely prepare any Tax Returns with respect to such Transfer Taxes, and the Unitholders will reasonably cooperate with Acquirer in the preparation and filing of such Tax Returns.
5.12
R&W Insurance Policy. Acquirer has obtained the R&W Insurance Policy, which provides that: (a) the insurer shall have no, and shall waive and not pursue, any and all subrogation rights against the Unitholders (provided that actions based on Fraud shall not be subject to any such waiver); and (b) the Unitholders are a third-party beneficiary of such waiver. Following the Closing, Acquirer shall not amend the R&W Insurance Policy in any manner that could allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Proceedings against the Unitholders based upon, arising out of, or related to this Agreement.
5.13
Unitholder Release and Waiver; Termination of Existing Agreements.
(a)
In exchange for the portion of the Merger Consideration to be received by each Unitholder, and as a condition and inducement to the willingness of the Company, but subject to Section 5.13(c), Acquirer and the Merger Subs to enter into this Agreement, each Unitholder, for himself or itself and on behalf of his or its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges Acquirer, the Group Companies and the Merger Subs, and each of their respective officers, directors, mangers, employees, agents, Affiliates, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, accounts, reckonings, bills, sums of money, bonds, suits, actions, causes of action, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, controversies, covenants, Contracts, promises, judgments, Liabilities, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Effective Time, that in any way arise from or out of, are based upon or relate to: (i) such Relevant Person’s or Relevant Persons’, as applicable, ownership or purported ownership of the Company Units, shares of Acquirer Common Stock issued pursuant to this Agreement or other Equity Interests of the Company; (ii) the allocation or adequacy of the consideration received by such Relevant Person or Relevant Persons, as applicable, in the aggregate or in respect of any Company Units owned by any of the Relevant Persons or Relevant Persons, as applicable, or any of their Affiliates; (iii) the negotiation or execution of this Agreement, the Ancillary Documents or any of the other documents referenced in this Agreement or the consummation of the Transactions, including the Mergers, except for such Relevant Person’s or Relevant Persons’, as applicable, rights under this Agreement and each Ancillary Document; (iv) the Tax treatment of the Mergers and any Tax consequences resulting from, or relating to, the Mergers of any Group Companies or Unitholders; and (v) the Group Companies or any of their respective affairs occurring at any time on or prior to the Effective Time, including the operation, business, affairs, management, prospects or financial condition of the Group Companies (after taking into account such exceptions, the “Unitholder

Claims”). The release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein. With respect to such Unitholder Claims, each Unitholder hereby expressly waives any and all rights conferred upon him or it by any Law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in his or its favor at the time of executing the release, which if known by him or it must have materially affected his or its settlement with the released party, including the following provisions of California Civil Code Section 1542 to the extent applicable to such Unitholder: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(b)
Each Unitholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transactions, including the Mergers, under the terms of any agreement or instrument to which such Unitholder is a party or subject or in respect of any rights Unitholder may have in connection with the Transactions, including the Mergers (whether such rights exist under the Governing Documents of any Group Company, any Contract to which any Group Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, each Unitholder hereby waives any and all rights to contest or object to the execution and delivery of this Agreement, the Board’s actions in approving and recommending the Transactions, including the Mergers, the consummation of the Transactions, including the Mergers, or to the execution and delivery of the Unitholder Written Consent, or to seek damages or other legal or equitable relief in connection therewith. Any and all existing agreements between any Group Company and any Unitholder, including any investment agreement, unit purchase agreement, carve-out bonus plans, equity incentive plans, limited liability company agreement, unitholders agreements and registration rights agreements, shall, contingent upon the occurrence of the Closing, automatically terminate and be of no force and effect effective immediately prior to the Effective Time, and such Unitholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights and similar rights of such Unitholder under any such agreements or otherwise. As of and subject to the Closing, each Unitholder, in his or its capacity as a member of the Company, will not be entitled to any indemnity, reimbursement or other similar rights from the Company, Acquirer or its Affiliates, including by virtue of such Unitholder’s investment in the Company or any other Contract, and no obligation, Liability or other circumstances shall exist at the Effective Time that give or may give rise to any Liability of the Company, Acquirer or its Affiliates to such Unitholder, other than as specifically set forth in this Agreement and the Ancillary Documents. From and after the Effective Time, each Unitholder’s right to receive consideration on the terms and subject to the conditions set forth in this Agreement shall constitute such Unitholder’s sole and exclusive right against any Group Company and/or Acquirer and any of their respective Affiliates in respect of such Unitholder’s ownership of the Company Units or status as a Unitholder of the Company or any agreement or instrument with the Company pertaining to the Company Units or such Unitholders’ status as a member of the Company.
(c)
For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement, the release set forth above shall not extend to any of the following: (i) to the extent such Unitholder is an employee of the Company, any right to receive accrued but unpaid wages, salary, bonuses, accrued vacation and any other accrued but unpaid compensation and/or benefits owed to such Unitholder in its capacity as an employee or ex-employee in accordance with the terms of any Contract with the Company required to be set forth on any Schedule 2.10(a)(iii) or Schedule 2.10(a)(vii) of the Company Disclosure Letter, and any right to receive the reimbursement of expenses incurred by such Unitholder in its capacity as an employee and in the ordinary course of his employment with the Company and which are reimbursable under the Company’s expense reimbursement policies; (ii) any obligation, undertaking or covenants of any Released Party or any right of such Unitholder under this Agreement or the Ancillary Documents (including the right to receive amounts payable to such Unitholder pursuant to and in accordance with the terms of this Agreement, and the obligations of the Company to indemnify, defend and hold harmless the directors, managers and officers of the Company pursuant to Section 5.7); or (iii) if such Unitholder is an employee of the Company, any employment rights that cannot be waived as a matter of applicable Law, including but not limited to claims for unemployment benefits rights and workers’ compensation.
(d)
To the fullest extent permitted by applicable Law, each Unitholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Mergers that such Unitholder may have by virtue of his or its ownership of the Company Units. Each Unitholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivative or otherwise, against Acquirer, any Group Company, or any of their respective Affiliates or successors: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement; or (ii) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Board or Acquirer in connection with this Agreement or the Transactions, including the Mergers.
5.14
Unitholder Confidentiality and Restrictive Covenants.
(a)
Confidentiality.
(i)
From and after the Closing Date, on the terms and conditions set forth in this Section 5.14, no Unitholder shall use, or take commercial or proprietary advantage of or profit from, any Confidential Information, or disclose Confidential Information to any Person for any reason or purpose whatsoever, and shall hold in confidence the Confidential Information.
(ii)
Each Unitholder agrees that such Unitholder shall instruct each Person to whom such Unitholder provides Confidential Information to abide by the confidentiality and non-disclosure restrictions contained herein.
(iii)
Notwithstanding the foregoing, each Unitholder may use Confidential Information to the extent necessary in connection with such Unitholder’s employment with the Company or its Affiliates following the Closing, and may disclose Confidential Information to the extent that such Confidential Information is requested or required to be disclosed by Law, by order of a court of a Governmental Entity or other compulsory legal process, or such disclosure or use is reasonably required to enforce such Unitholder’s rights or defend against claims under this Agreement or any of the Ancillary Documents, provided that (unless prohibited by Law or final court Order) such Unitholder required to make such disclosure shall (to the extent legally permissible) use commercially reasonable efforts to provide to Acquirer and the Group Companies notice as promptly as practicable of such disclosure, disclose only that portion of such information which such Unitholder is advised by its counsel is legally required to be disclosed and seek, if requested by, and at the expense of, Acquirer or the Group Companies, to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such information.
(iv)
For purposes of this Section 5.14, “Confidential Information” means all information concerning or related to the business, operations, financial condition or prospects of the Group Companies, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes: (A) all information regarding the managers, directors, officers, partners, equityholders, employees, agents, customers, potential customers, suppliers, franchisors, acquisition targets, distributors, sales representatives and licensees of the Group Companies, in each case whether present or prospective;

(B) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Group Companies; and (C) all financial statements, audit reports, budgets and business, strategic and acquisition plans or forecasts of the Group Companies; provided that, as to a given Unitholder, Confidential Information does not include information which: (i) is or becomes generally known or available to the public through no act or omission of such Unitholder; (ii) is provided to the Unitholder by a third party that was not known to the Unitholder to be bound by any duty of confidentiality to Acquirer, any Group Company or any of their respective Affiliates with respect to such information; or (iii) was available to the Unitholder on a non-confidential basis prior to its disclosure to the Unitholder by the Group Company.
(b)
Restrictive Covenants.
(i)
Non-Solicitation. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), no Unitholder shall directly or indirectly: (A) solicit or knowingly induce any employee of the Group Companies as of the Closing Date (collectively, the “Restricted Employees”) or attempt to solicit or knowingly induce any Restricted Employee to leave the employ or retention of Acquirer, any Group Company or any of their Affiliates, as applicable, or to accept employment with or render services to or with any other Person (who is not an Affiliate of a Group Company); or (B) hire or retain any Restricted Employee; provided, however, that (1) the foregoing shall not apply to any Restricted Employee who has not been employed by Acquirer or a Group Company, as applicable, for at least six (6) months; and (2) generalized advertisements or third-party solicitations of employment not focused specifically on or directed in any way at the Restricted Employees shall not be deemed to constitute a breach of this Section 5.14(b)(ii) (provided that, for the avoidance of doubt, this exception shall not be deemed to permit any hiring or retention that would otherwise violate Section 5.14(b)(ii)).
(ii)
Non-Competition. During the Restricted Period, neither Reichartz nor White shall directly or indirectly: (A) solicit or knowingly encourage any customers, lenders, suppliers, partners or distributors of, or other Persons having a business relationship with, any Group Company as of the Closing Date to cease doing business with, alter the terms of its business with, or otherwise alter its relationship with, Acquirer or any Group Company; or (B) own or manage, operate, participate in, be employed by, provide services, advice or consultation to, lend, or control or hold any interest in (including the holding of any debt or equity interest, or other profit participation or similar interest, in, or providing any financial, operational or technical assistance to, any Person engaged in) any business or venture that is engaged in the Business, in each case, within the United States and any city, state, or country in which any of the Group Companies operate as of the Closing Date; provided, however, that neither Reichartz nor White shall be prohibited from owning as a passive investment less than two percent (2%) of the securities of a publicly held corporation whose stock is traded on a nationally or internationally recognized securities exchange.
(c)
Unitholder Non-Disparagement. From and after the Closing Date, no Unitholder shall, and each Unitholder shall ensure that each of its Affiliates do not, directly or indirectly, make (or cause to be made) to any Person any false, negative or disparaging statement about Acquirer, the Group Companies or any of their Affiliates (including their products, services, policies, practices, operations, employees, sales representatives, agents, officers, equityholders, directors, managers, Affiliates or partners); provided, however, that nothing in this Section 5.14(c) shall preclude any Unitholder from making (i) truthful statements that are required by applicable Law, regulation or legal process, or to defend or enforce a Unitholder’s rights under this Agreement or any Ancillary Document, or (ii) non-public statements in good faith as reasonably deemed necessary in connection with internal performance reviews or exit interviews in the Unitholder’s capacity as an employee, consultant or independent contractor of the Company or its Affiliates.
(d)
Acquirer Non-Disparagement. From and after the Closing Date, Acquirer shall not, and shall ensure that each of its Affiliates do not, directly or indirectly, make (or cause to be made) to any Person any false, negative or disparaging statement about a Unitholder (including its or his officers, directors or managers); provided, however, that nothing in this Section 5.14(d) shall preclude Acquirer and its Affiliates from making (i) truthful statements that are required by applicable Law, regulation or legal process, or to defend or enforce Acquirer’s rights under this Agreement or any Ancillary Document, or (ii) non-public statements in good faith as reasonably deemed necessary in connection with internal performance reviews or exit interviews of Reichartz and White.
(e)
Remedies. In the event of any breach or threatened breach of the provisions of this Section 5.14 by any Unitholder, Acquirer and the Group Companies would not have an adequate remedy at Law and the harm would be irreparable. Accordingly, Acquirer, the group Companies and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations or threatened violations of the applicable provisions of this Section 5.14. Any injunction shall be available without necessity of proving damages or any requirement for the posting of any bond or other security. In the event of a breach by a Unitholder or its representative of this Section 5.14 as determined in a final judgment by a court of competent jurisdiction, the Restricted Period will be tolled until such alleged breach or violation is resolved. In the event that any action should be brought in equity to enforce the provisions of this Section 5.14 against a Unitholder, such Unitholder shall not allege, and such Unitholder hereby waives the defense, that there is an adequate remedy at Law. Each Unitholder agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) Acquirer, the Group Companies or the other applicable Person seeking relief has an adequate remedy at Law; or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.
(f)
Acknowledgment. Each Unitholder expressly acknowledges that: (i) the value of the Group Company’s trade secrets and other Confidential Information arises in part from the fact that such information is not generally known in the marketplace; (ii) the Group Company’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period; (iii) such Unitholder has and will have such sufficient knowledge of the Group Companies’ trade secrets and other Confidential Information such that, if such Unitholder were to breach the terms of this Agreement, such Unitholder would cause irreparable harm to Acquirer and the Group Companies for which money damages would be an insufficient remedy; (iv) the covenants and agreements set forth in this Section 5.14 are additional consideration relied upon by Acquirer for the agreements and covenants of Acquirer and the Group Companies pursuant to this Agreement and were a material inducement to and relied upon by Acquirer to enter into this Agreement and to perform its obligations hereunder and Acquirer and its Affiliates would not obtain the benefit of the bargain set forth in or have entered into this Agreement as specifically negotiated by the parties hereto if such Unitholder breached the provisions set forth in this Section 5.14; and (v) the restrictions contained in this Section 5.14 are fair and reasonable in all respects (including, with respect to subject matter, time period and scope) and are necessary to protect Acquirer’s interest in, and the value of, the Group Companies (including the goodwill inherent therein).
(g)
Enforcement. If, at the time of enforcement of any of the provisions of this Section 5.14, a court of competent jurisdiction determines that the restrictions stated herein are invalid or unenforceable with respect to any particular Unitholder under the circumstances then existing, then the maximum period or scope reasonable under the circumstances shall be substituted for the stated period or scope determined to be invalid or unenforceable (with the other provisions to remain in full force and effect without regard to the invalid portions) with respect to such Unitholder, as determined by such court. Each Unitholder expressly agrees that such court shall be allowed to revise the restrictions contained in this Section 5.14 to cover the maximum duration or scope or otherwise permitted by applicable Laws and the provisions hereof, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. In the event the enforceability of any of the terms hereof are challenged in court by any particular Unitholder and such Unitholder is not enjoined from breaching any of the provisions in Section 5.14, then if a court of competent jurisdiction finds that the challenged restrictions herein is enforceable with respect to such Unitholder, the Restricted Period with respect to such Unitholder, as applicable, shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of any of the provisions in this Section 5.14 by such Unitholder until the dispute is finally resolved and all periods of appeal have expired. Each Unitholder agrees that the covenants and restrictions in this Section 5.14: (A) are reasonable in scope and time; (B) are reasonable restrictions to protect the legitimate business interests and goodwill of Acquirer and the Group Companies; and (C) are ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration.
5.15
Contact with Customers, Suppliers and Other Business Relations. During the period from the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Acquirer hereby agrees that it shall not, and it shall use reasonable commercial efforts to cause its employees, agents, representatives and Affiliates not to, contact any employee (excluding any officers of the Company or any other employee with which Acquirer has had contact prior to the Closing Date in connection with the preparation, negotiation or execution of the Transactions), customer, supplier, distributor or other material business relation of the Group Companies regarding the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld); provided that Acquirer and its employees, agents, representatives or Affiliates shall be authorized to contact in the ordinary course of business, and continue any ongoing communication with, any employee, customer, supplier, distributor or other material business relation of any Group Company unrelated to the Transactions.
5.16
Financial Reporting. The Company shall use commercially reasonable efforts to provide Acquirer with such information and assistance as Acquirer may request, including management representation letters to the Group Companies’ auditors and reasonable access to the Group Companies’ personnel and third-party advisors, in connection with Acquirer’s preparation of audited financial statements, other pro forma financial information and similar disclosures as may be required to be included in Acquirer’s filings with the SEC by Regulation S-X, the Exchange Act, as amended, and/or other applicable regulations. This information includes, but is not necessarily limited to: (a) the Financial Statements (and, with respect to the Latest Financial Statements, the same information for the comparable period of the prior fiscal year and inclusion of footnotes required therein), in each case prepared in accordance with GAAP and Regulation S-X; (b) other historical financial information as is reasonably necessary to allow Acquirer to prepare pro forma financial statements that give effect to the Transactions in compliance with Regulation S-X; and (c) reasonable cooperation to obtain such customary comfort letters and/or consents from the Group Companies’ auditors as Acquirer may reasonably request.
5.17
Notice of Certain Events. From the Agreement Date until the Closing, the Company and the Unitholders’ Representative shall promptly notify Acquirer in writing of:
(a)
any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company or any Unitholder hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;

(b)
any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(c)
any notice or other communication from any Governmental Entity in connection with the Transactions; and
(d)
any Proceedings commenced, threatened in writing or, to the Company’s knowledge, orally threatened against, relating to or involving or otherwise affecting the Company or any Unitholder that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 2.13 or Section 3.4 or that relates to the consummation of the Transactions.

Acquirer’s receipt of information pursuant to this Section 5.17 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Unitholder in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Letter.

5.18
Obligations of Merger Subs. Acquirer shall take all action necessary to cause the Merger Subs to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.
5.19
Stock Exchange Listing. Acquirer shall promptly prepare and submit to Nasdaq, if required, a Listing of Additional Shares Notification Form with respect to the shares of Acquirer Common Stock to be issued pursuant to this Agreement.
5.20
No Acquirer Shareholder Approval. Acquirer shall not take any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of Acquirer to be necessary to adopt this Agreement or to consummate any of the Transactions, including the issuance of the shares of Acquirer Common Stock to be issued in connection with the Mergers.
Article VI

CONDITIONS TO CLOSING
6.1
Conditions to the Obligations of the Parties. The obligations of the parties hereto to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions: no Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing or making illegal the consummation of the Transactions shall be in effect.
6.2
Other Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Acquirer) of the following further conditions:
(a)
(i) each of the Company Fundamental Representations and the Unitholder Fundamental Representations shall be true and correct in all material respects as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing; and (ii) each of the representations and warranties (other than the Company Fundamental Representations and the Unitholder Fundamental Representations) made by the Company and the Unitholders in Article II and Article III (and any Ancillary Document or other certificate delivered in connection herewith) shall be true and correct as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing, except for any representations and warranties, considered individually or in the aggregate, that are inaccurate such that the events or circumstances giving rise to those inaccuracies have not had a Company Material Adverse Effect;

(b)
each the Group Companies shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
(c)
no event or circumstance shall have occurred since the Agreement Date that has resulted in, or that reasonably would be expected to result in, a Company Material Adverse Effect;
(d)
prior to or at the Closing, the Company and the Unitholders shall have delivered to Acquirer a certificate executed by a duly authorized officer of the Company and by each Unitholder, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied; and
(e)
prior to or at the Closing, the Company and the Unitholders, as applicable, shall have delivered to Acquirer each of the deliverables set forth in Section 1.2(a).
6.3
Other Conditions to the Obligations of the Company and the Unitholders. The obligations of the Company and the Unitholders to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and the Unitholders) of the following further conditions:
(a)
(i) each of the Acquirer Fundamental Representations shall be true and correct in all material respects as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing; (ii) each of the representations and warranties (other than the Acquirer Fundamental Representations) made by Acquirer and the Merger Subs in Article IV shall be true and correct as of the Agreement Date and at and as of the Closing as though such representation or warranty were made at and as of the Closing, except for any representations and warranties, considered individually or in the aggregate, that are inaccurate such that the events or circumstances giving rise to those inaccuracies have not had a material adverse effect on Acquirer;
(b)
Acquirer shall have performed and complied with (or caused the performance of and compliance with) in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
(c)
prior to or at the Closing, Acquirer shall have delivered to Company and the Unitholder’s Representative a certificate executed by a duly authorized officer of Acquirer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and
(d)
prior to or at the Closing, Acquirer shall have made, or caused to be made, the payments set forth in Section 1.2(b)(i) and delivered to the Company and the Unitholder’s Representative each of the deliverables set forth in Section 1.2(b)(ii).
Article VII

TERMINATION
7.1
Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)
by mutual written consent of Acquirer and the Unitholders’ Representative;
(b)
by Acquirer, if any of the representations or warranties of the Company set forth in Article II or of the Unitholders set forth in Article III shall not be true and correct, or any Group Company shall have failed to perform any covenant or agreement on the part of such Group Company, as applicable, set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not cured within fifteen (15) days after written notice thereof is delivered to the Unitholders’ Representative by Acquirer; provided that Acquirer is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) to be unsatisfied;
(c)
by the Unitholders’ Representative, if any of the representations or warranties of Acquirer or the Merger Subs set forth in Article IV shall not be true and correct or if Acquirer shall have failed to perform any covenant or agreement on the part of Acquirer set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct, or the failures to perform any covenant or agreement, as applicable, is not cured within fifteen (15) days after written notice thereof is delivered to Acquirer by the Unitholders’ Representative; provided that no Unitholder nor the Company is then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) to be unsatisfied;
(d)
by Acquirer, if the Closing shall not have occurred on or prior to November 18, 2023 (the “Termination Date”), unless the failure to consummate the Closing is primarily caused by a breach by Acquirer of its representations, warranties, obligations or covenants under this Agreement;
(e)
by the Unitholders’ Representative, if the Closing shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Closing is primarily caused by a breach by the Unitholders or the Company of their respective representations, warranties, obligations or covenants under this Agreement; or
(f)
by either Acquirer or the Unitholders’ Representative, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or other action shall have become final and non-appealable.
7.2
Notice of Termination. If Acquirer desires to terminate this Agreement pursuant to Section 7.1, Acquirer shall give written notice of such termination to the Unitholders’ Representative. If the Unitholders’ Representative desires to terminate this Agreement pursuant to Section 7.1, the Unitholders’ Representative shall give written notice of such termination to Acquirer.
7.3
Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Acquirer, the Unitholders or the Group Companies or their respective officers, directors or equityholders) with the exception of (a) the third sentence of Section 5.2, the provisions of Section 5.10, this Section 7.3 and Article IX, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (b) any liability of any party hereto for any fraud or willful breach of this Agreement prior to such termination. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 10.16 prior to termination of this Agreement.
Article VIII

Indemnification
8.1
Indemnification.
(a)
Indemnification By Unitholders. Subject to the limitations set forth in this Article VIII, from and after the Closing, each Unitholder shall jointly and severally (except with respect to clauses

(iii), (iv) or (vi) hereof for which the Unitholders shall be severally, and not jointly, liable in accordance with their respective Pro Rata Share) indemnify and hold harmless Acquirer, the Merger Subs, the Group Companies and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Acquirer Indemnified Person”) from and against, and shall compensate and reimburse each Acquirer Indemnified Person for, any and all Liabilities, losses, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including reasonable out-of-pocket attorneys’ fees) and disbursements, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), resulting from, arising out of or incurred by any Acquirer Indemnified Person in connection with, or otherwise with respect to or based upon any of the following:
(i)
any failure of any representation or warranty made by the Company in Article II, other than Section 2.9 (Tax Matters), to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or any failure of any certificate delivered to Acquirer pursuant to this Agreement with respect to such representations and warranties to be true and correct as of the date such certificate is delivered to Acquirer;
(ii)
any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein or in any Ancillary Document or the Transactions;
(iii)
any failure of any representation or warranty made by a Unitholder in Article III to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or any failure of any certificate delivered to Acquirer pursuant to this Agreement with respect to such representations and warranties to be true and correct as of the date such certificate is delivered to Acquirer;
(iv)
any breach of, or default in connection with, any of the covenants, agreements or obligations made by any Unitholder herein or in any Ancillary Document or the Transactions;
(v)
any (1) Pre-Closing Taxes to the extent not taken into account in the final determination of the calculations of Closing Working Capital, Transaction Expenses or Closing Indebtedness, (2) failure of any representation or warranty made by the Company in Section 2.9 (Tax Matters), to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties in Section 2.9 (Tax Matters) that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates);
(vi)
any Taxes of the Unitholders; or
(vii)
any matter set forth on Schedule 8.1(a)(vii).
(b)
Indemnification By Acquirer. Subject to the limitations set forth in this Article VIII, from and after the Closing, Acquirer shall indemnify and hold harmless the Unitholders and their respective officers, directors, agents and employees (each, a “Unitholder Indemnified Person”) from and against, and shall compensate and reimburse each Unitholder Indemnified Person for, any and all Indemnifiable Damages resulting from, arising out of or incurred by a Unitholder Indemnified Person in connection with, or otherwise with respect to or based upon any of the following:

(i)
Any failure of any representation or warranty made by Acquirer or the Merger Subs in Article IV to be true and correct as of the Agreement Date or the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or any failure of any certificate delivered to the Unitholders’ Representative pursuant to this Agreement with respect to such representations and warranties to be true and correct as of the date such certificate is delivered to the Unitholders’ Representative; or
(ii)
any breach of, or default in connection with, any of the covenants, agreements or obligations made by Acquirer or the Merger Subs herein or in any Ancillary Documents or the Transactions;
(c)
The parties hereto hereby acknowledge and agree that certain representations and warranties contained herein are qualified by references to materiality (including “material,” “in all material respects”, “material adverse effects” or words of similar import) (collectively, the “Materiality Qualifiers”). The parties hereto agree that, for all purposes of determining whether a representation or warranty is inaccurate and a breach has occurred and for the purposes of determining the amount of Indemnifiable Damages sustained as a result of such breach, the Materiality Qualifiers shall be ignored; provided, however, that the foregoing materiality scrapes will not apply with respect to the terms “Material Contract,” “Material Source”, or “Company Material Adverse Effect” or with respect to any requirement in a representation and warranty that the Company provide a list in the Company Disclosure Letter of “material” (or a similar qualification) items.
8.2
Indemnifiable Damage Threshold; Other Limitations.
(a)
Notwithstanding anything to the contrary herein, no Acquirer Indemnified Person may recover Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (iii) of Section 8.1(a) (other than claims arising out of, resulting from or in connection with Fraud) (x) unless and until it has been determined in accordance with this Agreement that the Acquirer Indemnified Persons have suffered Indemnifiable Damages in an aggregate amount greater than $600,000 (the “Deductible”). The Deductible shall not apply to any other Indemnifiable Damages or claims therefor.
(b)
Notwithstanding anything to the contrary herein, the total Liability of the Unitholders for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (iii) of Section 8.1(a) (other than claims arising out of, resulting from or in connection with Fraud) shall be limited to the Indemnity Escrow Amount plus the Indemnity Stock Amount.
(c)
Notwithstanding anything to the contrary herein and subject to Section 8.2(b), the total Liability of the Unitholders for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 8.1(a) shall be limited to the aggregate amount of cash payable and the aggregate number of shares of Acquirer Common Stock or issuable to the Unitholders pursuant to Section 1.4(a); provided that this limitation of Liability shall not apply in the case of Fraud.
(d)
Notwithstanding anything to the contrary herein, no Unitholder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Final Surviving Entity or any other Acquirer Indemnified Person (based upon such Unitholder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Acquirer Indemnified Person or any right of subrogation against any Group Company or the Final Surviving Entity with respect to any indemnification, compensation or reimbursement of an Acquirer Indemnified Person by reason of any of the matters set forth in Section 8.1(a).

(e)
All Indemnifiable Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Person under any existing insurance policies (including the R&W Insurance Policy) and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by such Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by such Indemnified Person. Each Indemnified Person shall use commercially reasonable efforts (which the parties agree does not require an Indemnified Person to commence any Proceeding) to seek recovery under all insurance policies covering such Indemnifiable Damages (including the R&W Insurance Policy), to the same extent as it would if such Indemnifiable Damages were not subject to indemnification hereunder; provided, however, nothing in this Section 8.2(a) shall prevent or delay an Indemnified Person from seeking recovery for Indemnifiable Damages from a party hereto in accordance with the other provisions of this Article VIII prior to, or during the pendency of, seeking recovery under any insurance policies covering such Indemnifiable Damages (other than prior to, or during the pendency of, seeking recovery under the R&W Insurance Policy to the extent required pursuant to this Article VIII). Each Indemnified Person shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Indemnifiable Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Indemnifiable Damages.
(f)
Except for any claim based on Fraud, amounts due to any Acquirer Indemnified Person under clause (i) or (iii) of Section 8.1(a) will be satisfied in the following order: (i) first, during the period for which the Escrow Agreement remains in effect, from the Indemnity Escrow Amount (to the extent available) and the Indemnity Stock Amount; then (ii) second, from the R&W Insurance Policy to the extent of any available coverage thereunder. Except for any claim based on Fraud, amounts due to any Acquirer Indemnified Person under clause (v) of Section 8.1(a) will be satisfied in the following order: (i) first, during the period for which the Escrow Agreement remains in effect, from the Indemnity Escrow Amount (to the extent available) and the Indemnity Stock Amount; then (ii) second, from the R&W Insurance Policy to the extent of any available coverage thereunder; and (iii) by the Unitholders on a joint and several basis. Amounts due to any Acquirer Indemnified Person under clauses (ii), (iv), (vi) or (vii) of Section 8.1(a) or for any claim based on Fraud, will be satisfied, at the sole discretion of Acquirer, from (i) during the period for which the Escrow Agreement remains in effect, the Indemnity Escrow Amount (to the extent available) and the Indemnity Stock Amount and/or (ii) the Unitholders on a joint and several basis (except with respect to clauses (iv) or (vi) of Section 8.1(a) for which the Unitholder causing such breach shall be liable for the entire amount of the Indemnifiable Damage, and the other Unitholders shall not have liability).
(g)
Notwithstanding anything to the contrary contained in this Agreement, no Acquirer Indemnified Person shall have any right to indemnification hereunder with respect to any Indemnifiable Damages (i) to the extent such Indemnifiable Damages are included in the final determination of the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital or Transaction Expenses and is taken into account in the determination of the Merger Consideration and (ii) if such Indemnifiable Damages would have been covered under the R&W Insurance Policy, and coverage for such Indemnifiable Damages was denied under the R&W Insurance Policy solely because Acquirer failed to timely make a claim thereunder. Notwithstanding anything to the contrary contained in this Agreement, (i) no Acquirer Indemnified Person shall have any right to indemnification hereunder with respect to any covenant or condition waived by Acquirer on or prior to the Closing and (ii) no Unitholder Indemnified Person shall have any right to indemnification hereunder with respect to any covenant or condition waived by any Unitholder or Unitholder Representative on or prior to the Closing.

(h)
Notwithstanding anything to the contrary herein, Acquirer (on behalf of the Acquirer Indemnified Persons) and the Unitholders (on behalf of the Unitholder Indemnified Persons) each acknowledges and agrees that the indemnification pursuant to the provisions set forth in this Article VIII (which shall be limited as set forth herein) shall be the sole and exclusive remedy for any Indemnifiable Damages of the Acquirer Indemnified Persons and the Unitholder Indemnified Persons with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties, or any breach or failure in performance of any covenants or agreements, made in this Agreement or in any exhibit or schedule hereto or any document or certificate delivered hereunder; provided that nothing herein is intended to waive or otherwise limit a party hereto of its right, as applicable, to: (a) seek any equitable remedies, including specific performance or other injunctive relief pursuant to Section 10.16; (b) seek any of the remedies set forth in Section 5.4 or Section 5.14(e); (c) pursue claims for Fraud; or (d) seek enforcement of any decision or determination of the Accounting Firm pursuant to Section 1.6(f), all of which will be claims that are outside the terms and conditions of this Agreement.
8.3
Period for Claims.
(a)
Except as otherwise set forth in this Section 8.3, the period (the “Claims Period”) during which claims may be made for Indemnifiable Damages against the Unitholders shall commence at the Closing and terminate upon the expiration of the survival of the applicable representation, warranty, covenant or agreement as set forth in, and in accordance with, Section 10.1.
(b)
Except for the amount (which amount shall be measured in cash and shares of Acquirer Common Stock in accordance with the same proportion of cash and shares of Acquirer Common Stock initially included in the Indemnity Escrow Amount and the Indemnity Stock Amount) to which Acquirer shall have, prior to the expiration of the Initial Survival Period, previously made a claim pursuant to the procedures set forth in this Article VIII and for which the obligations to indemnify, if any, shall not have been satisfied in cash from the Indemnity Escrow Amount or by forfeiture of shares of Acquirer Common Stock from the Indemnity Stock Amount (the “Outstanding Escrow Claims”), Acquirer and the Unitholders’ Representative shall deliver joint, written instructions to the Escrow Agent to deliver to the Unitholders’ Representative, on behalf of the Unitholders, the remaining Indemnity Escrow Amount within three (3) business days following the expiration of the Initial Survival Period. As and when the Outstanding Escrow Claims are fully and finally resolved pursuant to the procedures set forth in this Article VIII, Acquirer and the Unitholders’ Representative shall deliver joint, written instructions to the Escrow Agent to deliver to the Unitholders’ Representative, on behalf of the Unitholders, the amount retained by the Escrow Agent pursuant to the foregoing sentence with respect to any such Outstanding Escrow Claim (net of any amount paid to an Acquirer Indemnified Person with respect to any such claim).
8.4
Claims.
(a)
From time to time during the Claims Period, Acquirer, on behalf of itself or any Acquirer Indemnified Person, or a Unitholder, on behalf of himself or itself or any Unitholder Indemnified Person (each, an “Indemnitee”), as applicable, may deliver to the party from whom indemnification is sought (each, an “Indemnitor”) one or more certificates (each, a “Claim Certificate”):
(i)
Stating that such Indemnitee has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or stating that a Tax Authority has raised, or such Indemnitee believes in good faith that a Tax Authority may raise, a matter in an audit of such Indemnitee or its Affiliates that could give rise to Indemnifiable Damages);
(ii)
stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by such Indemnitee in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)
specifying in reasonable detail (based upon the information then possessed by such Indemnitee) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)
Such Claim Certificate: (i) need only specify such information to the knowledge of such Indemnitee as of the date thereof; (ii) shall not limit any of the rights or remedies of any Indemnitee with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate; and (iii) may be updated and amended from time to time by such Indemnitee by delivery of any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitor is materially prejudiced thereby.
8.5
Resolution of Objections to Claims; Payment of Claims.
(a)
If the Indemnitor does not contest, by written notice to the Indemnitee, any claim or claims by such Indemnitee made in any Claim Certificate within the thirty (30)-day period following receipt of a Claim Certificate, then the Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate shall be final.
(b)
If the Indemnitor objects in writing to any claim or claims by the Indemnitee made in any Claim Certificate within the thirty (30)-day period set forth in Section 8.5(a), such Indemnitor and Indemnitee shall attempt in good faith for forty-five (45) days after Indemnitee’s receipt of such written objection to resolve such objection.
(c)
If no such agreement can be reached during the forty-five (45)-day period for good faith negotiation set forth in Section 8.5(b), the disputes arising from such Claim Certificate will be resolved in accordance with the dispute resolution provisions of Section 10.15.
(d)
At or prior to the date that is five (5) Business Days after final determination of any claim pursuant to this Section 8.5, the Indemnitor shall be obligated to pay to the Indemnified Person(s) the amount of Indemnifiable Damages finally determined to be owed by the Indemnitor.
(e)
To the extent that the Unitholders have an obligation to indemnify an Acquirer Indemnified Person pursuant to this Section 8.5, then Acquirer may, in satisfaction of such indemnification obligation, cause (at no cost to Acquirer) such Unitholders, in accordance with their respective Pro Rata Share, to deliver to Acquirer and thereby forfeit a number of shares of Acquirer Common Stock equal to the amount of such Indemnifiable Damages that have been finally determined pursuant to this Section 8.5, with such shares of Acquirer Common Stock valued, for purposes of determining the number of such shares to be redeemed in satisfaction of such indemnification obligation, at the Acquirer Common Stock VWAP.
8.6
Third-Party Claims. In the event Claim Certificate identifies a claim by a third party (a “Third-Party Claim”), the Indemnitor shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnitor; provided that the Indemnitor may not assume and conduct the defense of such Third-Party Claim if: (a) such Third-Party Claim seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(b) such Third-Party Claim involves criminal or quasi-criminal allegations; or (c) such Third-Party Claim is initiated by a management level employee or Material Source (or Person who would be considered a Material Source as of the date of delivery of the applicable Claim Certificate if the term “Material Source” was calculated based on the trailing twelve-month period prior to the date of delivery of the applicable Claim Certificate, as determined by Acquirer in good faith) of the Indemnified Person or any of its Affiliates. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense. If the Indemnitor elects to defend a Third-Party Claim, it shall take all reasonable actions to defend such Third-Party Claim, and each party hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). No compromise or settlement of any Third-Party Claim may be effected by the Indemnitor without the Indemnitee’s consent (which may be withheld in such Indemnitee’s sole discretion); provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) there is no finding or admission of any violation of Law by Indemnitee or any Affiliate, (ii) the sole form of relief is monetary damages which are paid in full by the Indemnitor, (iii) it is not expected to have a material adverse effect on the Indemnitee, and (iv) each Indemnitee and its Affiliates are fully and unconditionally released from all liability with respect to such Third-Party Claim. Notwithstanding the foregoing provisions of this Section 8.6, (i) Acquirer will not be required to provide a notice to the Unitholders’ Representative, permit the Unitholders’ Representative to assume the defense of or obtain the Unitholders’ Representative’s or any Unitholder’s consent in connection with the settlement of any claim for indemnification by an Acquirer Indemnified Person that is to be satisfied exclusively through a claim made under the R&W Insurance Policy and (ii) the Indemnitor’s and Indemnitee’s right to pay, compromise, settle, agree to any settlement of, or consent to the entry of any judgment in connection with any matter that is the subject of this Article VI, shall be subject to the rights of the insurer under the R&W Insurance Policy.
8.7
Treatment of Indemnification Payments. Acquirer, the Unitholders’ Representative and the Unitholders agree to treat (and cause their respective Affiliates to treat) any payment received by the Acquirer Indemnified Persons pursuant to Section 1.6 or this Article VIII as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted by applicable Law.
Article IX

Unitholders’ Representative
9.1
Unitholders’ Representative.
(a)
Designation. Each Unitholder hereby designates Reichartz to serve as the Unitholders’ Representative of all the Unitholders as set forth in this Agreement. By signing this Agreement in the capacity of Unitholders’ Representative, Reichartz hereby accepts the appointment as the Unitholders’ Representative for purposes of this Agreement and the Escrow Agreement.
(b)
Authority. Each Unitholder, by signing this Agreement, hereby irrevocably appoints the Unitholders’ Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Unitholder for the limited purposes of carrying out the express duties of the Unitholders’ Representative under this Agreement and the Escrow Agreement. Within the scope of that limited purpose, each Unitholder grants the Unitholders’ Representative the full and exclusive power and authority to represent and bind such Unitholder with respect to all matters related to, arising under or pursuant to the express duties of the Unitholders’ Representative under this Agreement and the Escrow

Agreement (including the taking by the Unitholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken on such Unitholders’ behalf), including: (a) to negotiate, settle, adjust or compromise any such claims (including to consent to the payment of any of the Escrow Amounts to Acquirer), bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (b) to act on behalf of such Unitholder in connection with the matters contemplated by Section 5.12 (Tax Matters); (c) to act on behalf of such Unitholder in reviewing the Proposed Closing Date Calculations and making any objections to such amount and negotiating on behalf of such Unitholder in order to resolve any dispute relating to the Merger Consideration and related adjustments; (d) to use reasonable efforts to enforce and protect the rights and interests of such Unitholder arising out of or under or in any manner relating to this Agreement and the Transactions; (e) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Unitholders’ Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Unitholders’ Representative and to rely on their advice and counsel; and (f) to take all actions necessary in the judgment of the Unitholders’ Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Unitholders’ Representative as to any of the foregoing matters shall constitute a decision of all the Unitholders and shall be final, binding and conclusive on each Unitholder. Acquirer, the Merger Subs and their respective Affiliates (including after the Effective Time, the First Step Surviving Company and after the Second Effective Time, the Final Surviving Entity) may rely on the appointment of Reichartz as the Unitholders’ Representative and treat the Unitholders’ Representative as the duly appointed attorney-in-fact of each Unitholder and has having the duties, power and authority provided for in this Section 9.1 and may rely upon any decision, act, consent or instruction of the Unitholders’ Representative as being the decision, act, consent or instruction of every Unitholder. After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Unitholders’ Representative that is within the scope of the Unitholders’ Representative’s authority under this Section 9.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Unitholders and shall be final, binding and conclusive upon each such Unitholder; and each Acquirer Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Unitholder. Acquirer, the Merger Subs, the Final Surviving Entity and the Acquirer Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Unitholders’ Representative. The Unitholders’ Representative, in its sole and absolute discretion, may, by written notice to Acquirer and the applicable Unitholders, decline to exercise the power and authority granted herein to act on behalf of and in the name of any or all of the Unitholders with respect to any or all matters specified in such written notice, without incurring any liability to any party to this Agreement in connection with or as a result of such declination. EACH UNITHOLDER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE UNITHOLDERS’ REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY UNITHOLDER.
(c)
Exculpation; Indemnification. Neither the Unitholders’ Representative nor any agent employed by it shall incur any Liability to any Unitholder relating to the performance of its duties hereunder for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Unitholders (or any of them), except in the case of the Unitholders’ Representative’s gross negligence or fraud. The Unitholders’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Unitholders’ Representative hereunder in good faith and in accordance with the advice of such counsel. The Unitholders shall indemnify, defend and hold harmless the Unitholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Unitholders’ Representative’s execution and performance of this Agreement and any Ancillary Documents, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or fraud of the Unitholders’ Representative, the Unitholders’ Representative will reimburse the Unitholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or fraud. If not paid directly to the Unitholders’ Representative by the Unitholders, any such Representative Losses may be recovered by the Unitholders’ Representative from: (a) the Unitholders’ Representative Expense Fund; and (b) any other funds that become payable to the Unitholders under this Agreement at such time as such amounts would otherwise be distributable to the Unitholders; provided, however, that while this Section 9.1 allows the Unitholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Unitholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Unitholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Unitholders’ Representative be required to advance its own funds on behalf of the Unitholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Unitholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Unitholders’ Representative under this Section 9.1(c). The foregoing indemnities will survive the Closing and the resignation or removal of the Unitholders’ Representative.
(d)
Sharing. Each Unitholder hereby irrevocably agrees, severally and not jointly, to bear such Unitholders’ respective Pro Rata Share, of any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or fraud on the part of the Unitholders’ Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Unitholder by the Unitholders’ Representative within the scope of the Unitholders’ Representative’s duties under this Section 9.1, and to be bound by all actions taken by the Unitholders’ Representative in its capacity as such within the scope of the Unitholders’ Representative duties under this Section 9.1.
(e)
Expenses. Each Unitholder hereby acknowledges and agrees that any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Unitholders’ Representative hall be reimbursed out of the Unitholders’ Representative Expense Fund and, if the Unitholders’ Representative Expense Fund is exhausted, by the Unitholders in accordance with their respective Pro Rata Share; provided, however, that the Unitholders’ Representative shall be entitled to withhold from any amounts released to be released to the Unitholders in accordance with the terms of the Escrow Agreement any amounts that are not so reimbursed by the Unitholders.
(f)
Certain Limitations. Notwithstanding anything in this Agreement to the contrary, the Unitholders’ Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that: (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by Unitholders, without the prior written consent of each Unitholder; (b) adversely and disproportionately (in relation to the other Unitholders) affects the rights or obligations of any Unitholder under this Agreement, without the prior consent of such affected Unitholder, or (c) amends or modifies this Section 9.1.

(g)
Successor Representative. Upon the death, disqualification or resignation of the Unitholders’ Representative, a successor shall be appointed by the Unitholders who held a majority of the Company Units as of immediately prior to Closing, which Person shall succeed the Unitholders’ Representative as the “Unitholders’ Representative” for all purposes of this Agreement and the Escrow Agreement.
(h)
Unitholders’ Representative Expense Fund. The Unitholders’ Representative’s Expense Fund shall be held by the Unitholders’ Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Unitholders’ Representative for any third-party expenses pursuant to this Agreement. The Unitholders acknowledge that the Unitholders’ Representative is not providing any investment supervision, recommendations or advice. The Unitholders’ Representative shall have no responsibility or liability for any loss of principal of the Unitholders’ Representative Expense Funds other than as a result of its gross negligence or fraud. As soon as practicable following the release in full of the Adjustment Escrow Amount and the Indemnity Escrow Amount, the Unitholders’ Representative shall disburse the balance of the Unitholders’ Representative Expense Funds to the Unitholders in accordance with their respective Pro Rata Share. For Tax purposes, the Unitholders’ Representative Expense Fund will be treated as having been received and voluntarily set aside by the Unitholders at the time of Closing.
(i)
Limits on Liability of the Unitholders’ Representative. Notwithstanding anything contained herein to the contrary, no Person serving as the Unitholders’ Representative shall have any Liability in such capacity (and solely to the extent acting in such capacity and not including any actions (or omissions) take (or not taken) in its capacity as a Unitholder hereunder) to Acquirer whatsoever (including, any direct liability, vicarious liability, or Liability that Acquirer could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Unitholders’ Representative, including any liability arising out of performance under this Agreement or any Ancillary Document. For the avoidance of doubt, nothing in this Section 9.1(i), shall affect, limit or restrict any right of the Acquirer Indemnified Persons against any other party pursuant to Article VI.
(j)
Multiple Parties. In the event that more than one Person is appointed as the Unitholders’ Representative, then for so long as more than one Person is duly appointed as the Unitholders’ Representative, any decision, settlement, determination, action, written notice or written agreement by the Unitholders’ Representative shall require the approval of, and execution by (as applicable), all such Persons.
Article X

General Provisions
10.1
Survival of Representations, Warranties and Covenants. The representations and warranties made by the Company and the Unitholders (including in the Company Disclosure Letter (and any exhibit to or schedule thereof)) and Acquirer and the Merger Subs herein, and in the other certificates contemplated by this Agreement, shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is twelve (12) months following the Closing Date (the “Initial Survival Period”); provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (i) the representations and warranties made by the Company in Section 2.9 (Tax Matters) will remain operative and in full force and effect until the date that is thirty (30) days following the expiration of the longest applicable statute of limitations and (ii) the Fundamental Representations will remain operative and in full force and effect until the date that is six (6) years following the Closing Date; provided, further, that (x) no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered in accordance herewith on or prior to the expiration of such representations and warranties shall be affected by such expiration and

(y) that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any Fraud. If the Transactions are consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing (which covenants, agreements and obligations shall survive until they have been performed or satisfied in full); provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.
10.2
Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the appendices, exhibits and schedules hereto, including the Company Disclosure Letter, and including each Ancillary Document, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Confidentiality Agreement shall automatically terminate as of the Closing Date.
10.3
Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of each of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Acquirer and/or the Merger Subs may assign its rights and delegate its obligations under this Agreement without the prior consent of any other party hereto to: (i) any Affiliate or Subsidiary of Acquirer; (ii) for collateral purposes, to any lender of Acquirer, or any Affiliate or Subsidiary of Acquirer, providing financing for the Transactions and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part; and (iii) to any Person who purchases or acquires, directly or indirectly, all or substantially all of the Company Units or assets of the Company; provided that, notwithstanding any such assignment or delegation, Acquirer and/or the Merger Subs, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, trustees in bankruptcy, legal representatives and successors and assigns.
10.4
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (in each case, with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)
if to Acquirer or the Merger Subs, to:

Vivid Seats Inc.

24 E. Washington St., Suite 900

Chicago, IL 60602

Attention: General Counsel

Email: legal@vividseats.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

One North Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Adam R. Skilken; Joshua A. Lusk

Email: askilken@bakerlaw.com; jlusk@bakerlaw.com

(b)
if to the Company, to:

c/o VDC Holdco, LLC

7150 S Tenaya Way

Las Vegas, NV 89113

Attention: Michael Reichartz

Email: mr@vegas.com

with a copy (which shall not constitute notice) to:

c/o TZP Group LLC

7 Times Square, Suite 4307

New York, NY 10036

Attention: Vladimir Gutin

Email: VGutin@tzpgroup.com

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attention: Avi Loewenstein

Email: aloewenstein@bhfs.com

(c)
If to the Unitholders’ Representative, to:

Michael Reichartz

7150 S. Tenaya Way

Las Vegas, NV 89113

Email: mr@vegas.com

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attention: Avi Loewenstein

Email: aloewenstein@bhfs.com

Any notice given as specified in this Section 10.4, (i) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day; and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third (3rd) Business Day after the post of the same.

10.5
Governing Law. This Agreement, and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
10.6
Construction; Interpretation.
(a)
The term “this Agreement” means this Agreement together with all appendices, schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made herein to Articles, Sections, subsections, Appendices, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or an Appendices, Schedule or an Exhibit to this Agreement unless otherwise indicated. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the appendices, schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (vii) references to any Person include the predecessors, successors and permitted assigns of that Person; (viii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively; (ix) subject to clause (x) immediately below, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided; and (x) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company, the Unitholders or their respective Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its representatives in the virtual data room established by Acquirer in connection with this Agreement at least forty-eight (48) hours prior to the execution of this Agreement. Where a reference is made to a Contract, instrument or applicable Law, such reference is to such Contract, instrument or applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and, in the case of applicable Law, by succession of comparable successor applicable Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except (i) in respect of payments, which shall be rounded to the nearest whole U.S. cent and (ii) as set forth in Section 1.3(f). All notices, requests, consents, claims, demands, waivers and other communications required under this Agreement or any Ancillary Document to be delivered in writing, shall be deemed to be delivered for purposes hereof and thereof if delivered via facsimile or email in accordance with Section 10.4.
(b)
The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each appendices, schedule and each exhibit attached hereto, the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
10.7
Exhibits and Schedules. All appendices, exhibits and schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.
10.8
Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day.
10.9
Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as expressly provided in Section 8.1 and Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
10.10
Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
10.11
Amendment. Subject to applicable Law and Section 10.12, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Acquirer, the Merger Subs, the Company and the Unitholders’ Representative (on behalf of the Unitholders). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 10.11 shall be void.
10.12
Waiver.

(a)
The Unitholders’ Representative (on behalf of the Unitholders) may waive compliance by Acquirer with any term or provision of this Agreement. Acquirer may waive compliance by the Unitholders or the Company with any term or provision of this Agreement.
(b)
Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party (or, in the case of any of the Unitholders, the Unitholders’ Representative on behalf of such Unitholders). Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights; provided that time is of the essence with respect to each and every provision of this Agreement.
10.13
Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
10.14
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION: (I) ARISING UNDER THIS AGREEMENT; OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
10.15
Jurisdiction and Venue; Consent to Service of Process. Each of the parties hereto submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the state of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding may be heard and determined in any such court and agrees not to bring any action or Proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Each party hereto agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
10.16
Remedies Cumulative; Specific Performance. Except as otherwise provided herein (including Section 5.4 and Section 5.14(e)), any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to seek specific performance or injunctive relief. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Acquirer’s obligations to consummate the Transactions, if all of the conditions set forth in Section 6.1 and Section 6.2 are satisfied or were previously waived by Acquirer (or would have been satisfied or are capable of being satisfied but for a breach by Acquirer of its obligations hereunder) and Acquirer is required to do so hereunder), this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Notwithstanding anything herein to the contrary, neither the Company nor the Unitholders may seek to enforce Acquirer’s obligations to consummate the Transactions prior to the Termination Date.
10.17
Waivers.
(a)
Recognizing that Brownstein Hyatt Farber Schreck LLP has acted as legal counsel to the Unitholders and certain of their Affiliates and the Group Companies prior to the Closing, and that Brownstein Hyatt Farber Schreck LLP intends to act as legal counsel to the Unitholders and certain of their Affiliates (which will no longer include the Group Companies) after the Closing, each of Acquirer and each of the Group Companies hereby: (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any claim it has or may have that Brownstein Hyatt Farber Schreck LLP has a conflict of interest or is otherwise prohibited from engaging in such representation; and (ii) agrees that, in the event that a dispute arises after the Closing between Acquirer or a Group Company and the Unitholders or one of their Affiliates, Brownstein Hyatt Farber Schreck LLP may represent the Unitholders or their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Acquirer or any Group Company and even though Brownstein Hyatt Farber Schreck LLP may have represented a Group Company in a matter substantially related to such dispute (including in respect of litigation).
(b)
As to any privileged attorney-client communications between Brownstein Hyatt Farber Schreck LLP and any of the Group Companies prior to the Closing (collectively, the “Privileged Communications”), Acquirer agrees that neither it nor any Group Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, may use or rely on any of the Privileged Communications in any action against or involving the Unitholders or any of their Affiliates (which will no longer include the Group Companies) after the Closing.
(c)
Acquirer acknowledges that all privileged communications in any form or format whatsoever between or among Brownstein Hyatt Farber Schreck LLP and the Unitholders, their Affiliates, any Group Company or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by any Group Company, or any dispute arising under this Agreement, and the expectation of client confidence relating thereto, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall belong solely to the Unitholders and their Affiliates (and not the Group Companies) and shall not pass to or be claimed by Acquirer or any of the Group Companies. Accordingly, the Group Companies shall not, without the Unitholders’ Representative’s consent, have access to any such communications, or to the files of Brownstein Hyatt Farber Schreck LLP relating to its engagement, whether or not the Closing shall have occurred and Brownstein Hyatt Farber Schreck LLP shall have no duty whatsoever to reveal or disclose any such communications or files. Acquirer agrees that it will not, and that it will cause the Group Companies not to: (i) access or use the Privileged Communications (except for purposes permitted hereby); (ii) seek to have any Group Company waive the attorney-client privilege or any other privilege, or otherwise assert that Acquirer or any Group Company has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Communications; or (iii) seek to obtain the Privileged Deal Communications from any Group Company, any Unitholder, or Brownstein Hyatt Farber Schreck (except for purposes permitted hereby). The parties hereto acknowledge and agree that Privileged Communications do not include communications between a Group Company, on the one hand, and Brownstein Hyatt Farber Schreck LLP or other external law firm, on the other hand, relating to general business matters of any Group Company unrelated to the Transactions. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Acquirer or its Affiliates (including a Group Company), on the one hand, and a third party other than any of the Unitholders or the Unitholders’ Representative, on the other hand, Acquirer and its Affiliates (including the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Acquirer nor any of its Affiliates (including the Group Companies) may waive such privilege without the prior written consent of the Unitholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)
If Acquirer or any Group Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, then, to the extent permitted by applicable Law, Acquirer shall promptly notify the Unitholders in writing (including by making specific reference to this Section 10.17) so that the Unitholders can seek a protective order, and Acquirer agrees to use commercially reasonable efforts to assist therewith.
10.18
Limitation on Damages. Notwithstanding anything to the contrary set forth herein, no party hereto shall be liable for any punitive damages, relating to any breach of this Agreement, except to the extent such damages are payable to a third party pursuant to a Proceeding by a Person who is not a party hereto or an Affiliate thereof.
10.19
Non-Recourse. Subject in all respects to the terms and conditions of Article VI, all claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents may be made only against the individuals and entities that are expressly identified as parties hereto and thereto; provided, however, that nothing in this Section 10.19 or elsewhere in this Agreement is intended to waive or otherwise limit the right of Acquirer to pursue claims for Fraud or any remedy afforded to Acquirer pursuant to this Agreement or any Ancillary Document.

[Signature Page Next]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Vivid Seats Inc.

By: /s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer

Vivid Merger Sub I, LLC

By: /s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer and President

Vivid Merger Sub II, LLC

By: /s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer and President

VDC Holdco, LLC

By: /s/ Michael Reichartz

Name: Michael Reichartz

Title: Chief Executive Officer

Unitholders’ Representative

/s/ Michael Reichartz

Michael Reichartz

TZP Capital Partners III-A (Blocker), L.P.

By: /s/ Vlad Gutin

Name: Vlad Gutin

Title: Authorized Signatory

TZP Capital Partners III, L.P.

By: /s/ Vlad Gutin

Name: Vlad Gutin

Title: Authorized Signatory

/s/ Michael Reichartz

Michael Reichartz

/s/ Adam White

Adam White

[Signature Page to Agreement and Plan of Merger]

Appendix I

Definitions

As used herein, the following terms shall have the meanings indicated below:

“2022 Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Acquirer” has the meaning set forth in the preamble.

“Acquirer Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquirer.

“Acquirer Common Stock VWAP” means $5.80 per share, representing the average daily volume weighted average price of a share of Acquirer Common Stock on the Nasdaq, as reported by S&P Capital IQ, calculated to two decimal places and determined without regard to after-hours trading or any other trading outside the regular session trading hours, for each of the five (5) consecutive Trading Days ending on and including the last Trading Day preceding the Agreement Date.

“Acquirer Fundamental Representations” shall mean the representations and warranties of Acquirer with respect to Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (No Violation of Governing Documents) and Section 4.4 (Brokers).

“Acquirer Indemnified Person” has the meaning set forth in Section 8.1(a).

“Acquirer SEC Reports” means each report, schedule, registration statement, proxy, form, statement or other document filed with the SEC by Acquirer or any of its Subsidiaries.

“Acquirer Tax Refunds” means any Tax refund (or Overpayment Credit) with respect to any Group Company actually received by Acquirer or any Group Company with respect to the Pre-Closing Tax Period to the extent (A) such Tax refund (or Overpayment Credit) was reflected or otherwise taken into account as an increase in the calculation of Merger Consideration as determined in accordance with Section 1.6, as finally determined; (B) any Group Company is under any legal obligation prior to the Closing to pay over such Tax refund (or Overpayment Credit) to any Person (other than pursuant to this Agreement); or (C) such Tax refund (or Overpayment Credit) results from the carryback of a Tax attribute of Acquirer or its Affiliates or any Group Company from a tax period (or portion thereof) beginning after the Closing Date.

“Acquisition Transaction” has the meaning set forth in Section 5.4.

“Adjustment Amount” means (x) the Merger Consideration as finally determined pursuant to Section 1.6, minus (y) the Estimated Merger Consideration.

“Adjustment Escrow Amount” means: (a) at Closing, an amount equal to the Initial Adjustment Escrow Amount; and (b) after Closing, such amount together with any interest and income on the Adjustment Escrow Amount, in each case, to be held in accordance with the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of any Group Company shall not be considered Affiliates of any Group Company solely by reason of their employment by a Group Company.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Ancillary Document” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person.

“Base Merger Consideration” means $240,000,000.

“Blocker” has the meaning set forth in the preamble.

“BoA Agreement” means that certain Loan Agreement, dated as of June 28, 2021, between Bank of America, N.A. and Vegas.com, LLC, as amended by Amendment No. 2 to Loan Agreement, dated as of May 31, 2023.

“Board” has the meaning set forth in the recitals.

“Board Written Consent” has the meaning set forth in the recitals.

“Books and Records” has the meaning set forth in Section 2.23(a).

“Business” means the business of the Group Companies as conducted as of the Closing Date, including, but not limited to, the business of providing and distributing products and services, including reservation and booking services, show tickets, hotel rooms, airline flights, air-hotel packages, travel insurance and tours and attractions to consumers.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Las Vegas, Nevada and Chicago, Illinois are open for the general transaction of business.

“Business Permits” has the meaning set forth in Section 2.18(b).

“Calculations” has the meaning set forth in Section 1.6(b).

“CARES Act” means, collectively, the U.S. Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state, or local applicable Law, as may be amended (including IRS Notice 2020-65 and the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020, and the Consolidated Appropriations Act, 2021).

“CARES Act Programs” has the meaning set forth in Section 2.18(e).

“Cash and Cash Equivalents” means all cash and cash equivalents (including marketable securities, bank deposits, lease deposits and short-term investments) of the Group Companies calculated in accordance with Section 1.6(g). Notwithstanding anything to the contrary contained herein, “Cash and Cash Equivalents” shall exclude: (A) amounts that are included in Closing Working Capital; (B) the amounts of any outstanding checks, drafts, wires or transfers at such time; (C) cash equivalents and marketable securities that are not freely convertible into cash within thirty (30) days of the Closing Date; (D) credit card processor and any other deposits in transit; (E) the security deposit paid pursuant to the Owner’s Suite License Agreement; and (F) any other cash or cash equivalents which is not freely usable by the Group Companies because it is subject to restrictions, limitations or Taxes on use or distribution by applicable Law, Contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction (other than the cash held in a restricted account at Bank of America, N.A. used to collateralize the Group Companies’ obligations under letters of credit issued pursuant to the BoA Agreement).

“CBA” has the meaning set forth in Section 2.7(k).

“Claims Certificate” has the meaning set forth in Section 8.4(a).

“Claims Period” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Cash” means the amount of Cash and Cash Equivalents on the Closing Date, determined on a consolidated basis in accordance with Section 1.6(g). For the avoidance of doubt, Closing Cash shall not include any amount of Cash and Cash Equivalents included in the Pre-Closing Dividend.

“Closing Cash Consideration” means an amount equal to the sum of (i) sixty-three percent (63%) of the Estimated Merger Consideration, minus (ii) the Escrow Amounts, minus (iii) the Unitholders’ Representative Expense Fund.

“Closing Date” has the meaning set forth in Section 1.1(c).

“Closing Date Tax Return” has the meaning set forth in Section 5.11(b).

“Closing Indebtedness” means the amount of Indebtedness as of immediately prior to the Closing on the Closing Date, determined on a consolidated basis in accordance with Section 1.6(g).

“Closing Per Unit Cash Consideration” means the quotient of: (i) Closing Cash Consideration divided by; (ii) the Outstanding Company Units.

“Closing Per Unit Stock Consideration” means a number of shares of Acquirer Common Stock equal to: (i) the Closing Stock Consideration divided by; (ii) the Outstanding Company Units.

“Closing Stock Consideration” means an aggregate number of shares of Acquirer Common Stock equal to: (i) the sum of (a) thirty-seven percent (37%) of the Estimated Merger Consideration, divided by; (ii) the Acquirer Common Stock VWAP.

“Closing Working Capital” means the amount of Net Working Capital on the Closing Date, determined on a consolidated basis in accordance with Section 1.6(g).

“COBRA” has the meaning set forth in Section 2.17(d).

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Disclosure Letter” has the meaning set forth in Article II.

“Company Employee Plans” has the meaning set forth in Section 2.17(a).

“Company Employees” has the meaning set forth in Section 5.9(a).

“Company Fundamental Representations” shall mean the representations and warranties of the Company with respect to Section 2.1 (Organization; Power and Authority), Section 2.2 (Authorization), clause (A) of Section 2.3 (No Violation of Governing Documents), Section 2.4 (Capitalization), Section 2.5 (Subsidiaries; Investments) and Section 2.14 (Brokerage).

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned, used or held for use by any Group Company.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, effective as of March 10, 2020, by and between the Company and the Members, as amended by that certain Amendment No. 1, dated April 14, 2020, and Amendment No. 2, dated May 18, 2020.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, material adverse to (a) the condition (financial or otherwise), business, assets or results of operations of the Group Companies, taken as a whole or (b) the ability of the Company or any Unitholder to consummate the Transactions on a timely basis; provided, however, that any adverse change, event or effect arising from or attributable to the following shall not be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred pursuant to clause (a) of this definition: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP occurring after the date hereof, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity generally applicable to the Group Companies, in each case, occurring after the date hereof (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement (including any communication by Acquirer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company,), (viii) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Agreement Date (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures (which shall be taken into account) would otherwise be excepted from this definition), (ix) the taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions, (x) natural disasters or similar acts of God or (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences),or (xi) any change arising in connection with any epidemic, pandemic, or disease outbreak (including the presence or spread of the virus SARS-CoV-2 or the disease COVID-19 caused by such virus (as each of the virus and the disease have been identified by the World Health Organization) or any future strains or variations or mutations thereof)), or any material worsening of such conditions threatened or existing as of the Agreement Date; provided, in cases of clauses (i)-(vi), inclusive, (x) and (xi), that such changes, events, occurrences, developments or effects which, individually or in the aggregate, have a disproportionate impact on the Group Companies relative to other companies of comparable size in the same industries in which the Group Companies operate, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Company Units” has the meaning set forth in the recitals.

“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of any Group Company, including the website at www.vegas.com, the website at www.lasvegas.com, the mobile application, Vegas.com and any online service made available to Persons by any Group Company.

“Confidential Information” has the meaning set forth in Section 5.14(a)(iv).

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 17, 2023, by and between Vegas.com, LLC and Vivid Seats LLC, a subsidiary of Acquirer.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including all amendments, supplements, exhibits and schedules thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Facilities” means the Amended and Restated Credit Agreement, dated as of November 22, 2022, by and among the Company, First-Citizens Bank & Trust Company (successor by merger to CIT Bank, N.A.), individually and in its capacity as Agent, and the Lenders signatory thereto from time to time, as amended, modified or supplemented from time to time.

“D&O Indemnified Person” has the meaning set forth in Section 5.7(a).

“D&O Tail Policy” has the meaning set forth in Section 5.7(b).

“Data Security Requirements” means the following, in each case to the extent relating to the collection, use, processing, storage, transfer, or disposal of Personal Information or other protected or sensitive data or otherwise relating to data privacy, confidentiality, information security, anti-spam, unsolicited telephone calls or text messages, or data breach notifications and applicable to the Company or any of its Subsidiaries: (i) all applicable Laws, including without limitation, the Children’s Online Privacy Protection Act, California Consumer Privacy Act, as amended, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the Communications Decency Act, the New York Stop Hacks and Improve Electronic Data Security Act (SHIELD Act), the Massachusetts Data Security Regulation, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, Health Insurance Portability and Accountability Act, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (known as General Data Protection Regulation or “GDPR”), and any Law or regulation implementing either or both of EU Directive 95/46/EC and EU Directive 2002/58/EC (each as amended from time to time), and all U.S. state data breach notification laws; (ii) the Company’s own internal and external-facing rules, policies, and procedures; (iii) the Payment Card Industry Data Security Standard; and (iv) Contracts to which the Company has entered into or by which it is bound.

“Deductible” has the meaning set forth in Section 8.2(a).

“Disregarded Entity Election” has the meaning set forth in the recitals.

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.1(d).

“Employment Agreement” has the meaning set forth in Section 1.2(a)(vii).

“Enforceability Exceptions” has the meaning set forth in Section 2.10(b).

“Environmental Law” means any applicable Law, and any governmental order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, release or remediation of any Hazardous Materials.

“Equity Interests” means any share, capital stock, partnership interests, limited liability company interests, membership interest, unit or similar interest, or other indicia of equity ownership (including any profits interest) and any subscription, option, call, warrant, or obligation, contingent or otherwise, either currently or otherwise convertible, exchangeable or exercisable into such security.

“ERISA” has the meaning set forth in Section 2.17(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, at any time, must be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (whether or not such trade or business is incorporated or located in the United States)

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Escrow Agent, Acquirer and the Unitholders’ Representative, in the form of Exhibit D.

“Escrow Amounts” means, collectively: (a) the Adjustment Escrow Amount and (b) the Indemnity Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 1.6(a).

“Estimated Merger Consideration” has the meaning set forth in Section 1.6(a).

“Example Statement of Net Working Capital” means the statement of Net Working Capital included as Appendix I to Schedule 1.6(g) attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Surviving Entity” has the meaning set forth in Section 1.1(a).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“First Certificate of Merger” has the meaning set forth in Section 1.1(d).

“First Merger” has the meaning set forth in the recitals.

“First Step Surviving Company” has the meaning set forth in Section 1.1(a).

“Fraud” means, with respect to any Person, such Person’s making of a representation or warranty in this Agreement, which representation is made: (A) with such Person’s actual knowledge or belief that such representation was untrue (as opposed to imputed or constructive knowledge); and (B) with an intent by such Person to deceive another party with respect to the making of such representation or warranty such other party relies upon such false representation or warranty and is damaged by such reliance. For the avoidance of doubt, “Fraud” shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Fundamental Representations” means, collectively, the Company Fundamental Representations, Unitholder Fundamental Representations and the Acquirer Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles in effect at the applicable time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Official” means any: (i) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) political party, political party official or candidate for political office; (iii) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity; or (iv) official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Group Company” means each of the Company and each of its Subsidiaries and the “Group Companies” means the Company and each of its Subsidiaries collectively.

“Group Companies Products” has the meaning set forth in Section 2.11(e).

“Hazardous Materials” means any: (a) material, substance, chemical, contaminant, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas for which liability or standards of conduct may be imposed, or that is regulated, defined or listed as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, under Environmental Laws; and (b) petroleum or petroleum-derived products or by-products, methane, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and poly-fluoroalkyl substances, and polychlorinated biphenyls.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, the sum of all obligations of the Group Companies for or with respect to (including in respect of principal, accrued interest, penalties, fees, reimbursements, indemnities, and premiums): (i) indebtedness for borrowed money (including revolving loan facilities) or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (ii) other indebtedness evidenced by notes, bonds, debentures or other debt securities; (iii) the deferred purchase price of property or other assets (including “earn-outs”), excluding ordinary course trade payables and accrued expenses, in each case, to the extent included in Closing Working Capital; (iv) obligations arising under leases that are required to be recorded as capital or finance leases in accordance with GAAP or under any equipment leases; (v) payment obligations under any interest rate swap agreement, interest rate hedge agreement, currency swap agreement, currency hedging agreement, forward contract or other swap or hedging arrangement to which any Group Company is a party; (vi) any unpaid installment payments due after the Closing Date in respect of any Income Taxes deferred under Section 965 of the Code (and any similar or corresponding provision of state or local applicable Law); (vii) any unpaid “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) deferred prior to the Closing by the Company under Section 2302 of the CARES Act; (viii) any unpaid Pre-Closing Taxes (which shall not be an amount less than zero for any particular type of Tax for any particular jurisdiction); (ix) any Liabilities or penalties for change in control or severance or similar payments or benefits or in respect of deferred compensation plans, agreements, arrangements or contracts (including all 401(k) plan accruals); (x) payroll, social security, unemployment and similar Taxes payable in respect of payments or benefits described in clause (ix) (calculated as if paid on the Closing Date, without regard for any ability to defer Taxes under the CARES Act), (xi) any declared but unpaid dividends or amounts owed to any Unitholders, (xii) any fees, costs, expenses or other obligations or Liabilities (including any security deposit paid) related to or arising under or in connection with the Owner’s Suite License Agreement; (xiii) the amount of any letters of credit and any fees, costs or expenses related thereto (other than those set forth Schedule 2.6(e) of the Company Disclosure Letter in an aggregate amount no greater than $5,700,000); (xiv) any unpaid (whether or not accrued) fees, costs, expenses or other obligations or Liabilities related to or arising under or in connection with any Proceedings of the type described in Section 2.13 or Section 3.4; (xv) all guaranties, endorsements, assumptions and other contingent obligations of any Group Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in clauses (i) through (xiv) appertaining to third parties or in any other manner invest in the debtor of any of the obligations or other matters of the kind described in clauses (i) through (xiv) or to purchase indebtedness primarily for the purpose of enabling such debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, and (xv) interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage, fees, costs and change of control payments related thereto; provided, however, notwithstanding anything contained herein to the contrary, that Indebtedness shall not include and any amounts included in the final determination of the calculation of Transaction Expenses or Closing Working Capital.

“Indemnifiable Damages” has the meaning set forth in Section 8.1(a).

“Indemnified Persons” means, collectively, the Acquirer Indemnified Persons and the Unitholder Indemnified Persons.

“Indemnitee” has the meaning set forth in Section 8.4(a).

“Indemnitor” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Amount” means: (a) at Closing, an amount equal to the Initial Indemnity Escrow Amount; and (b) after Closing, such amount together with any interest and income on the Indemnity Escrow Amount, in each case, to be held in accordance with the Escrow Agreement.

“Indemnity Stock Amount” means an aggregate number of shares of Acquirer Common Stock equal to: (i) $222,000 divided by; (ii) the Acquirer Common Stock VWAP.

“Information Security Reviews” has the meaning set forth in Section 2.12(b).

“Initial Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Initial Indemnity Escrow Amount” means an amount equal to $378,000.

“Initial Survival Period” has the meaning set forth in Section 10.1.

“Insurance License” has the meaning set forth in Section 2.18(c).

“Insurance Policy” and “Insurance Policies” have the meaning set forth in Section 2.15.

“Intellectual Property Rights” means rights in or affecting intellectual or industrial property or other proprietary rights existing now or in the future in any jurisdiction, including with respect of the following: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including the right to file other or further applications and claim priority thereto; (b) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (d) domain names, uniform resource locators, social media accounts and other names and locators associated with the internet, including applications and registrations thereof; (e) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications and registrations therefore; (f) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation; (g) all other intangible assets, properties and rights; and (h) all claims, causes of action and rights to sue for past, present and future infringement of any of the foregoing, the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all proceeds, rights of recovery and revenues arising from or pertaining to any and all of the foregoing.

“IP License Contract” means any Contract: (A) under which any Group has granted or received a license or sublicense of Intellectual Property Rights or under which it is obligated to pay or has the right to receive an annual royalty, license fee or similar payment; (B) affecting any Group Company’s ability to own, enforce, use, license or disclose any Intellectual Property Rights; or (C) providing for the development, acquisition, or provision of any Intellectual Property Rights; in each case of (A) through (C) other than (X) Contracts entered into in the ordinary course of business and which grant non-exclusive licenses, (Y) Contracts with employees wherein the employee assigns Intellectual Property Rights to a Group Company on such Group Company’s standard terms and conditions, and (Z) Contracts related to unmodified software available through regular commercial distribution channels on standard terms and conditions entered into in the ordinary course of business and for which the royalty payments do not exceed $10,000 per annum.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of the Acquirer”, “to the Acquirer’s knowledge” or other similar phrases means the actual knowledge of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Act) of Acquirer as of the Agreement Date and the knowledge that would be obtainable by such individuals after reasonable due inquiry (including of direct reports (but, for the avoidance of doubt, not including of any customers, suppliers, landlords or other third parties)) of the relevant matter.

“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge of Reichartz and White and the knowledge that would be obtainable by such individual after reasonable due inquiry (including of direct reports (but, for the avoidance of doubt, not including of any customers, suppliers, landlords or other third parties)) of the relevant matter.

“Latest Balance Sheet” has the meaning set forth in Section 2.6(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Latest Financial Statements” has the meaning set forth in Section 2.6(a).

“Law” means applicable laws, rules, regulations, codes, ordinances and Orders of all Governmental Entities.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements or other interests in real property held by any Group Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Group Company thereunder.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, Taxes, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet or disclosed in the notes thereto prepared in accordance with GAAP.

“Liens” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on: (i) the voting of any security or the transfer of any security or other asset; (ii) the receipt of any income derived from any asset; (iii) the use of any asset; and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lock-Up Agreement” means that certain Lock-Up Agreement, entered into concurrently with this Agreement and duly executed by Acquirer and each Unitholder.

“Material Contracts” has the meaning set forth in Section 2.10(b).

“Material Source” has the meaning set forth in Section 2.20.

“Materiality Qualifiers” has the meaning set forth in Section 8.1(c).

“Merger Consideration” means the (i) Base Merger Consideration, plus (ii) the amount of the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Closing Cash, minus (iv) the amount of Closing Indebtedness, minus (v) the amount of Transaction Expenses.

“Merger Consideration Dispute Notice” has the meaning set forth in Section 1.6(c).

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

“Net Working Capital” means the aggregate value of the current assets of the Group Companies minus the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of the Closing Date and calculated in accordance with Section 1.6(g) and including only those line items that are included in, and excluding any line items specifically excluded from, the Example Statement of Net Working Capital.

“Net Working Capital Adjustment” means (i) the amount by which Closing Working Capital exceeds the Working Capital Target if and so long as the amount of any such excess is greater than $50,000, or (ii) the amount by which Closing Working Capital is less than the Working Capital Target if and so long as the amount of any such excess is greater than $50,000, as applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be and shall be expressed as a negative number for purposes of calculating the amount of the Merger Consideration. For the avoidance of doubt, the Net Working Capital Adjustment shall be zero dollars ($0) if the amount of the relevant excess is not greater than $50,000.

“New Plans” has the meaning set forth in Section 5.9(a).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Open Source License” means any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL) or any other license for Software where the license includes terms providing that: (i) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software; and (ii) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, ruling, preliminary or permanent injunction, temporary restraining order or other order.

“Outstanding Company Units” means the aggregate number of Company Units that are issued and outstanding immediately prior to the Effective Time.

“Outstanding Escrow Claims” has the meaning set forth in Section 8.3(b).

“Overpayment Credits” means any overpayment of Taxes (including any overpayments of estimated taxes) (or portion thereof) with respect to any member of the Group Companies from a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.

“Owner’s Suite License Agreement” means that certain Owner’s Suite License Agreement, dated February 22, 2018, between LV Stadium Events Company, LLC and Vegas.com, LLC and any schedules and exhibits thereto.

“Payment Security” has the meaning set forth in Section 2.6(e).

“Pay-Off Letters” has the meaning set forth in Section 1.2(a)(xvi).

“Payroll Support” means any “Payroll Support” in the form of financial assistance, payments or other loans, grants, Tax credits or similar financial assistance in connection with the CARES Act.

“Permit” means all permits, permits by rule, licenses, authorizations, registrations, franchises, approvals, accreditations, permissions, clearances, exemptions, classifications, consents, certificates, variances and similar rights obtained from any Governmental Entity or any accreditation agency.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, and repairers’ Liens, in each case that do not materially impair the use, value of marketability of the assets subject thereto and that are (i) incurred in the ordinary course of business consistent with past practice or (ii) for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by any appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on property (including, but not limited to, easements, covenants, conditions, rights of way and similar restrictions) that do not, individually or in the aggregate, materially interfere with the Group Companies’ present uses or occupancy of such property, (d) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon, (e) matters that would be disclosed by an accurate survey or inspection of the real property used by the Group Companies, (f) any non-exclusive licenses of Software granted in the ordinary course of business and consistent with past practice on unmodified standard forms of the Company (copies of which have been provided to Acquirer), (g) purchase money Liens and Liens securing rental payments under lease arrangements entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Group Companies, (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws and (i) restrictions under applicable state or federal securities Laws.

“Person” means an individual, partnership, general partnership, limited partnership, limited liability partnership, company, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity trust, estate, proprietorship, joint venture, business organization, association or other similar entity, whether or not a legal entity.

“Personal Information” means, in addition to all information defined or described by the Company as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Data Security Requirement or regarding or capable of being associated with an individual consumer or device, including without limitation: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device; (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual; and (iii) any Internet Protocol address or other persistent identifier.

“PPP Loan” means any “Paycheck Protection Program” loans or payments or other loans, grants or similar financial assistance under or pursuant to the CARES Act.

“Pre-Closing Dividend” has the meaning set forth in Section 1.2(c).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Taxes” means any (i) Taxes of each Group Company for any Pre-Closing Tax Period, (ii) Taxes of any other Person for which any Group Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date, (iii) Taxes of the Unitholders imposed on Acquirer or its Affiliates (including for this purpose the Company) as a withholding Tax or otherwise with respect to the payments made to such Unitholders pursuant to this Agreement, and (iv) Unitholder’s portion of the Transfer Taxes as set forth in Section 5.12. For the avoidance of doubt, Pre-Closing Taxes (A) includes any (x) payroll Taxes or other Taxes of each Group Company (or any successor thereto) arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date, (y) Taxes of each Group Company arising as a result of any income inclusion under Section 951 of the Code by reason of Section 965 of the Code (or any analogous or similar provision under any state law) notwithstanding any election under Section 965 of the Code and whether or not such Taxes are due and payable as of the Closing Date, and (z) “applicable employment taxes” deferred by any Group Company under Section 2302 of the CARES Act or otherwise with respect to any Pre-Closing Tax Period, and (B) excludes any Taxes that are solely attributable to the Second Merger. In the case of any Taxes of any Group Company for a Straddle Period, such Taxes shall (I) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be Taxes for a Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (II) in the case of any other Taxes, be deemed to be Taxes for a Pre-Closing Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Closing Date; provided that any Taxes of any Group Company arising as a result of any income inclusion under Section 951 or 951A of the Code shall be deemed to arise in a Pre-Closing Tax Period to the extent such inclusion is attributable to the income of a foreign entity arising in any Pre-Closing Tax Period; and provided further that such inclusion shall be calculated as if the taxable year (as determined for U.S. federal Income Tax purposes) of such foreign entity ended on the Closing Date.

“Privileged Communications” has the meaning set forth in Section 10.17(b).

“Privileged Deal Communications” has the meaning set forth in Section 10.17(c).

“Pro Rata Share” means the fraction set forth on the Spreadsheet with respect to a particular Unitholder, calculated for each such Unitholder as a fraction, the numerator of which is the total number of Company Units held by such Unitholder as of immediately prior to the Effective Time and the denominator of which is the total number of Company Units held by all of the Unitholders as of immediately prior to the Effective Time.

“Proceeding” means any private or governmental action, arbitration, audit, claim, counterclaim, complaint, citation, charge, dispute, inquiry, hearing, investigation, notice of violation, litigation, order, proceeding or suit (whether civil, criminal, administrative, regulatory, investigative or informal or any appeal therefrom).

“Process”, “Processed” or “Processing” means, with respect to data, any operation or set of operations, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Privileged Communications” has the meaning set forth in Section 10.17(b).

“Proposed Closing Date Calculations” has the meaning set forth in Section 1.6(b).

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy, issued by RP Underwriting, in the form attached hereto as Exhibit F.

“Registered Company Intellectual Property” has the meaning set forth in Section 2.11(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into concurrently with this Agreement and duly executed by Acquirer and each Unitholder.

“Regulation S-X” means Regulation S-X as promulgated under the Securities Act and the Exchange Act.

“Reichartz” has the meaning set forth in the preamble.

“Released Parties” has the meaning set forth in Section 5.13(a).

“Relevant Persons” has the meaning set forth in Section 5.13(a).

“Representative Losses” has the meaning set forth in Section 9.1(c).

“Restricted Employees” has the meaning set forth in Section 5.14(b)(i).

“Restricted Period” has the meaning set forth in Section 5.14(b)(i).

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.1(d).

“Second Effective Time” has the meaning set forth in Section 1.1(d).

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all: (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and Source Code and Object Code; (ii) internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (iii) development and design tools, library functions and compilers; (iv) technology supporting websites, and the contents and audiovisual displays of websites; and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the fair value of its (or such group of Persons’, as applicable) assets will not be less than the sum of its (or such group of Persons’, as applicable) debts and that the present fair saleable value of its (or such group of Persons’, as applicable) assets will not be less than the amount required to pay its (or such group of Persons’, as applicable) debts as they become absolute and matured, (b) such Person or group of Persons will have adequate capital with which to engage in its (or such group of Persons’, as applicable) business and (c) such Person or group of Persons will not have incurred debts beyond its (or such group of Persons’, as applicable) ability to pay as they become absolute and matured.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Spreadsheet” has the meaning set forth in Section 2.4(c).

“Spreadsheet Certificate” has the meaning set forth in Section 1.2(a)(xiii).

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries: (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power, or financial interests of such other Person; or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Systems” means the Software, computer firmware, computer hardware, whether general purpose or special purpose, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned or used by the Company or any of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) all U.S. or non-U.S. federal, provincial, state or local taxes, charges, fees, imposts, levies or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, harmonized sales, digital services, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security (including governmental pension plan contributions), unemployment (including employment and unemployment insurance premiums), excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned or unclaimed property or assets, whether or not currently escheatable or reportable), any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, or other tax of any kind whatsoever and denominated by any name whatsoever, including all interest, penalties, fines, assessments, deficiencies and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary or other affiliated group (including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any tax amounts (including interest and penalties) payable as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.

“Tax Authority” means any federal, state, local or foreign tax service, agency, office, commission, department, bureau, court or similar organization with the authority to assess, assert or otherwise impose Tax or collect unpaid Taxes of any Person.

“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns, and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, including any schedule, election, declaration or attachment thereto, and including any amendment or supplement thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third-Party Claim” has the meaning set forth in Section 8.6.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Expenses” means, without duplication, the unpaid amount, as of immediately prior to the Closing, of all out-of-pocket fees, costs and expenses incurred by or on behalf of any Unitholder, any Group Company or any of their respective Affiliates in connection with this Agreement and the Transactions, whether or not yet incurred, billed or accrued, in each case to the extent required to be paid or reimbursed by any Unitholder, any Group Company or any of their respective Affiliates, including: (i) the Transactions related fees and expenses of J.P. Morgan Securities LLC and Brownstein Hyatt Farber Schreck LLP; (ii) other accounting, tax, investment banking, broker, finder, professional, advisory or consulting fees and expenses related to the Transactions; (iii) any transaction bonuses, discretionary bonuses, single-trigger and double-trigger change-of-control payments, retention or severance payments payable to directors, employees, equityholders, former equityholders and/or consultants (whether alone or together with any other event) triggered by the Closing, and the employer’s portion of any payroll and similar Taxes related thereto; (iv) all payments required to obtain consents, waivers, terminations or amendments under any agreement of the Company as a result of or in connection with the Transaction; (v) any amounts owed under any management or advisory agreements with any Affiliate of the Company or any Unitholder; (vi) all premiums and other amounts payable with respect to the D&O Tail Policy; and (vii) fifty percent (50%) of the fees and expenses of the Escrow Agent; provided, however, Transaction Expenses shall be calculated without duplication of any amounts to the extent used in the final determination of the calculation of Closing Indebtedness or Closing Working Capital.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 5.11(h).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“TZP” has the meaning set forth in the preamble.

“TZP Fund” has the meaning set forth in the preamble.

“Unitholder” and “Unitholders” has the meaning set forth in the preamble.

“Unitholder Claims” has the meaning set forth in Section 5.13(a).

“Unitholder Fundamental Representations” shall mean the representations and warranties of the Unitholders with respect to Section 3.1 (Authority; Organization; Authorization), clause (A) of Section 2.3 (No Violation of Governing Documents), Section 3.3 (Title to the Company Units; Ownership of the Company) and Section 3.5 (Brokerage).

“Unitholder Indemnified Person” has the meaning set forth in Section 8.1(b).

“Unitholder Written Consent” has the meaning set forth in the recitals.

“Unitholders’ Representative” has the meaning set forth in the preamble.

“Unitholders’ Representative Expense Fund” means: (a) at Closing, an amount equal to $1,000,000; and (b) after Closing, such amount together with any dividends, interest or other earnings thereof, in each case to be held in trust by the Unitholders’ Representative to cover and reimburse the fees and expenses incurred by the Unitholders’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein.

“User Data” means any Personal Information or other data or information collected by or on behalf of any Group Company from any user of any Company Website or mobile application, or otherwise collected or processed by any Group Company.

“WARN Act” has the meaning set forth in Section 2.16(b).

“White” has the meaning set forth in the preamble.

“Working Capital Target” means $(46,000,0000).

Exhibit 10.1

REGISTRATION RIGHTS AND LOCKUP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCKUP AGREEMENT (this “Agreement”), dated as of November 3, 2023, is made and entered into by and among Vivid Seats Inc., a Delaware corporation (the “Company”), and any person or entity who is identified on the signature pages hereto as a “Holder” or hereafter becomes a party to this Agreement pursuant to subsection 6.2.2 (collectively, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, Viva Merger Sub I, LLC, Viva Merger Sub II, LLC, VDC Holdco, LLC, the Holders and the Unitholders’ Representative (as defined therein) are party to that certain Agreement and Plan of Merger, dated as of November 3, 2023 (the “Merger Agreement”), pursuant to which the Company will acquire all of the outstanding membership interests in VDC Holdco, LLC from the Holders (the “Acquisition”);

WHEREAS, as part of the consideration for the Acquisition, the Company will issue to the Holders shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); and

WHEREAS, pursuant to the Merger Agreement, the Company and the Holders are entering into this Agreement to set forth certain rights and obligations of the parties with respect to the Shares.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS
1.1
Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Acquisition” has the meaning given in the Recitals hereto.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) as to which the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning given in the Preamble hereto.

“Board” means the board of directors of the Company.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Class A Common Stock” has the meaning given in the Recitals hereto.

“Closing Date” has the meaning given in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Deadline” has the meaning given in subsection 2.1.1.

“Form S-1” has the meaning given in subsection 2.1.1.

“Form S-3” has the meaning given in subsection 2.1.1.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Shares.

“Holder Information” has the meaning given in subsection 4.1.2.

“Locked Shares” shall mean 50% of the total number of Shares issued to each Holder pursuant to the Merger Agreement (whether at the Closing Date or thereafter). To the extent any Shares are forfeited by any Holder pursuant to the Merger Agreement, such forfeited Shares will consist of Unlocked Shares and Locked Shares in the same proportion as exists on the Closing Date, unless insufficient Unlocked Shares remain held by such Holder, in which case additional Locked Shares will be forfeited.

“Merger Agreement” has the meaning given in the Recitals hereto.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

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“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement), as supplemented by any and all prospectus supplements, as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registration Expenses” means all out-of-pocket expenses incurred in connection with a Registration Statement, including, without limitation, the following:

(a)
Registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Class A Common Stock is then listed);
(b)
Fees and expenses of compliance with securities or “blue sky” laws;
(c)
Printing, messenger, telephone and delivery expenses;
(d)
Reasonable fees and disbursements of counsel for the Company; and
(e)
Reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration Statement.

“Registration Statement” means any registration statement that covers the Shares filed pursuant to the provisions of this Agreement, including the Prospectus included therein, all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 415” has the meaning given in subsection 2.1.1.

“Shares” has the meaning given in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means the (a) sale, offer to sell, contract or agreement to sell, hypothecate, pledge, or grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or (b) entry into any swap or other arrangement that transfers to another person or entity, in whole or in part, any of the economic consequences of ownership of any security, in each case whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Unitholders’ Representative” has the meaning given in the Merger Agreement.

“Unlocked Shares” shall mean 50% of the total number of Shares issued to each Holder pursuant to the Merger Agreement (whether at the Closing Date or thereafter). To the extent any Shares are forfeited by any Holder pursuant to the Merger Agreement, such forfeited Shares will consist of Unlocked Shares and Locked Shares in the same proportion as exists on the Closing Date, unless insufficient Unlocked Shares remain held by such Holder, in which case additional Locked Shares will be forfeited.

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ARTICLE II

REGISTRATIONS
2.1
Registration.
2.1.1
Initial Registration Statement. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) days after the date of this Agreement (the “Filing Deadline”), file a Registration Statement under the Securities Act to permit the public resale of all of the Unlocked Shares on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”), or if Rule 415 is not available for offers and sales of the Unlocked Shares, by such other means of distribution of the Unlocked Shares as the Unitholders’ Representative may reasonably specify. The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing, but in no event later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed,” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1”) or, if Form S-3 is then available to the Company, on Form S-3 (a “Form S-3”) or such other form of registration statement as is then available to effect a registration for resale of such Unlocked Shares, covering such Unlocked Shares, and shall contain a Prospectus in such form as to permit any Holder to sell such Unlocked Shares pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Unitholders’ Representative.
2.1.2
Subsequent Registration Statement(s). If any of the Locked Shares cannot be sold without restriction pursuant to Rule 144 at the end of the applicable lockup period relating to such Locked Shares, as determined in good faith by any Holder and communicated to the Company by the Unitholders’ Representative, the Company shall file, within 30 days of the expiration of the applicable lockup period (or, if later, within 30 days of the communication from the Unitholders’ Representative), a Registration Statement on Form S-1 or, if the Company is eligible to use a Registration Statement on Form S-3, a Registration Statement on Form S-3, in each case, covering the resale of the applicable Locked Shares on a delayed or continuous basis as permitted by Rule 415, or if Rule 415 is not available for offers and sales of the applicable Locked Shares, by such other means of distribution of such Locked Shares as the Unitholders’ Representative may reasonably specify. The Company shall use its reasonable best efforts to cause any Registration Statement filed pursuant to this subsection 2.1.2 to become effective as soon as practicable after such filing, but in no event later than the earlier of (i) the 90th calendar day following the filing of such Registration Statement if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed,” or will not be subject to further review. If any Unlocked Shares are issued pursuant to the Merger Agreement after the effective date of the Registration Statement filed pursuant to subsection 2.1.1 and are not included therein, at the request of the Unitholders’ Representative, any subsequent Registration Statement filed pursuant to this subsection 2.1.2 shall include such additional Unlocked Shares.
2.1.3
Suspensions; Replacement Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while the Company is obligated to maintain it and keep it effective and available for use hereunder, the Company shall, subject to Section 3.4, use its reasonable best efforts to promptly cause such Registration Statement to again become effective under the Securities Act, or file an additional Registration Statement in lieu thereof. If an additional Registration

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Statement is filed, the Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing.
ARTICLE III

COMPANY PROCEDURES
3.1
General Procedures. In connection with any Registration Statement, the Company shall use its reasonable best efforts to effect such Registration Statement to permit the sale of the Shares included therein in accordance with the plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as is possible:
3.1.1
Prepare and file with the Commission such Registration Statement in accordance with the terms of this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing and to remain effective, and available for use, until all such Shares have either been sold or may be sold without restriction pursuant to Rule 144;
3.1.2
Prepare and file with the Commission such amendments and post-effective amendments to such Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Unitholders’ Representative or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or the rules and regulations promulgated thereunder to keep such Registration Statement effective, and available for use, until all such Shares have either been sold or may be sold without restriction pursuant to Rule 144.
3.1.3
To the extent required by applicable law, use its reasonable best efforts to (a) register or qualify such Shares under the securities or “blue sky” laws of such jurisdictions in the United States as the Holders of such Shares may reasonably request, (b) take such action as is necessary to cause such Shares to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and (c) do any and all other acts and things that may be necessary or advisable to enable the Holders of such Shares to consummate the disposition of such Shares in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.4
Cause all such Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.5
Provide a transfer agent or warrant agent, as applicable, and registrar for all such Shares no later than the effective date of such Registration Statement;
3.1.6
Advise each Holder of such Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.7
At least five days prior to the filing of such Registration Statement or any Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each Holder of such Shares (excluding any exhibits thereto and any filing made under the Exchange Act, whether incorporated by reference therein or made a part thereof by amendment or supplement);

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3.1.8
Notify the Holders of such Shares, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which such Prospectus, as then in effect, includes a Misstatement, and promptly use its reasonable best efforts to correct such Misstatement as set forth in Section 3.3;
3.1.9
Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of such Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and
3.1.10
Otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration Statement.
3.2
Registration Expenses. The Registration Expenses of all Registration Statements shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Shares, such as commissions and discounts, brokerage fees, marketing costs and fees and expenses of any legal counsel representing the Holders.
3.3
Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.3.1
Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder shall forthwith discontinue disposition of Shares pursuant to such Registration Statement and Prospectus until such Holder (a) has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby agrees to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) or (b) is advised in writing by the Company that the use of the Registration Statement and Prospectus may be resumed.
3.3.2
If the filing, initial effectiveness or continued use of a Registration Statement at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend the use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two times, which may be consecutive, in any 12‑month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of such notice, their use of any Prospectus relating to such Registration Statement in connection with any sale or offer to sell Shares. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this subsection 3.3.2.
3.4
Reporting Obligations. As long as any Holder shall own Shares, the Company, at all times while it shall be a reporting company under the Exchange Act, hereby agrees to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.4.

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3.5
Other Obligations. In connection with a sale or transfer of Shares exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Shares being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to facilitate any underwritten offering by the Holders, to participate in any “road shows” or to assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Shares.
ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification.
4.1.1
The Company agrees to indemnify, to the extent permitted by law, each Holder, each Holder’s officers and directors and each person who controls a Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) caused by any (a) Misstatement or (b) violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder and relating to action or inaction required of the Company in connection with any Registration Statement, except, in each case, insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by or on behalf of such Holder expressly for use therein.
4.1.2
In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, the Company’s directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorneys’ fees) resulting from any Misstatement, but only to the extent that the untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Shares pursuant to such Registration Statement.
4.1.3
Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified

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party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4
The indemnification provided for under this Section 4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of any or all of the Shares. The Company and each Holder participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5
If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V

LOCKUP
5.1
General Restrictions on Transfer. No Holder shall Transfer any Locked Shares until the date that is one year from the Closing Date.
5.2
Exceptions. The provisions of Section 5.1 shall not apply to:
5.2.1
Transfers of Locked Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;
5.2.2
Transfers by will or intestate succession upon the death of the undersigned;

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5.2.3
Transfer of Shares pursuant to a qualified domestic order or in connection with a divorce settlement;
5.2.4
if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of Shares to partners, limited liability company members or stockholders of the undersigned; and
5.2.5
Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Shares subject to this Agreement shall remain subject to this Agreement;

provided, however, in the case of any Transfer pursuant to subsections 5.2.1 through 5.2.4, (i) that no such Transfer shall be for value and (ii) each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

5.3
Legends. In addition to restrictive legends or book-entry notations related to the Securities Act, the Locked Shares will bear restrictive legends or book-entry notations reflecting the terms of this Agreement.
5.4
Null and Void. Any attempt to Transfer any Locked Shares that is not in compliance with this Agreement shall be null and void; the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to any such attempted Transfer; and the purported transferee in any such attempted Transfer shall not be treated as the owner of such Shares for any purposes.
5.5
Recourse Under the Merger Agreement. Subject to the limitations on liability and all other terms and conditions set forth in the Merger Agreement, the Locked Shares shall be, for the time they remain subject to the lockup provisions described in this Article V, available for settlement of any obligations of the Holders under the Merger Agreement, and each Holder hereby agrees to promptly transfer to the Company the amount of outstanding Locked Shares for which such Holder becomes liable pursuant to the Merger Agreement.
ARTICLE VI

MISCELLANEOUS
6.1
Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one (1) business day in the case of overnight courier service), as follows:

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6.1.1 if to the Company, to:

Vivid Seats Inc.

24 E. Washington St., Suite 900

Chicago, IL 60602

Attention: General Counsel

Email: legal@vividseats.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

One North Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Adam R. Skilken; Joshua A. Lusk

Email: askilken@bakerlaw.com; jlusk@bakerlaw.com

6.1.2 if to the Holders, to: As set forth on the signature pages hereto.

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck LLP

675 15th Street, Suite 2900

Denver, CO 80202

Attention: Avi Loewenstein

Email: aloewenstein@bhfs.com

6.2
Assignment; No Third-Party Beneficiaries.
6.2.1
This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2
A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement as they relate to Unlocked Shares or, to the extent transfer is permitted pursuant to Section 5.2, Locked Shares, in each case provided that such assignee or delegate agrees in writing to be bound by the terms and conditions hereof in form and substance reasonably satisfactory to the Company, provided that the Company shall not be required to file any additional Registration Statement, or post-effective amendment to a Registration Statement, as a result of such assignment and provided that the Company will be provided thirty days advanced notice of any such assignment. Any transfer or assignment made other than as provided in this subsection 6.2.2 shall be null and void.
6.2.3
This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.
6.3
Execution of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

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6.4
Governing Law; Venue.
6.4.1
This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
6.4.2
Any Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this subsection 6.4.2.
6.5
Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement.
6.6
Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, only upon the written consent of the Company and the Holders of at least a majority in interest of the total Shares at the time in question, as determined in good faith by the Company; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in such Holder’s capacity as a holder of Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
6.7
Rule 144. With a view to making available to the Holders the benefits of Rule 144, the Company hereby agrees that it will (a) make available at all times such information as is necessary to comply with Rule 144 and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Shares). Upon the reasonable request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirements and, if not, the specific reasons for non-compliance.

11

6.8
Term. This Agreement shall terminate with respect to any Holder on the earlier of (i) the date that such Holder no longer holds any Shares and (ii) the date that such Holder’s Shares may be sold without restriction pursuant to (i) ARTICLE V and (ii) Rule 144. The provisions of Article IV shall survive any termination.
6.9
Holder Information. Each Holder agrees, if requested by the Company, to represent to the Company the total number of Shares held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 6.8.
6.10
Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.11
Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
6.12
Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
6.13
Adjustments. If, and as often as, there are any changes in the Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shares as so changed.
6.14
Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

12

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Vivid Seats Inc.

By: /s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer

HOLDERS:

TZP Capital Partners III-A (Blocker), L.P.

By: /s/ Vlad Gutin

Name: Vlad Gutin

Title: Authorized Signatory

Notice Address: [Omitted]

TZP Capital Partners III, L.P.

By: /s/ Vlad Gutin

Name: Vlad Gutin

Title: Authorized Signatory

Notice Address: [Omitted]

/s/ Michael Reichartz

Michael Reichartz

Notice Address: [Omitted]

/s/ Adam White

Adam White

Notice Address: [Omitted]

[Signature Page to Registration Rights and Lockup Agreement]

Exhibit 99.1

Vivid Seats Delivers $1 Billion Quarterly Marketplace GOV & Acquires Vegas.com

Raising 2023 Guidance and Providing Initial 2024 Guidance for 26% Adjusted EBITDA Growth

CHICAGO, IL – November 7, 2023 – Vivid Seats Inc. (NASDAQ: SEAT) (“Vivid Seats” or “we”), a leading marketplace that utilizes its technology platform to connect millions of buyers with thousands of ticket sellers across hundreds of thousands of events each year, today provided financial results for the third quarter ended September 30, 2023.

“After delivering outstanding 28% Marketplace GOV growth in the third quarter, it has never been more clear that demand for live events is strong and that we are capturing that strength at Vivid Seats,” said Stan Chia, CEO. “Our focus on cultivating buyer loyalty continues to deliver results with repeat rates increasing and pacing ahead of expectations. Our business is better positioned than ever, and after announcing international TAM expansion last quarter with our acquisition of Wavedash, we are thrilled to announce further TAM expansion with our acquisition of Vegas.com. Vegas.com is a strategic asset that will enhance our scale and reach in the coveted entertainment capital of the U.S., increase our domestic TAM by over $6 billion and offer long-term synergistic upside, while also being financially accretive. We are excited to finish the year strong and we remain focused on creating long-term shareholder value."

Third Quarter 2023 Key Operational and Financial Metrics

•
Marketplace GOV of $998.9 million – up 28% from $781.8 million in Q3 2022
•
Revenues of $188.1 million – up 20% from $156.8 million in Q3 2022
•
Net income of $16.0 million – down 15% from $18.7 million in Q3 2022
•
Adjusted EBITDA of $33.4 million – up 18% from $28.3 million in Q3 2022

“We delivered our highest quarterly Marketplace GOV to date, reflecting strong Vivid Seats execution against a robust market back-drop with broad-based demand strength across performers and teams," said Lawrence Fey, CFO. "Our third quarter GOV growth accelerated to 28% after we delivered 16% growth in the first half of 2023. Continuing this momentum, at the midpoint of our initial 2024 guidance we anticipate mid-teens Marketplace GOV and Revenue growth and 26% Adjusted EBITDA growth in 2024, reflecting solid organic growth enhanced by our strategic acquisitions. We expect to continue generating strong cash flow that affords us the strategic flexibility to pursue compelling growth opportunities as they arise."

Key Performance Indicators ('000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Marketplace GOV(1)	$998,933	$781,834	$2,808,200	$2,338,789
Total Marketplace orders(2)	3,022	2,572	7,924	7,001
Total Resale orders(3)	110	90	273	225
Adjusted EBITDA(4)	$33,367	$28,284	$106,879	$79,625

(1)
Marketplace Gross Order Value ("Marketplace GOV") represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $10.1 million and $33.9 million during the three and nine months ended September 30, 2023, respectively, and $13.8 million and $63.3 million during the three and nine months ended September 30, 2022, respectively.
(2)
Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Marketplace segment experienced 28,203 and 78,034 event cancellations, respectively, compared to 42,942 and 170,258 event cancellations during the three and nine months ended September 30, 2022, respectively.
(3)
Total Resale orders represents the volume of Resale segment orders in a period, net of event cancellations that occurred during that period. During the three and nine months ended September 30, 2023, our Resale segment experienced 851 and 2,363 event cancellations, respectively, compared to 1,113 and 4,383 event cancellations during the three and nine months ended September 30, 2022, respectively.

(4)
Adjusted EBITDA is not a measure defined under accounting principles generally accepted in the United States of America ("GAAP"). We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance. Refer to the “Use of Non-GAAP Financial Measures” section below for more information and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

2023 Financial Outlook

Vivid Seats now anticipates Marketplace GOV, Revenues and Adjusted EBITDA for the year ending December 31, 2023 to be:

•
Marketplace GOV in the range of $3.75 billion to $3.90 billion (increased from $3.4 billion to $3.6 billion)
•
Revenues in the range of $685.0 million to $705.0 million (increased from $630.0 million to $650.0 million)
•
Adjusted EBITDA in the range of $136.0 million to $142.0 million** (increased from $125.0 million to $135.0 million)

Initial 2024 Financial Outlook

Vivid Seats anticipates Marketplace GOV, Revenues and Adjusted EBITDA for the year ending December 31, 2024 to be:

•
Marketplace GOV in the range of $4.20 billion to $4.50 billion
•
Revenues in the range of $810.0 million to $840.0 million
•
Adjusted EBITDA in the range of $170.0 million to $180.0 million**

Additional detail around the 2023 and 2024 financial outlook will be available on the third quarter 2023 earnings call.

** We calculate forward-looking Adjusted EBITDA based on internal forecasts that omit certain information that would be included in forward-looking net income, the most directly comparable GAAP measure. We do not provide a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income because forecasting the timing or amount of items that have not yet occurred and are out of our control is inherently uncertain and unavailable without unreasonable efforts.

Webcast Details

Vivid Seats will host a webcast at 8:30 a.m. Eastern Time today to discuss its third quarter 2023 financial results, 2023 and 2024 financial outlook and our acquisition of Vegas.com. Participants may access the live webcast and supplemental earnings presentation on the events page of the Vivid Seats Investor Relations website at https://investors.vividseats.com/events-and-presentations.

About Vivid Seats

Founded in 2001, Vivid Seats is a leading online ticket marketplace committed to becoming the ultimate partner for connecting fans to the live events, artists, and teams they love. Based on the belief that everyone should “Experience It Live,” the Chicago-based company provides exceptional value by providing one of the widest selections of events and tickets in North America and an industry leading Vivid Seats Rewards program where all fans earn on every purchase. Vivid Seats has been chosen as the official ticketing partner by some of the biggest brands in the entertainment industry including ESPN, New York Post, and the Los Angeles Dodgers. Vivid Seats also owns Vivid Picks, a daily fantasy sports app. Through its proprietary software and unique technology, Vivid Seats drives the consumer and business ecosystem for live event ticketing and enables the power of shared experiences to unite people. Vivid Seats has been recognized by Newsweek as one of America’s Best Companies for Customer Service in ticketing. Fans who want to have the best live experiences can start by downloading the Vivid Seats mobile app, going to vividseats.com, or calling 866-848-8499.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release relate to, without limitation: our future results of operations and financial position, including our expectations regarding Marketplace GOV, Revenues and Adjusted EBITDA and the impact of our investments; our expectations with respect to live event industry growth; our competitive positioning; our business strategy; and the plans and objectives of management for future operations. Words such as "estimate," "project," "expect," "anticipate," "forecast," "plan," "intend," "believe," "seek," "may," "will," "should," "future" and "propose," as well as similar expressions which predict or indicate future events or which do not relate to historical matters, are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions, many of which are outside of our control. Important factors that could cause actual results or outcomes to differ materially from those anticipated in the forward-looking statements include, but are not limited to: the supply and demand of large-scale sporting events, concerts and theater shows; our relationships with buyers, sellers and distribution partners; changes in internet search engine algorithms or in marketplace rules; competition in the ticketing industry; the willingness of artists, teams and promoters to continue to support the secondary ticket market; our ability to maintain and improve our platform and brand or to develop successful new solutions and enhancements or improve existing ones; the impact of potential unfavorable legislative developments; the impact of our acquisitions and strategic investments; our successful integration of Wavedash and Vegas.com; the effects of any recession and inflation; ongoing and future effects of pandemics; our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations; the impact of system interruption and the lack of integration and redundancy in our systems and infrastructure; the impact of cyber security risks, data loss or other breaches of our network security; our being a controlled company; and other factors detailed in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors

Kate Africk

Kate.Africk@vividseats.com

Media

Julia Young

Julia.Young@vividseats.com

VIVID SEATS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data) (Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$268,678	$251,542
Restricted cash	1,056	748
Accounts receivable – net	64,829	36,531
Inventory – net	21,533	12,783
Prepaid expenses and other current assets	49,407	29,912
Total current assets	405,503	331,516
Property and equipment – net	10,240	10,431
Right-of-use assets – net	9,291	7,859
Intangible assets – net	113,873	81,976
Goodwill	759,971	715,258
Deferred tax assets	77,376	1,853
Investments	6,042	—
Other non-current assets	2,780	2,538
Total assets	$1,385,076	$1,151,431
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$219,118	$161,312
Accrued expenses and other current liabilities	197,247	181,970
Deferred revenue	34,447	31,983
Current maturities of long-term debt	3,308	2,750
Total current liabilities	454,120	378,015
Long-term debt – net	265,875	264,898
Long-term lease liabilities	15,931	14,911
Tax Receivable Agreement liability	98,977	—
Other non-current liabilities	29,745	13,445
Total long-term liabilities	410,528	293,254
Commitments and contingencies
Redeemable noncontrolling interests	640,717	862,860

Shareholders' deficit
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at September 30, 2023 and December 31, 2022; 101,803,392 and 82,410,774 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	11	8
Class B common stock, $0.0001 par value; 250,000,000 shares authorized, 99,800,000 and 118,200,000 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	10	12
Additional paid-in capital	884,523	663,908
Treasury stock, at cost, 5,291,497 and 4,342,477 shares at September 30, 2023 and December 31, 2022, respectively	(40,106)	(32,494)
Accumulated deficit	(964,561)	(1,014,132)
Accumulated other comprehensive loss	(166)	—
Total Shareholders' deficit	(120,289)	(382,698)
Total liabilities, Redeemable noncontrolling interests, and Shareholders' deficit	$1,385,076	$1,151,431

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$188,133	$156,818	$514,576	$435,284
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	50,462	37,617	130,838	102,203
Marketing and selling	77,006	66,323	196,970	179,963
General and administrative	37,225	30,239	107,921	95,721
Depreciation and amortization	3,301	2,158	8,603	5,269
Change in fair value of contingent consideration	20	(1,220)	(998)	(1,220)
Income from operations	20,119	21,701	71,242	53,348
Other (income) expense:
Interest expense – net	2,544	2,901	8,596	9,542
Loss on extinguishment of debt	—	—	—	4,285
Other income	(1,038)	(65)	(365)	(6,618)
Income before income taxes	18,613	18,865	63,011	46,139
Income tax expense (benefit)	2,595	118	(21,605)	194
Net income	16,018	18,747	84,616	45,945
Net income attributable to redeemable noncontrolling interests	9,341	11,084	35,045	27,368
Net income attributable to Class A Common Stockholders	$6,677	$7,663	$49,571	$18,577

VIVID SEATS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$84,616	$45,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,603	5,269
Amortization of leases	467	1,591
Amortization of deferred financing costs and interest rate cap	688	819
Equity-based compensation expense	20,488	13,982
Change in fair value of warrants	(991)	(6,618)
Change in fair value of derivative asset	83	—
Change in fair value of contingent consideration	(998)	(1,220)
Loss on extinguishment of debt	—	4,285
Loss on asset disposals	51	63
Deferred taxes	(22,678)	—
Non-cash interest income	(125)	—
Foreign currency revaluation losses	542	—
Change in assets and liabilities:
Accounts receivable	(26,147)	(4,292)
Inventory	(8,702)	(2,350)
Prepaid expenses and other current assets	(19,239)	37,778
Accounts payable	50,484	(26,737)
Accrued expenses and other current liabilities	18,415	(73,938)
Deferred revenue	2,464	8,492
Other non-current assets and liabilities	6,365	(1,680)
Net cash provided by operating activities	114,386	1,389
Cash flows from investing activities
Acquisition of business, net of cash acquired	(55,935)	—
Investments in convertible promissory note and warrant	(6,000)	—
Purchases of property and equipment	(785)	(2,727)
Purchases of personal seat licenses	(542)	(165)
Investments in developed technology	(7,770)	(8,988)
Cash adjustment in acquisition	—	(8)
Net cash used in investing activities	(71,032)	(11,888)
Cash flows from financing activities
Payments of February 2022 First Lien Loan	(2,063)	(1,375)
Repurchase of common stock as treasury stock	(7,612)	(3,050)
Cash paid for milestone payments	(6,005)	—
Distributions to non-controlling interest	(11,016)	(4,918)
Payments of June 2017 First Lien Loan	—	(465,712)
Proceeds from February 2022 First Lien Loan	—	275,000
Payments of deferred financing costs and other debt-related costs	—	(4,856)
Net cash used in financing activities	(26,696)	(204,911)
Impact of foreign exchange on cash, cash equivalents, and restricted cash	786	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	17,444	(215,410)
Cash, cash equivalents, and restricted cash – beginning of period	252,290	489,810
Cash, cash equivalents, and restricted cash – end of period	$269,734	$274,400

Use of Non-GAAP Financial Measures

We present Adjusted EBITDA, which is a non-GAAP financial measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results because it excludes the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our business.

Adjusted EBITDA is a key measure used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for making period-to-period comparisons of our business performance and highlighting trends in our operating results.

Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Adjusted EBITDA does not reflect all amounts associated with our operating results as determined in accordance with GAAP and may exclude recurring costs, such as interest expense, equity-based compensation, litigation, settlements and related costs, change in fair value of warrants, change in fair value of derivative assets and foreign currency revaluation (gains)/losses. In addition, other companies may calculate Adjusted EBITDA differently than us, thereby limiting its usefulness as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from Adjusted EBITDA.

The following is a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$16,018	$18,747	$84,616	$45,945
Income tax expense (benefit)	2,595	118	(21,605)	194
Interest expense – net	2,544	2,901	8,596	9,542
Depreciation and amortization	3,301	2,158	8,603	5,269
Sales tax liability(1)	—	(118)	—	2,814
Transaction costs(2)	2,290	538	7,234	4,285
Equity-based compensation(3)	7,578	5,073	20,488	13,982
Loss on extinguishment of debt(4)	—	—	—	4,285
Litigation, settlements and related costs(5)	26	89	260	1,084
Change in fair value of warrants(6)	(1,664)	(65)	(991)	(6,618)
Change in fair value of derivative asset(7)	83	—	83	—
Change in fair value of contingent consideration(8)	20	(1,220)	(998)	(1,220)
Loss on asset disposals(9)	34	63	51	63
Foreign currency revaluation losses(10)	542	—	542	—
Adjusted EBITDA	$33,367	$28,284	$106,879	$79,625
(1)
We have historically incurred sales tax expense in jurisdictions where we expected to remit sales tax payments but were not yet collecting from customers. During the second half of 2021, we began collecting sales tax from customers in the required jurisdictions. The sales tax liability presented herein represents the tax liability for sales tax prior to the date we began collecting sales tax from customers reduced by abatements received, inclusive of any penalties and interest assessed by the jurisdictions. The remaining historic sales tax liability payments were made during the year ended December 31, 2022.
(2)
This consists of legal, accounting, tax and other professional fees; personnel-related costs, which consist of retention bonuses; and integration costs. Transaction costs recognized in 2023 were primarily related to the a secondary offering of our Class A common stock and our acquisitions and strategic investments. Transaction costs recognized in 2022 were primarily related to our acquisitions and strategic investments, the refinancing of the June 2017 First Lien Loan with the February 2022 First Lien Loan and our exchange offering of shares of our Class A common stock for properly tendered public warrants.

(3)
We incur equity-based compensation expenses for profits interests issued prior to the merger transaction with Horizon Acquisition Corporation (the “Merger Transaction”) and equity granted pursuant to the 2021 Incentive Award Plan, which we do not consider to be indicative of our core operating performance.
(4)
Losses incurred resulted from the extinguishment of the June 2017 First Lien Loan in February 2022.
(5)
This relates to external legal costs, settlement costs and insurance recoveries, which were unrelated to our core business operations.
(6)
This relates to the revaluation of warrants to purchase common units of Hoya Intermediate, LLC held by Hoya Topco, LLC following the Merger Transaction.
(7)
This relates to the revaluation of derivatives recorded at fair value.
(8)
This relates to the revaluation of Vivid Picks cash earnouts.
(9)
This relates to asset disposals, which are not considered indicative of our core operating performance.
(10)
This relates to unrealized foreign currency revaluation losses from the remeasurement of non-operating assets and liabilities denominated in non-functional currencies on the balance sheet date.

Exhibit 99.2

Vivid Seats Announces Acquisition of Vegas.com

Strategic Transaction Furthers Vivid Seats’ Position as a Leading Online Marketplace

CHICAGO, IL – November 7, 2023 – Vivid Seats Inc. (NASDAQ: SEAT) (“Vivid Seats”), a leading marketplace that utilizes its technology platform to connect millions of buyers with thousands of ticket sellers across hundreds of thousands of events each year, today announced its acquisition of Vegas.com, the leading entertainment marketplace for consumers exploring Las Vegas, in a cash and stock transaction valued at approximately $240 million1.

Vegas.com is a two-sided marketplace and the ultimate destination for live event enthusiasts visiting Las Vegas. As the local market authority, Vegas.com provides the most comprehensive event inventory of shows, attractions, and tours in Las Vegas, one of the world’s most desirable destinations for leisure and business travel. Vegas.com also offers an end-to-end travel shopping experience complete with flights and hotels.

“We are thrilled to announce the acquisition of this strategic asset that will enhance our scale and reach in the entertainment capital of the U.S. and beyond,” said Stan Chia, Vivid Seats CEO. “This transaction will increase our scale and reach in this key market, bring incremental unique inventory through strategic partnerships and offer long-term synergistic upside, while increasing our TAM by over $6 billion. As we continue to expand our reach and capabilities as a leading global marketplace, we are pleased that our strong balance sheet and robust cash flow are enabling multiple strategic investments."

BakerHostetler served as Vivid Seats’ legal advisor. J.P. Morgan Securities LLC acted as exclusive financial advisor to Vegas.com and its sellers. Brownstein Hyatt Farber Schreck, LLP served as legal counsel to Vegas.com.

Additional details on the transaction will be discussed on the Company’s third quarter earnings conference call.

1 Approximately $151.2 million in cash and $88.8 million in shares of Vivid Seats’ Class A common stock.

About Vivid Seats

Founded in 2001, Vivid Seats is a leading online ticket marketplace committed to becoming the ultimate partner for connecting fans to the live events, artists, and teams they love. Based on the belief that everyone should “Experience It Live,” the Chicago-based company provides exceptional value by providing one of the widest selections of events and tickets in North America and an industry leading Vivid Seats Rewards program where all fans earn on every purchase. Vivid Seats has been chosen as the official ticketing partner by some of the biggest brands in the entertainment industry including ESPN, New York Post, and the Los Angeles Dodgers. Vivid Seats also owns Vivid Picks, a daily fantasy sports app. Through its proprietary software and unique technology, Vivid Seats drives the consumer and business ecosystem for live event ticketing and enables the power of shared experiences to unite people. Vivid Seats has been recognized by Newsweek as one of America’s Best Companies for Customer Service in ticketing. Fans who want to have the best live experiences can start by downloading the Vivid Seats mobile app, going to vividseats.com, or calling 866-848-8499.

About Vegas.com

Vegas.com is the leading entertainment and hospitality marketplace for consumers exploring Las Vegas. The company provides insider access to some of the most iconic landmarks, resorts and casinos on the legendary Las Vegas Strip with deals on shows, hotels, vacation packages, tours, attractions, dining and nightlife. Vegas.com has partnered with MGM Resorts, Caesars Entertainment, The Venetian, and The Mirage Casino. We invite you to Las Vegas, not just tell you to go there. We live in Vegas. We work here, play here, and party here. We’re your Vegas insiders with all the on-the-ground and behind-the-scenes intelligence you need to know. Plan your best Las Vegas vacation with Vegas.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release relate to, without limitation, the anticipated benefits of the transaction. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “likely,” “may,” “designed,” “would,” “future,” “can” and “could,” as well as similar expressions which predict or indicate future events and trends or which do not relate to historical matters, are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results, and are subject to risks, uncertainties and assumptions, many of which are outside of Vivid Seats’ control. Important factors that could cause actual results or outcomes to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those detailed in Vivid Seats’ most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. Vivid Seats undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors

Kate Africk

Kate.Africk@vividseats.com

Media

Julia Young

Julia.Young@vividseats.com